Exhibit 2

CREDIT AGREEMENT

Dated as of

March 11, 2019

among

PRAIRIE ECI ACQUIROR LP,

PRAIRIE VCOC ACQUIROR LP

and

PRAIRIE NON-ECI ACQUIROR LP

as the Borrowers,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME,

BIP HOLDINGS MANAGER L.L.C.,

as Parent Pledgor,

CREDIT SUISSE AG,

as Administrative Agent and as Collateral Agent

and

THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME

CREDIT SUISSE LOAN FUNDING LLC,

CITIBANK, N.A.,

JEFFERIES FINANCE LLC,

MUFG BANK, LTD. and

BLACKSTONE HOLDINGS FINANCE CO. L.L.C.

as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES

1.01A	Commitments
1.01B	Collateral Documents
1.01C	Closing Date L/Cs
2.15	Disbursement Accounts and Collateral Proceeds Accounts
5.05	Certain Liabilities
5.10	Subsidiaries
6.16	Post-Closing Deliveries
7.01(b)	Existing Liens
7.02(d)	Existing Investments
7.03(b)	Existing Indebtedness
7.05(c)	Closing Date Dispositions
7.07	Transactions with Affiliates
7.08	Certain Contractual Obligations
10.02(a)	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Note
C-1	Compliance Certificate
C-2	Solvency Certificate
D	Assignment and Assumption
E-1	Security Agreement
E-2	Pledge Agreement
F	Perfection Certificate
G-1	First Lien Intercreditor Agreement
G-2	Junior Lien Intercreditor Agreement
H-1	US Tax Compliance Certificate (Foreign Non-Partnership Lenders)
H-2	US Tax Compliance Certificate (Foreign Non-Partnership Participants)
H-3	US Tax Compliance Certificate (Foreign Partnership Lenders)
H-4	US Tax Compliance Certificate (Foreign Partnership Participants)
I-1	Affiliated Lender Assignment and Assumption
I-2	Affiliated Lender Notice
I-3	Acceptance and Prepayment Notice
I-4	Discount Range Prepayment Notice
I-5	Discount Range Prepayment Offer
I-6	Solicited Discounted Prepayment Notice
I-7	Solicited Discounted Prepayment Offer
I-8	Specified Discount Prepayment Notice
I-9	Specified Discount Prepayment Response
J	Borrower Joinder Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (as the same may be amended, restated, amended and restated, refinanced, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of March 11, 2019, among Prairie ECI Acquiror LP, a Delaware limited partnership (together with its successors, the “ECI Borrower” or the “Borrower Representative”), Prairie VCOC Acquiror LP, a Delaware limited partnership (together with its successors, the “VCOC Borrower”), and Prairie Non-ECI Acquiror LP, a Delaware limited partnership (together with its successors, the “Non-ECI Borrower” and, together with the ECI Borrower and the VCOC Borrower, the “Borrowers”, and each a “Borrower”), Prairie ECI Acquiror Holdco LP, a Delaware limited partnership and the direct parent of the ECI Borrower (together with its successors, the “ECI Parent Guarantor”), Prairie VCOC Acquiror Holdco LP, a Delaware limited partnership and the direct parent of the VCOC Borrower (together with its successors, the “VCOC Parent Guarantor”), Prairie Non-ECI Acquiror Holdco LP, a Delaware limited partnership and the direct parent of the Non-ECI Borrower (together with its successors, the “Non-ECI Parent Guarantor” and, together with the ECI Parent Guarantor and the VCOC Parent Guarantor, the “Parent Guarantors”, and each a “Parent Guarantor”), BIP Holdings Manager L.L.C., a Delaware limited liability company and the general partner of each of the Borrowers (together with its successors, the “Parent Pledgor”), Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate), as Administrative Agent and as Collateral Agent, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Borrowers intend to acquire, directly or indirectly, from the Sellers, in accordance with the terms of the Acquisition Agreement (the “Acquisition”), all of the membership interests (the “GP Interests”) in Tallgrass Energy GP, LLC, a Delaware limited liability company (together with any successor thereto, “TGE GP”), which is the general partner of Tallgrass Energy, LP, a Delaware limited partnership (together with any successor thereto, “TGE”), 21,751,018 class A shares (the “Class A Shares”) of TGE, 100,655,121 class B shares (the “Class B Shares”) of TGE and 100,655,121 membership units of Tallgrass Equity, LLC, a Delaware limited liability company (together with any successor thereto, “TE”) (the “TE Units” and, together with the GP Interests, the Class A Shares and the Class B Shares (in each case, whether acquired on or after the Closing Date and without limitation based on the number of shares or units referenced above), collectively, the “Target Shares”; and the Target Shares acquired on the Closing Date, the “Subject Interests”).

The Borrowers have requested that, upon satisfaction or waiver of the conditions set forth in Section 4.01, the Lenders extend credit to the Borrowers in the form of the Initial Term Loans on the Closing Date in an initial aggregate principal amount equal to the aggregate Initial Commitment of all of the Lenders.

The proceeds of the Initial Term Loans will be used by the Borrowers, directly or indirectly, to fund (i) the Acquisition and transactions related thereto, (ii) the Debt Service Reserve Account and on-going debt service, and (iii) the Transaction Expenses. The applicable Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement (including in the preliminary statements hereto), the following terms shall have the meanings set forth below:

“Acceptable Discount” has the meaning set forth in Section 2.03(a)(iv)(D)(2).

“Acceptable L/C Issuer” means any bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by S&P (or if not rated by S&P, a comparable rating from an internationally recognized credit rating agency) and A3 or higher by Moody’s (or if not rated by Moody’s, a comparable rating from an internationally recognized credit rating agency) at the time it issues a DSR L/C; provided that if any such bank or financial institution ceases to satisfy the foregoing ratings requirement, it shall remain an “Acceptable L/C Issuer” unless such failure has continued for a period of forty-five (45) days or more.

“Acceptable Prepayment Amount” has the meaning set forth in Section 2.03(a)(iv)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower Representative’s acceptance of the Acceptable Discount in substantially the form of Exhibit I-3.

“Acceptance Date” has the meaning set forth in Section 2.03(a)(iv)(D)(2).

“Account Termination Date” means the first date on which the Consolidated Total Net Leverage Ratio is equal to or less than 3.25 to 1.00.

“Acquired Business” means each of TGE GP, TGE, any direct or indirect Subsidiary thereof, and any successor to any of the foregoing.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA”.

“Acquisition” has the meaning set forth in the preliminary statements to this Agreement.

“Acquisition Agreement” means that certain Purchase Agreement (including all schedules and exhibits thereto), dated as of January 30, 2019 (as may be amended, supplemented or otherwise modified and in effect from time to time by such amendments, supplements or other modifications that are not materially adverse to the interests of the Lenders) by and among Tallgrass Energy Holdings, LLC, a Delaware limited liability company, Tallgrass Holdings, LLC, a Delaware limited liability company, KIA VIII (Rubicon), L.P., a Delaware limited partnership, KEP VI AIV (Rubicon), LLC, a Delaware limited liability company, Tallgrass KC, LLC, a Delaware limited liability company, William R. Moler Revocable Trust, under trust agreement dated August 27, 2013 and David G. Dehaemers, Jr. Revocable Trust, a revocable trust under trust agreement dated April 26, 2006 (the foregoing entities collectively, the “Sellers”), GP Acquiror, a Delaware limited liability company, ECI Borrower, VCOC Borrower, Non-ECI Borrower, David G. Dehaemers, John T. Raymond and Frank J. Loverro.

“Acquisition Agreement Representations” has the meaning set forth in Section 4.01(e).

“Additional Borrower” has the meaning set forth in Section 6.11.

“Additional Lender” has the meaning set forth in Section 2.12(c).

“Additional Parent” has the meaning set forth in Section 6.11.

“Additional Refinancing Lender” has the meaning set forth in Section 2.13(a).

“Administrative Agent” means Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate), in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02(a), or such other address or account as the Administrative Agent may from time to time notify the Borrower Representative and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in such form as may be supplied from time to time by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Lender” means, at any time, any Lender that is (a) an Investor (including portfolio companies of the Investors notwithstanding the exclusion in the definition of “Investors”) (other than (i) the Borrowers or the Guarantors or any of their respective Subsidiaries and (ii) any Debt Fund Affiliate), (b) a Non-Debt Fund Affiliate of an Investor or (c) a direct or indirect holding company of any Borrower, at such time.

“Affiliated Lender Assignment and Assumption” has the meaning set forth in Section 10.07(k)(i).

“Affiliated Lender Cap” has the meaning set forth in Section 10.07(k)(iii).

“Agent-Related Persons” means the Agents and the Lead Arrangers, together with their respective Affiliates and the officers, directors, employees, partners, agents, advisors, attorneys-in-fact and other representatives of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a Eurocurrency Rate or Base Rate floor, or otherwise, in each case, incurred or payable by the Loan Parties generally to all lenders of such Indebtedness; provided that OID and upfront fees shall be equated to an interest rate assuming a four (4)-year life to maturity (e.g., 100 basis points of original issue discount equals to 25 basis points of interest margin for a four (4) year average life to maturity) or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness; and provided, further, that (a) “All-In Yield” shall not include amendment fees, consent fees, arrangement fees, structuring fees, commitment fees, underwriting fees, placement fees, advisory fees, success fees, ticking fees, undrawn commitment fees and similar fees (regardless of whether any of the foregoing fees are paid to, or shared with, in whole or in part any or all lenders of such Indebtedness), any fees not paid or payable in the primary syndication of such Indebtedness or other fees not paid or payable generally to such lenders ratably and (b) if any Incremental Term Loans include a Eurocurrency Rate or Base Rate floor that is greater than the Eurocurrency Rate or Base Rate floor applicable to any existing Class of Term Loans, such differential between Eurocurrency Rate or Base Rate floors, as applicable, shall be included in the calculation of All-In Yield, but only to the extent an increase in the Eurocurrency Rate or Base Rate floor applicable to the existing Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the Eurocurrency Rate and Base Rate floors (but not the Applicable Rate, unless the Borrower Representative otherwise elects in its sole discretion) applicable to the existing Term Loans shall be increased to the extent of such differential between Eurocurrency Rate or Base Rate floors, as the case may be.

“Applicable Cash Percentage” means, for any fiscal quarter: (a) seventy-five percent (75.0%) if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal quarter is greater than 3.25:1.00, (b) fifty percent (50.0%) if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal quarter is equal to or less than 3.25:1.00 but greater than 2.50:1.00; and (c) zero percent (0.0%) if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal quarter is less than or equal to 2.50:1.00.

“Applicable Discount” has the meaning set forth in Section 2.03(a)(iv)(C)(2).

“Applicable Period” has the meaning set forth in Section 10.21.

“Applicable Rate” means, with respect to the Initial Term Loans, a percentage per annum equal to (a) for Eurocurrency Rate Loans, 4.75 percent (4.75%) and (b) for Base Rate Loans, 3.75 percent (3.75%); provided that from and after the first date on which the Borrowers deliver to the Administrative Agent financial statements pursuant to Section 6.01(a) or (b) with a corresponding Compliance Certificate demonstrating that the Consolidated Total Net Leverage Ratio is equal to or less than 3.50:1.00, such percentage per annum shall equal (a) for Eurocurrency Rate Loans, 4.50 percent (4.50%) and (b) for Base Rate Loans, 3.50 percent (3.50%).

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignees” has the meaning set forth in Section 10.07(b)(i).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Assignment Taxes” has the meaning set forth in Section 3.01(b).

“Attorney Costs” means and includes all reasonable and documented fees, out-of-pocket expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrowers (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.03(a)(iv); provided that the Borrowers shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither of the Borrowers nor any of their respective Affiliates may act as the Auction Agent.

“Audited Financial Statements” means the audited consolidated balance sheets and related consolidated statements of income, changes in equity and cash flows of TEP for the year ended December 31, 2018.

“Available Cash” means, with respect to any fiscal quarter, an amount equal to the cash or Cash Equivalents actually distributed by the Acquired Business to any Borrower or Subsidiary Guarantor during such fiscal quarter. For the avoidance of doubt, “Available Cash” shall not include proceeds from Dispositions of property of any Loan Party.

“Available Draw Amount” means, as of any date of determination with respect to any letter of credit, the amount available to be drawn thereunder on such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the U.S. Bankruptcy Code, being Title 11 of the U.S. Code.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the NYFRB Rate in effect on such day plus 1⁄2 of 1.0%, (b) the Prime Rate in effect for such day and (c) the Eurocurrency Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for deposits in Dollars for a one-month Interest Period plus 1.0%; provided that for the avoidance of doubt, the Eurocurrency Rate for any day shall be the LIBO Screen Rate, or any applicable successor page or such other commercially available published source providing such quotations as may be approved by the Administrative Agent and the Borrower Representative from time to time, at approximately 11:00 a.m. (London time) two (2) Business Days prior to such day for deposits in Dollars with a term of one month commencing on such day. Notwithstanding the foregoing, the Base Rate will be deemed to be 1.0% per annum if the Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 1.0% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the NYFRB Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (a) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate, respectively.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding individual beneficial ownership solely to the extent required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Blackstone Funds” means, individually or collectively, any investment fund, co-investment vehicles and/or other similar vehicles or accounts, in each case managed or advised by an Affiliate of The Blackstone Group L.P., or any of their respective successors.

“Bona Fide Debt Fund” means any fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.

“Borrower” and “Borrowers” have the meaning set forth in the introductory paragraph to this Agreement and shall include each Additional Borrower that becomes party hereto pursuant to Section 6.11.

“Borrower Joinder Agreement” means an agreement substantially in the form of Exhibit J hereto, duly executed by an Additional Borrower.

“Borrower Materials” has the meaning set forth in Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means the offer by any Loan Party to make a voluntary prepayment of Term Loans at the Specified Discount pursuant to Section 2.03(a)(iv)(B).

“Borrower Representative” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Loan Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.03(a)(iv)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Loan Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.03(a)(iv)(D).

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Class and Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York and if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits are conducted by and between banks in the London interbank eurodollar market.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease; provided that any obligations of any Person or its Subsidiaries either existing on the Closing Date or created prior to any re-characterization described below (a) that were not included on the consolidated balance sheet of such Person as financing or capital lease obligations and (b) that are subsequently re-characterized as financing or capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under this Agreement (including, without limitation, the calculation of Consolidated Net Income and Consolidated EBITDA) not be treated as financing or capital lease obligations, Capitalized Lease Obligations or Indebtedness.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as financings or capital leases (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP; provided, further, that for purposes of calculations made pursuant to the terms of this Agreement or compliance with any covenant, GAAP will be deemed to treat leases in a manner consistent with its treatment under GAAP as of December 31, 2018, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

“Cash Available for Debt Service” has the meaning set forth in the definition of “Debt Service Coverage Ratio”.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by any Person:

(a)	Dollars, Euros or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(b)

securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of twenty-four (24) months or less from the date of acquisition;

(c)

certificates of deposit, time deposits and eurodollar time deposits with maturities of twenty-four (24) months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one (1) year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $1,000,000,000 in the case of non-U.S. banks;

(d)

repurchase obligations for underlying securities of the types described in clauses (b), (e), (f), (g) and (h) entered into with any financial institution or recognized securities dealer meeting the qualifications applicable to banks specified in clause (c) above;

(e)

commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within twenty-four (24) months after the date of creation thereof;

(f)

marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(g)

readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of twenty-four (24) months or less from the date of acquisition;

(h)

readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of twenty-four (24) months or less from the date of acquisition;

(i)

Investments with average maturities of twelve (12) months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(j)

investments in “money market funds” within the meaning of Rule 2a7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments issued by a financial institution having total assets in excess of $5,000,000,000;

(k)

securities with maturities of twelve (12) months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (l) below;

(l)

Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of twenty-four (24) months or less from the date of acquisition; and

(m)	investment funds investing at least ninety percent (90%) of their assets in securities of the types described in clauses (a) through (l) above.

In the case of Investments by any Foreign Subsidiary that is a Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (a) through (h) and clauses (j), (k), (l) and (m) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing investments in clauses (a) through (m) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above; provided that such amounts are converted into any currency listed in clause (a) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes regardless of the treatment of such items under GAAP.

“Cash Flow Available for Distribution” means, at any time, an aggregate amount, not less than zero, determined on a cumulative basis equal to the sum of, without duplication:

(a)

the sum of (i) the Cumulative Retained Available Cash Amount at such time, (ii) aggregate amount of all Declined Proceeds as of such time, and (iii) the aggregate amount of all amounts released from the Debt Service Reserve Account pursuant to Section 2.15(c)(i)(2) or Section 2.15(e) at such time, minus

(b)

the sum of the amounts included in clause (a) above used to (i) incur Liens pursuant to Section 7.01(r), (ii) make Investments pursuant to Section 7.02(q), (iii) incur Indebtedness pursuant to Section 7.03(l), (iv) pay dividends or make distributions pursuant to Section 7.06(c) and (v) make payments or distributions in respect of Junior Financings pursuant to Section 7.10(a)(iv);

provided that, for the purpose of determining Cash Flow Available for Distribution, Available Cash shall exclude amounts distributed by the Acquired Business to any Borrower or Subsidiary Guarantor as a return of the original amount of Investments therein made pursuant to Section 7.02(k), 7.02(m)(ii) or 7.02(q) if (i) such Investment was made and returned during the same fiscal quarter and (ii) the primary purpose of such Investment and return thereof was to cause an increase to the Quarterly Retained Available Cash Amount with respect to such fiscal quarter.

“Cash Management Bank” means any Person that (a) is an Agent, a Lead Arranger or a Lender or an Affiliate of an Agent, a Lead Arranger or a Lender or (b) was an Agent, a Lead Arranger or a Lender or an Affiliate of an Agent, a Lead Arranger or a Lender at the time it entered into a Treasury Services Agreement in its capacity as a party thereto and (other than a Person already party hereto as the Collateral Agent or a Lender) that delivers to the Administrative Agent and the Collateral Agent a letter agreement reasonably satisfactory to the Administrative Agent and the Collateral Agent (i) appointing the Collateral Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Sections 10.05, 10.15 and 10.16 and Article IX as if it were a Lender.

“Cash Management Obligations” means the obligations owed by any Borrower or Guarantor to any Cash Management Bank under any Treasury Services Agreements.

“Casualty Event” means any (a) damage to, destruction of, or other casualty or loss involving, any property or asset or (b) seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event in respect of, any property or asset.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change of Control” shall be deemed to occur if:

(a) at any time prior to a Qualified IPO, any combination of the Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate, Equity Interests representing at least 50.0% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Pledgor;

(b) at any time after a Qualified IPO, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than (i) any combination of the Permitted Holders or (ii) any “group” including any Permitted Holders (provided that the Investors and Management Stockholders beneficially own more than 50.0% of all voting interests beneficially owned by such “group”), shall have acquired beneficial ownership of 50.0% or more on a fully diluted basis of the voting interest in the Parent Pledgor’s Equity Interests and the Investors shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in the Parent Pledgor’s Equity Interests;

(c) the Parent Pledgor shall cease to own directly or indirectly 100.0% of the general partner interests in the Parent Guarantors;

(d) the Parent Pledgor and Parent Guarantors shall cease to own directly or indirectly 100.0% of the Equity Interests of the Borrowers;

(e) the Borrowers shall cease to own directly or indirectly at least 50.1% of the Equity Interests of the Subsidiary Guarantors;

(f) the Borrowers or Subsidiary Guarantors shall cease to own directly or indirectly at least 50.1% of the Equity Interests of TGE GP;

(g) TGE GP ceases to own directly or indirectly at least 50.1% of the general partner interests in TGE; or

(h) a “change of control” (or similar event) shall occur under any Indebtedness for borrowed money permitted to be incurred under Section 7.03 with an aggregate outstanding principal amount in excess of the Threshold Amount or any Permitted Refinancing Indebtedness in respect of any of the foregoing with an aggregate outstanding principal amount in excess of the Threshold Amount;

unless, in the case of clause (e) or (f), the Permitted Holders have, at such time, directly or indirectly, the right or the ability, by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors of TGE GP.

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Initial Commitments, Incremental Commitments, Refinancing Commitments of a given Refinancing Series or Extended Term Loans of a given Extension Series, and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Initial Term Loans,

Incremental Term Loans, Refinancing Term Loans of a given Refinancing Series or Extended Term Loans of a given Extension Series. Initial Commitments, Incremental Commitments or Refinancing Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class. There shall be no more than an aggregate of eight (8) Classes of Facilities under this Agreement.

“Class A Shares” has the meaning set forth in the preliminary statements to this Agreement.

“Class B Shares” has the meaning set forth in the preliminary statements to this Agreement.

“Closing Date” means March 11, 2019, the first date on which all conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Closing Fee” means those fees required to be paid on the Closing Date pursuant to the Fee Letter.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means (a) the “Collateral” as defined in the Security Agreement, (b) all the “Collateral”, “Pledged Collateral”, “Pledged Assets” or “Account Collateral” as defined in any other Collateral Document and (c) any other assets pledged or in which a Lien is granted, in each case, pursuant to any Collateral Document.

“Collateral Account” means any Debt Service Reserve Account, Disbursement Account or Collateral Proceeds Account.

“Collateral Agent” means Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate), in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)

the Administrative Agent and the Collateral Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) or from time to time pursuant to Section 6.11, Section 6.12 or Section 6.16, subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party party thereto;

(b)	the Obligations shall have been guaranteed by the Guarantors pursuant to the Guaranty;

(c)

the Obligations and the Guaranty shall have been secured pursuant to the Security Agreement by a first-priority security interest, subject to Liens permitted by Section 7.01, in (i) all the Equity Interests in the Borrowers and Subsidiary Guarantors and (ii) the Target Shares owned by any Borrower or Guarantor;

(d)

all Pledged Debt owing to any Borrower or Guarantor that is evidenced by a promissory note with a principal amount in excess of $10,000,000 shall have been delivered to the Collateral Agent pursuant to the Security Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(e)

the Obligations and the Guaranty shall have been secured by a perfected security interest in substantially all now owned or at any time hereafter acquired tangible and intangible assets of each Borrower and Guarantor (including Equity Interests, intercompany debt, accounts, inventory, equipment, investment property, contract rights, intellectual property, other general intangibles and proceeds of the foregoing), in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction); and

(f)

except as otherwise contemplated by this Agreement or any Collateral Document, all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and United States Copyright Office, required by the Collateral Documents, applicable Law or reasonably requested by the Administrative Agent or the Collateral Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents and the other provisions of the term “Collateral and Guarantee Requirement”, shall have been filed, registered or recorded or delivered to the Administrative Agent or the Collateral Agent for filing, registration or recording.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A) the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in or taking other actions with respect to the following (collectively, the “Excluded Assets”),

(i) (x) any Equity Interests constituting general partner interests in TGE and (y) any Target Shares acquired after the Closing Date (other than (i) Target Shares acquired from another Loan Party subject to a Lien in favor of the Secured Parties, (ii) Target Shares acquired in connection with the conversion of Class B Shares constituting Collateral into Class A Shares and (iii) Target Shares acquired with the proceeds of Incremental Term Loans, Incremental Equivalent Debt or other Indebtedness permitted by Section 7.03 hereof (except to the extent the inclusion of such Target Shares as part of the Collateral would violate Regulation T, U or X issued by the FRB));

(ii) Excluded Cash;

(iii) (x) commercial tort claims where the amount of damages claimed by the applicable Loan Party is less than $20,000,000 and (y) motor vehicles and other assets subject to certificates of title,

(iv) except with respect to the pledge of Equity Interests in the Target Shares held by the Loan Parties, any particular asset, if the pledge thereof or the security interest therein is restricted or prohibited by Law (including any requirement to obtain the consent of any governmental authority or third party (other than a Loan Party) unless such consent has been obtained) after giving effect to the anti-assignment provision of the Uniform Commercial Code (other than proceeds and receivables thereof), the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition or restriction,

(v) Equity Interests in any Person other than the Borrowers and Subsidiary Guarantors and any direct wholly owned Domestic Subsidiary of any Borrower or Subsidiary Guarantor (other than Equity Interests in any Excluded Subsidiary), including the Equity Interests in any Person described in clauses (xiv) and (xv) (provided that Target Shares shall constitute an “Excluded Asset” only to the extent set forth in clause (i) above),

(vi) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the anti-assignment provision of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition or restriction,

(vii) the creation or perfection of pledges of, or security interests in, any property or assets that would result in material adverse U.S. federal income tax consequences to any Loan Party or any Parent Company of any Loan Party, as reasonably determined by the Borrower Representative in consultation with the Administrative Agent,

(viii) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished by the filing of a Uniform Commercial Code financing statement,

(ix) any intent-to-use application trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal Law,

(x) any cash or Cash Equivalents, deposit accounts, securities accounts and any other similar accounts (including any securities entitlements or related assets), in each case, other than (x) the Collateral Accounts (including, for the avoidance of doubt, cash or Cash Equivalents, any securities entitlements or related assets on deposit therein), (y) accounts with respect to which Equity Interests constituting Collateral are credited (including securities entitlements and related assets) (except to the extent solely consisting of Equity Interests excluded by clause (i) above), and (z) cash and Cash Equivalents representing the proceeds of other Collateral,

(xi) any lease, license, contract, agreement, asset or other general intangible or any property subject to a purchase money security interest, Capitalized Lease Obligation or similar arrangement, in each case permitted under this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license, contract, agreement, asset or other general intangible, Capitalized Lease Obligations or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition,

(xii) any particular asset located in or governed by any non-U.S. jurisdiction or agreement (other than stock certificates otherwise required to be pledged, certain material debt otherwise required to be pledged and assets that can be perfected by the filing of a Uniform Commercial Code financing statement),

(xiii) any particular assets if the Administrative Agent and the Borrower Representative reasonably agree in writing that the burden, cost or consequences (including any adverse tax consequences) of creating or perfecting such pledges or security interests therein is excessive in relation to the practical benefits to be obtained therefrom by the Lenders under the Loan Documents,

(xiv) voting Equity Interests in any Foreign Subsidiary, CFC or FSHCO representing more than sixty-five percent (65.0%) of the voting power of all outstanding Equity Interests of such Foreign Subsidiary, CFC or FSHCO, or

(xv) any asset of any CFC;

(B) (i) the foregoing definition of “Collateral and Guarantee Requirement” shall not require control agreements, other control arrangements or perfection by “control” with respect to cash, Cash Equivalents, deposit accounts, securities accounts or, commodity accounts or Equity Interests, including any securities entitlements or related assets on deposit in any account or any other Collateral (other than in respect of (x) the Disbursement Accounts, the Collateral Proceeds Accounts and, prior to the Account Termination Date, the Debt Service Reserve Accounts, (y) certificated Equity Interests constituting “securities” within the meaning of Article 8 of the UCC and (z) uncertificated Equity Interests constituting Class A Shares that are Subject Interests, Class B Shares or membership units of TE that are “securities” within the meaning of Article 8 of the UCC), (ii) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S., including any IP Rights registered in any non-U.S. jurisdiction, or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (iii) no actions other than the filing of a financing statement under the Uniform Commercial Code with respect to any Borrower or Guarantor shall be required to perfect security interests in any Collateral consisting of notes or other evidence of Indebtedness, except to the extent set forth in clause (d) to the first paragraph of this definition, (iv) no actions other than the filing of Uniform Commercial Code financing statements and Control Agreements with respect to the Disbursement Accounts, the Collateral

Proceeds Accounts and, prior to the Account Termination Date, the Debt Service Reserve Accounts, shall be required to perfect security interest in any Collateral consisting of proceeds of other Collateral, (v) no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement, (vi) no landlord waivers, bailee letters, estoppels, warehouseman waivers or other collateral access or similar letters or agreements shall be required and (vii) except to the extent that perfection and priority may be achieved by the filing of a financing statement under the Uniform Commercial Code with respect to any Borrower or Guarantor, the Loan Documents shall not contain any requirements as to perfection or priority with respect to any assets or property described in clause (ii) of this clause (B);

(C) the Administrative Agent in its discretion may grant extensions of time for the creation or perfection of security interests in or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) or any other compliance with the requirements of this definition where it reasonably determines, in consultation with the Borrower Representative, that the creation or perfection of security interests or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents; provided that the Administrative Agent and Collateral Agent shall have received on or prior to the Closing Date (i) Uniform Commercial Code financing statements in appropriate form for filing under the Uniform Commercial Code in the jurisdiction of incorporation or organization of each Loan Party and (ii) any certificates or instruments representing or evidencing Equity Interests in or held by any Borrower or Guarantor constituting “certificated securities” under Article 8 of the UCC (including the Subject Interests) accompanied by instruments of transfer and stock powers undated and endorsed in blank (or confirmation in lieu thereof reasonably satisfactory to the Administrative Agent or its counsel that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel) (provided that any stock certificate representing any Subject Interests (and the related undated stock powers endorsed in blank) required to be delivered shall only be required to be delivered on the Closing Date to the extent such stock certificate is provided to the Borrowers by the Sellers on or prior to the Closing Date); provided further that the Collateral Agent shall have received the items set forth on Schedule 1.01B on or prior to the date(s) set forth therein; and

(D) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the Control Agreements, the Pledge Agreement, any Intellectual Property Security Agreement, each of the collateral assignments, security agreements, pledge agreements, any other intellectual property security agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to Section 4.01, Section 6.11, Section 6.12 or Section 6.16, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties to secure the Obligations.

“Collateral Proceeds Account” means a deposit account or securities account of a Borrower or Guarantor, established with one or more Securities Intermediaries or Depositary Banks and designated as a “Collateral Proceeds Account” in writing to the Administrative Agent and the Collateral Agent, in each case without limiting Section 6.16 to the extent otherwise applicable, that is subject to a Control Agreement and which the proceeds (whether in the form of cash, Cash Equivalents or securities or like instruments (unless such securities or like instruments have been pledged to the Collateral Agent)) of any Disposition of Equity Interests in the Acquired Business constituting Collateral are deposited into (and no other amounts are deposited therein).

“Combined Indebtedness” means, as of any date of determination with respect to any Person, subject to the definition of “Designated Revolving Commitments,” an amount equal to the sum of (i) the Consolidated Total Net Debt of TEP and its consolidated Subsidiaries on such date and (ii) the Consolidated Total Net Debt of any other Person (including REX) on such date that is not consolidated with TEP in proportion to TEP’s direct or indirect economic ownership interest in such other Person; provided that, in the case of this clause (ii), such Person would constitute a Subsidiary of TEP if its financial results were consolidated with the financial results of TEP.

“Combined Total Net Leverage Ratio” means, with respect to any Person and any Test Period, subject to the definition of “Designated Revolving Commitments,” the ratio of (a) Combined Indebtedness of such Person as of the last day of the most recently ended Test Period to (b) Consolidated EBITDA of such Person for such Test Period.

“Commencement Date” means, in respect of any Material Project, the earlier of (a) the date the construction or expansion of such Material Project commences and (b) the date of the first material cash expenditures in connection with the acquisition of any Real Property to facilitate the construction or expansion of such Material Project.

“Commercial Operation” shall be deemed achieved for any Material Project at such time, at or after the completion of construction or expansion thereof and the initial placement thereof into service, as such Material Project first realizes the long-term revenue levels reasonably expected by the Borrower Representative for such Material Project.

“Commercial Operation Date” means, with respect to any Material Project, the date on which such Material Project has achieved full and complete Commercial Operation.

“Commitment” means, as to each Lender, its obligation to make a Term Loan to the Borrowers hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.04 and (b) reduced, increased or extended from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or (iv) an Extension.

“Commitment Letter” means that certain Commitment Letter dated January 30, 2019, between the Borrowers and the Lead Arrangers, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning set forth in the preliminary statements to this Agreement.

“Company Power” means, with respect to each applicable action, event or circumstance of TGE GP, TGE or their respective Subsidiaries, such action, event or circumstance that is within the actual power and authority of the applicable Loan Party to cause TGE GP, TGE or such Subsidiary thereof to take, do, cause or allow such action, event or circumstance or to prevent TGE GP, TGE or such Subsidiary from taking, doing, causing or allowing to exist such action, event or circumstance, subject to any fiduciary or similar duties, in each case as reasonably determined by the Borrower Representative in good faith.

“Compensation Period” has the meaning set forth in Section 2.10(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1.

“Consolidated EBITDA” means, with respect to any Person for any period, an amount equal to Consolidated Net Income of such Person and its Subsidiaries for such period plus

(x) the sum of the following, without duplication, and in the cases of clauses (a), (b), (e) and (f) to the extent deducted in calculating such Consolidated Net Income:

(a)

(i) provision for all Taxes (whether or not paid, estimated or accrued) based on income, profits (including any margin tax related thereto), revenue or capital gains of such Person and its Subsidiaries, including without limitation, federal, state, franchise and similar taxes based on revenue and foreign withholding taxes paid or accrued during such period, including penalties and interest related to such Taxes or arising from any Tax examinations, (ii) Consolidated Interest Expense and (iii) depreciation, amortization and all other non-cash charges or non-cash losses, plus

(b)

any costs or expenses pursuant to any equity-related benefit plan, or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of such Person as common equity, plus

(c)

the amount of (i) pro forma “run rate” cost savings, operating expense reductions and synergies related to the Transactions that are reasonably identifiable and factually supportable and projected by the Borrower Representative in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower Representative) within 24 months after the Closing Date (including from any actions taken in whole or in part prior to the Closing Date) and (ii) pro forma “run rate” cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, investments, dispositions, divestitures, restructurings, operating improvements, cost savings initiatives and other similar initiatives (including the modification and renegotiation of contracts and other arrangements) and other “specified transactions” (in each case, other than any transaction that is the basis of a Consolidated EBITDA Material Project Adjustment) that are reasonably identifiable and factually supportable and projected by the Borrower Representative in good faith to result from actions that have been taken, are committed to be taken or with respect to which substantial steps have been taken (including prior to the Closing Date) or are expected to be taken (in the good faith determination of the Borrower Representative) within 24 months after any such transaction, initiative or event is consummated, net of the amount of actual benefits realized during such period from such actions, in each case, calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which Consolidated EBITDA is being determined and as if such cost savings, operating expense reductions and synergies were realized on the first day of the applicable period for the entirety of such period; provided that no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (c) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a Pro Forma Adjustment or otherwise, for such period; plus

(d)

for any Material Projects commenced (or acquired) by such Person or any of its Subsidiaries with a Commencement Date occurring on or prior to the last day of such period, Consolidated EBITDA Material Project Adjustments for such Material Project for such period; provided that the aggregate amount of adjustments included in this clause (d) for any period in respect of all Material Projects taken together shall not exceed 20% of pro forma Consolidated EBITDA (calculated without giving effect to this clause (d)), plus

(e)	restructuring charges, accruals or reserves (including restructuring costs related to acquisitions and to closure/consolidation of facilities) and other related charges, plus

(f)	costs and expenses incurred in connection with the Transactions and management fees, plus

(g)	deficiency payments received;

minus

(y) the following to the extent included in calculating such Consolidated Net Income, without duplication:

(a)	all cash payments made during such period on account of non-cash charges added to Consolidated Net Income pursuant to clause (x)(a)(iii) above; and

(b)	other income of such Person and its Subsidiaries increasing Consolidated Net Income which does not represent a cash item in such period;

provided, however, that the Consolidated EBITDA of any Person that is not consolidated with TEP (including without limitation, REX) will be included in Consolidated EBITDA in proportion to TEP’s direct or indirect economic ownership interest in such Person, regardless of whether such Person actually makes any distribution to TEP during such period (provided that such Person would be a Subsidiary of TEP if its financial results were consolidated with the financial results of TEP).

There shall be included in determining Consolidated EBITDA with respect to any Person for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by such Person or any of its Subsidiaries during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by such Person or such Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and (B) for the purposes of the calculation of the Combined Total Net Leverage Ratio, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer of the Borrower Representative and delivered to the Lenders and the Administrative Agent. There shall be excluded in determining Consolidated EBITDA of any Person for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of by such Person or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by such Person or any of its Subsidiaries during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

“Consolidated EBITDA Material Project Adjustments” means, with respect to any Material Project commenced (or acquired) by any Person or any of its Subsidiaries, (a) for each Test Period ending prior to the Commercial Operation Date thereof (but including the Test Period ending with the fiscal quarter in which such Commercial Operation Date occurs) a percentage (based on the then current completion percentage of such Material Project as of the last day of the most recently ended Test Period, reasonably determined by the Borrower Representative in good faith, and to the extent engineering, procurement and construction contracts are entered into, by reference to scheduled completion specified in the engineering, procurement and construction contracts in connection with such Material Project) of the Projected Consolidated EBITDA attributable to such Material Project, net of actual Consolidated EBITDA attributable to or generated by such Material Project, which may, at the Borrower Representative’s option, be added to actual Consolidated EBITDA for the Test Period commencing with the fiscal quarter in which the Commencement Date in respect of such Material Project occurs and for each Test Period thereafter until the Commercial Operation Date of such Material Project (including the Test Period ending with the fiscal quarter in which such Commercial Operation Date occurs); provided that if the actual Commercial Operation Date does not occur by the Scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for Test Periods ending after the Scheduled Commercial Operation Date to (but excluding) the Test Period ending with the fiscal quarter in which such Commercial Operation Date occurs, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then estimated delay (estimated on the date of calculation), whichever is longer): (i) 90 days or less, 0%; (ii) longer than 90 days, but not more than 180 days, 25%; (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75% and (v) longer than 365 days, 100%, and (b) beginning with the Test Period ending with the first full fiscal quarter following the Commercial Operation Date of such Material Project and for the Test Periods ending with the two immediately succeeding fiscal quarters, an amount equal to 75% (if the first full fiscal quarter), 50% (if the second full fiscal quarter) or 25% (if the third full fiscal quarter) of the Projected Consolidated EBITDA attributable to such Material Project for the first full Test Period following such Commercial Operation Date, which may be added to actual Consolidated EBITDA for such Test Periods.

Notwithstanding the foregoing, no such Consolidated EBITDA Material Project Adjustment shall be allowed with respect to any Material Project unless (A) at least 10 days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the date of testing of the TEP Debt Ratio for which a Consolidated EBITDA Material Project Adjustment with respect to a Material Project is included in Consolidated EBITDA, the Borrower Representative shall have delivered to the Administrative Agent notice of such Material Project and the Scheduled Commercial Operation Date with respect thereto, together with written pro forma projections of Consolidated EBITDA attributable to such Material Project for the first full Test Period following the Scheduled Commercial Operation Date with respect to such Material Project and (B) the Borrower Representative shall have provided a certificate showing the calculation of such Projected Consolidated EBITDA prepared in good faith, together with all assumptions used in such calculations, and the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and the Administrative Agent shall have received such other information and documentation as the Administrative Agent may reasonably request with respect to such Material Project, all in form and substance reasonably satisfactory to the Administrative Agent.

The calculation of Consolidated EBITDA Material Project Adjustments shall be made giving due regard to similar calculations for a given Material Project under the TEP Credit Agreement.

“Consolidated Interest Expense” means, for any Person for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capitalized Lease Obligations and Synthetic Lease Obligations) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of such Person or any of its Subsidiaries that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by such Person with respect to Interest Rate Hedge Agreements.

“Consolidated Net Income” means, for any Person for any period, the net income (or loss) of such Person and its Subsidiaries on a consolidated basis in accordance with GAAP; provided, however, that Consolidated Net Income shall exclude (a) extraordinary gains, losses, charges or expenses for such period, (b) the net income of any Subsidiary of such Person during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is prohibited on such date of determination by operation of the terms of its organizational documents or any agreement, instrument or law applicable to such Subsidiary, except that such Person’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income, (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the aggregate amount distributed by such Person during such period as a cash dividend or other cash distribution shall be included in Consolidated Net Income, (d) non-cash gains and losses attributable to movement in the mark-to-market valuation of Swap Contracts pursuant to Financial Standards Accounting Board (“FASB”) Accounting Standards Codification (“ASC 815”), (e) the cumulative effect of a change in accounting principles, (f) any charges or expenses relating to severance, relocation and one-time compensation charges, (g) gain or loss realized upon the sale or other disposition of assets, (h) deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or any Swap Contracts, (i) non-cash charges, expenses or other impacts of purchase or recapitalization accounting, including, to the extent applicable, any accruals and reserves established under purchase or recapitalization accounting as a result of the Transactions in accordance with GAAP, (j) non-cash impairment charges or asset write-offs, and any amortization of intangibles, (k) cash charges or costs in connection with any Investment, Disposition, issuance of Equity Interests or Indebtedness, or amendment relating to any Indebtedness (in each case, whether or not completed), (l) to the extent covered by insurance and actually reimbursed, any expenses with respect to liability or Casualty Events or business interruption, (m) in the case of any Subsidiary, the net income of such Subsidiary attributable to any minority or other membership interest in such Subsidiary held directly or indirectly by a Person other than such Person and its wholly owned Subsidiaries and (n) the effect of the change in GAAP required by Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606).

Notwithstanding the foregoing, including clause (c) of this definition, the Consolidated Net Income of any Person that is not consolidated with TEP (including without limitation, REX) will be included in Consolidated Net Income in proportion to TEP’s direct or indirect economic ownership interest in such Person, regardless of whether such person actually makes any distribution to TEP during the Test Period (provided that such Person would be a Subsidiary of TEP if its financial results were consolidated with the financial results of TEP).

“Consolidated Total Net Debt” means, as of any date of determination with respect to any Person, the aggregate principal amount of Indebtedness of such Person and its Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions), consisting of Indebtedness for borrowed money, Attributable Indebtedness or purchase money debt, debt obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments and all guarantees of the foregoing minus the aggregate amount of cash and Cash Equivalents on the balance sheet of such Person and its Subsidiaries as of such date; provided that Consolidated Total Net Debt shall not include Indebtedness in respect of (a) letters of credit, except to the extent of unreimbursed amounts thereunder (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Net Debt until three (3) Business Days after such amount is drawn) and (b) for the avoidance of doubt, Non-Capitalized Lease Obligations and operating leases; it being understood, for the avoidance of doubt, that unused commitments and obligations under Swap Contracts do not constitute Consolidated Total Net Debt.

“Consolidated Total Net Leverage Ratio” means, with respect to any Test Period, (a) Consolidated Total Net Debt of the Borrowers and the Subsidiary Guarantors (and, excluding, for the avoidance of doubt, the Indebtedness of TGE GP, TGE and each of their direct and indirect Subsidiaries) as of the last day of such Test Period to (b) Cash Available for Debt Service for such Test Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning set forth in the definition of “Affiliate”.

“Control Agreement” means one or more control agreements entered into by any Borrower or Guarantor (as applicable), the Collateral Agent and the Securities Intermediary or the Depositary Bank (as applicable), which (a) provides that the Securities Intermediary or Depositary Bank (as applicable) shall comply with any entitlement order or other instruction originated by such Borrower or Guarantor (as applicable), and, upon delivery of written notice that an Event of Default has occurred, the Collateral Agent (but not, after such notice (unless rescinded), any Borrower or Guarantor) and (b) is otherwise sufficient to establish the Collateral Agent’s control per Section 9-104 or 9-106 (as applicable) of the UCC.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness has a maturity no earlier, and, in the case of Refinancing Term Loans, a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus unused commitments in respect of the Refinanced Debt, accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses associated with the refinancing, (iii) the other terms and conditions of such Indebtedness shall either, at the option of the Borrower Representative (I) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower Representative) or (II) if not consistent with the terms of the Refinanced Debt being refinanced or replaced, not materially more restrictive (taken as a whole) to the Borrowers and their respective Subsidiaries (as determined by the Borrower Representative) than those applicable to the Refinanced Debt being refinanced or replaced (except for (x) pricing, premiums, fees, rate floors and prepayment and redemption terms and (y) covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness and it being understood that to the extent any financial maintenance covenant is added for the benefit of such Credit Agreement Refinancing Indebtedness in the form of Refinancing Term Loans or refinancing notes or other debt securities (whether issued in a public offering, Rule 144A, private placement or otherwise), no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant is also added for the benefit of each Facility remaining outstanding after the incurrence or issuance of such Credit Agreement Refinancing Indebtedness (provided that a certificate of a Responsible Officer of the Borrower Representative delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower Representative within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)), and (iv) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Cumulative Retained Available Cash Amount” means, at any date, an amount, not less than zero, equal to, the sum of the cumulative Quarterly Retained Available Cash Amount for all Excess Cash Flow Periods ending after the Closing Date and prior to such date.

“Debt Fund Affiliate” means (a) any fund managed by, or under common management with GSO Capital Partners LP, Blackstone Real Estate Special Situations Advisors L.L.C. or Blackstone Tactical Opportunities Fund L.P., (b) any fund or client managed by an adviser within the credit focused division of The Blackstone Strategic Group L.P. or Blackstone ISG-I Advisors L.L.C., (c) The Blackstone Strategic Opportunity Funds (including masters, feeders, onshore, offshore and parallel funds), (d) funds and accounts managed by Blackstone Alternative Solutions L.L.C. or its Affiliates, (e) any entity managed by, or under common management with Jasmine Ventures Pte. Ltd. and (f) any other Affiliate of the Investors and any Borrower that is a Bona Fide Debt Fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course.

For the avoidance of doubt, with respect to Jasmine Ventures Pte. Ltd., a Debt Fund Affiliate shall include GIC Asset Management Pte. Ltd. (“GIC”) and any Affiliate of GIC that is managed by or under common control with GIC so long as the ordinary course activities of such Persons (which include activities described in the foregoing sentence) are conducted in compliance with standard practices and procedures (including those known as Chinese walls) restricting the flow of confidential information with respect to the Transactions between personnel of GIC or its Affiliates who have access to such information and other personnel of GIC or its Affiliates engaged in the foregoing ordinary course activities.

“Debt Service” means, for any period, the sum of all (a) scheduled cash interest and scheduled principal payable during such period in respect of the Facilities and any Incremental Equivalent Debt less any net payments received by the Borrowers during such period pursuant to Interest Rate Hedge Agreements and (b) any net payments paid by the Borrowers during such period pursuant to Interest Rate Hedge Agreements. For the avoidance of doubt, Debt Service shall not include (i) mandatory prepayments pursuant to the Loan Documents or any Incremental Equivalent Debt and (ii) any amounts required to be transferred to the Debt Service Reserve Account.

“Debt Service Coverage Ratio” means, for any Test Period, the ratio of (a)(i) cash and Cash Equivalents distributed to any Borrower or Subsidiary Guarantor by the Acquired Business during the most recently ended Test Period (“Distributed Cash”) less (ii) the amount of all Permitted Deductions pursuant to clauses (a) and (d) of the definition thereof paid in cash during such Test Period (“Cash Available for Debt Service”) to (b) Debt Service for such Test Period; provided that, for purposes of this Agreement (i) Distributed Cash and Cash Available for Debt Service in each case as of June 30, 2019 shall include cash distributed to the Sellers during the fiscal quarter then-ended pursuant to the Acquisition Agreement on account of the quarter ended March 31, 2019 and (ii) (A) Distributed Cash, Cash Available for Debt Service and Debt Service, in each case as of June 30, 2019 shall equal the Distributed Cash, Cash Available for Debt Service or Debt Service, as applicable, for the fiscal quarter ending on such date multiplied by four (4), (B) Distributed Cash, Cash Available for Debt Service and Debt Service, in each case as of September 30, 2019 shall equal the Distributed Cash, Cash Available for Debt Service or Debt Service, as applicable, for the two (2) fiscal quarters ending on such date multiplied by two (2), and (C) Distributed Cash, Cash Available for Debt Service and Debt Service, in each case as of December 31, 2019 shall equal the Distributed Cash, Cash Available for Debt Service or Debt Service, as applicable, for the three (3) fiscal quarters ending on such date multiplied by 4/3. Notwithstanding the foregoing, Distributed Cash shall exclude amounts distributed to any Borrower or Subsidiary Guarantor by the Acquired Business as a return of the original amount of Investments therein made pursuant to Section 7.02(k), 7.02(m)(ii) or 7.02(q) if (i) such Investment was made and returned during the same fiscal quarter and (ii) the primary purpose of such Investment and return thereof was to cause the Borrowers to comply with the Financial Covenant as of the last day of the Test Period ending on the last day of such fiscal quarter.

“Debt Service Reserve Account” means (a) account number 4451325518 of the ECI Borrower, account number 4451325495 of the VCOC Borrower and account number 4451325479 of the Non-ECI Borrower, each established with Bank of America, N.A. and/or (b) such other securities or deposit account(s) of any Borrower or Subsidiary Guarantor established with one or more Securities Intermediaries or Depositary Banks and designated as a “Debt Service Reserve Account” in writing to the Administrative Agent and the Collateral Agent, in each case, without limiting Section 6.16 to the extent otherwise applicable, subject to a Control Agreement.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning set forth in Section 2.03(b)(vii).

“Default” means any event or condition specified in Section 8.01 that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Term Loans that are Base Rate Loans plus (c) two percent (2.0%) per annum; provided that with respect to the overdue principal or interest in respect of a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan, plus two percent (2.0%) per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Depositary Bank” means Bank of America, N.A., in its capacity as depositary bank, or another bank selected by the Borrower Representative and reasonably acceptable to the Administrative Agent.

“Designated Equity Contribution” has the meaning set forth in Section 8.05(a).

“Designated Revolving Commitments” means, with respect to any Person, the amount of any commitments to make loans or extend credit on a revolving basis (or delayed draw basis) to such Person that has been designated in an Officers’ Certificate delivered to the Administrative Agent as “Designated Revolving Commitments,” until such time as the Borrower Representative subsequently delivers an Officers’ Certificate to the Administrative Agent to the effect that such commitments will no longer constitute “Designated Revolving Commitments”; provided that, during such time (including at the time of the incurrence of such Designated Revolving Commitments), (a) such Designated Revolving Commitments will be deemed an incurrence of Indebtedness on such date and will be deemed outstanding for purposes of calculating the Combined Total Net Leverage Ratio hereunder and (b) commencing on the date such Designated Revolving Commitments are established, after giving Pro Forma Effect to the incurrence of the entire committed amount of the Indebtedness thereunder, such committed amount under such Designated Revolving Commitments may thereafter be borrowed (and reborrowed, if applicable), in whole or in part, from time to time, without further compliance with the Combined Total Net Leverage Ratio.

“Disbursement Account” has the meaning set forth in Section 2.15(b)(ii).

“Discount Prepayment Accepting Lender” has the meaning set forth in Section 2.03(a)(iv)(B)(2).

“Discount Range” has the meaning set forth in Section 2.03(a)(iv)(C)(1).

“Discount Range Prepayment Amount” has the meaning set forth in Section 2.03(a)(iv)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.03(a)(iv)(C) substantially in the form of Exhibit I-4.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit I-5, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning set forth in Section 2.03(a)(iv)(C)(1).

“Discount Range Proration” has the meaning set forth in Section 2.03(a)(iv)(C)(3).

“Discounted Prepayment Determination Date” has the meaning set forth in Section 2.03(a)(iv)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.03(a)(iv)(B)(1), Section 2.03(a)(iv)(C)(1) or Section 2.03(a)(iv)(D)(1), respectively, unless a shorter period is agreed to between the Borrower Representative, the Auction Agent and the Administrative Agent, if the Administrative Agent is not the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning set forth in Section 2.03(a)(iv)(A).

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business, all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by any Borrower of any of its Equity Interests to another Person.

“Disposition Threshold” means $2,500,000 individually and $10,000,000 in the aggregate.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, event of loss, or asset sale or event of default so long as any rights of the holders thereof upon the occurrence of a change of control, event of loss, asset sale or event of default shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control, event of loss, asset sale or event of default so long as any rights of the holders thereof upon the occurrence of a change of control, event of loss, asset sale or event of default shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of future, current or former employees, directors, officers, managers or consultants of any Borrower (or any Parent Company thereof), the Subsidiary Guarantors or the other Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by any Borrower, Subsidiary Guarantor or any other Subsidiary in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lenders” means (a) those Persons identified by the Borrower Representative (or one of its Affiliates) or the Investors to the Administrative Agent in writing on or prior to January 30, 2019, (b) competitors (and such competitors’ sponsors and Affiliates identified in writing or clearly identifiable as such solely on the basis of their names) of the Acquired Business separately identified by the Borrower Representative or the Investors to the Administrative Agent in writing (x) from time to time prior to the initial syndication of the Facilities and (y) with respect solely to competitors of the Acquired Business thereafter (including after the Closing Date) from time to time, in each case, other than any Bona Fide Debt Fund and (c) any Affiliate of any competitor described in clause (b) that is identified by the Borrower Representative or the Investors to the Administrative Agent in writing from time to time or clearly identifiable solely by name as an Affiliate of such Person, other than an Affiliate of such Person that is a Bona Fide Debt Fund; provided that no updates to the Disqualified Lender list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders. Any supplement to the list of Disqualified Lenders pursuant to clause (b) or (c) above shall be made by the Borrower Representative to the Administrative Agent in writing (including by email) and such supplement shall take effect the same Business Day such notice is received by the Administrative Agent. The list of Disqualified Lenders shall be made available to any Lender upon request to the Administrative Agent, subject to customary confidentiality requirements.

“Distressed Person” has the meaning set forth in the definition of “Lender-Related Distress Event”.

“Distributed Cash” has the meaning set forth in the definition of Debt Service Coverage Ratio.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“DSR L/C” means (a) the letters of credit set forth on Schedule 1.01C and/or (b) any other irrevocable direct letter(s) of credit in favor of the Collateral Agent for the benefit of the Secured Parties issued by an Acceptable L/C Issuer, which (i) provides the Collateral Agent with draw rights as provided in Section 2.15(c) and (ii) is, at the time of issuance thereof, otherwise in form and substance reasonably acceptable to the Administrative Agent and the Collateral Agent.

“DSRA Amount” means (a) on the Closing Date $48,189,487.50 and (b) as of any date of determination thereafter, the next six (6) months of principal and interest scheduled to be payable hereunder after such date of determination in respect of the Initial Term Loans and Incremental Term Loans pursuant to Sections 2.05(a)(i) and 2.06(a) and any corresponding provisions provided for in any applicable Incremental Amendment (calculated by the Borrower Representative using an assumed Eurocurrency Rate for the Interest Period in effect as of such date of determination).

“DSRA Overfunding Event” occurs when the Funded DSR exceeds the DSRA Amount.

“ECI Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“ECI Parent Guarantor” has the meaning set forth in the introductory paragraph to this Agreement.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” has the meaning set forth in Section 10.07(a).

“Environment” means the indoor or outdoor environment, including indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law relating to the prevention of pollution or the protection of the Environment and natural resources or the protection of human health and safety as it relates to exposure to Hazardous Materials, including any applicable Laws relating to the generation, use, handling, transportation, storage, treatment, disposal, Release, or threatened Release of, or exposure to, any Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, or penalties), of the Loan Parties or any Acquired Business directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials in violation of Environmental Laws, (c) exposure to any Hazardous Materials, or (d) the Release or threatened Release of any Hazardous Materials into the Environment that requires remedial action under Environmental Law.

“Environmental Permit” means any Permit required under any Environmental Law.

“Equity Contribution” means, collectively, the equity contributions of cash or Cash Equivalents made by the Investors in the Loan Parties on the Closing Date.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means (a) any trade or business (whether or not incorporated) that, together with a Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code or (b) any entity (whether or not incorporated) that is under common control within the meaning of Section 4001(a)(14) of ERISA with a Loan Party.

“ERISA Event” means (a) a Reportable Event; (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan; (d) the filing by the PBGC of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or Section 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of or the appointment of a trustee to administer any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (g) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to a Loan Party; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the single currency of participating member states of the Economic and Monetary Union of the European Union.

“Eurocurrency Rate” means, with respect to any Eurocurrency Rate Loans denominated in any approved currency, for any Interest Period, the LIBO Screen Rate (or any applicable successor page or such other commercially available published source providing such quotations as may be approved by the Administrative Agent and the Borrower Representative from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the Borrower Representative and the Administrative Agent reasonably determine in good faith that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition and the inability to ascertain such rate is unlikely to be temporary, the “Eurocurrency Rate” shall be an alternate rate of interest established by the Administrative Agent and the Borrower Representative that is generally accepted as the then prevailing market convention for determining a rate of interest (including the making of appropriate adjustments to such alternate rate and this Agreement (x) to preserve pricing in effect at the time of selection of such alternate rate (but for the avoidance of doubt which would not reduce the Applicable Rate) and (y) other changes necessary to reflect the available interest periods for such alternate rate) for syndicated leveraged loans of this type in the United States at such time (any such rate, the “Successor Benchmark Rate”), and the Administrative Agent and the Borrower Representative shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable and, notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement; provided, further that if a Successor Benchmark Rate has not been established pursuant to the immediately preceding proviso after the Borrower Representative and the Administrative Agent have reached such a determination, at the option of the Borrower Representative, the Borrower Representative and the Required Lenders may select a different Successor Benchmark Rate as long as it is reasonably practicable for the Administrative Agent to administer such different rate and, upon not less than 15 Business Days’ prior written notice to the Administrative Agent, the Administrative Agent, the Required Lenders and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable and, notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement. Notwithstanding the foregoing, the Eurocurrency Rate in respect of any applicable Interest Period will be deemed to be zero if the Eurocurrency Rate for such Interest Period calculated pursuant to the foregoing provisions would otherwise be less than zero.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Cash Flow” has the meaning set forth in Section 2.03(b)(i).

“Excess Cash Flow Period” means each fiscal quarter commencing with the first full fiscal quarter following the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.

“Excluded Cash” means, as of any time, cash and Cash Equivalents constituting Available Cash remaining following operation of Section 2.03(b)(i) of the Credit Agreement that is not required to prepay the Term Loans pursuant thereto.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by any Borrower after the Closing Date from:

(a)	contributions to its common equity capital; and

(b)

the sale (other than to a Subsidiary of any Borrower) of Equity Interests (other than Disqualified Equity Interests and preferred stock) of such Borrower (or any Parent Company of such Borrower to the extent contributed as common Equity Interests to such Borrower);

but, in each case, only to the extent not constituting Designated Equity Contributions.

“Excluded Subsidiary” means (a) TGE GP, TGE or any of their respective Subsidiaries, (b) any Subsidiary that is not a direct or indirect wholly owned Subsidiary of any Borrower or Subsidiary Guarantor, (c) any Immaterial Subsidiary, (d) any Subsidiary that is a FSHCO, (e) any Subsidiary of a CFC and (f) any other Subsidiary with respect to which the Administrative Agent and the Borrower mutually agree that the burden or cost or other consequences (including any material adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Person, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Person of, or the grant by such Person of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Person’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Person and any and all applicable Guarantees of such Person’s Swap Obligations by other Loan Parties), at the time the Guarantee of (or grant of such security interest by, as applicable) such Person becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Person is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the Guarantee of (or grant of such security interest by, as applicable) such Person becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Person as specified in any agreement between the relevant Loan Parties or their respective Subsidiaries and the relevant Hedge Bank applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap Contract for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Existing Term Loan Tranche” has the meaning set forth in Section 2.14(a).

“Extended Term Loans” has the meaning set forth in Section 2.14(a).

“Extending Term Lender” has the meaning set forth in Section 2.14(b).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to Section 2.14 and the applicable Extension Amendment.

“Extension Amendment” has the meaning set forth in Section 2.14(c).

“Extension Election” has the meaning set forth in Section 2.14(b).

“Extension Request” has the meaning set forth in Section 2.14(a).

“Extension Series” has the meaning set forth in Section 2.14(a).

“Facility” means the Initial Term Loans, a given Class of Incremental Term Loans, a given Refinancing Series of Refinancing Term Loans or a given Extension Series of Extended Term Loans, as the context may require.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower Representative in good faith.

“FATCA” means Sections 1471 through 1474 of the Code (including, for the avoidance of doubt, any agreements entered into pursuant to Section 1471(b)(1) of the Code), as of the Closing Date (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations or other official administrative guidance promulgated thereunder, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the NYFRB arranged by Federal funds brokers, shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published for any day that is a Business Day, the average of the quotations for the day for such transactions as determined by the Administrative Agent; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Fee Letter” means that certain Fee Letter dated January 30, 2019, between the Borrowers, the Lead Arrangers and certain Affiliates of the Lead Arrangers, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Financial Covenant” means the covenant of the Borrowers set forth in Section 7.09.

“First Lien Intercreditor Agreement” means an intercreditor agreement, substantially in the form of Exhibit G-1 hereto (subject to amendments, supplements and other modifications from time to time thereto to which the Collateral Agent is authorized to enter into) among the Collateral Agent and one or more collateral agents or representatives for the holders of Incremental Term Loans, Permitted First Priority Refinancing Debt, Incremental Equivalent Debt or Secured Other Hedge Agreements, as applicable, that are intended to be secured on a pari passu basis in right of priority to the Obligations. Wherever in this Agreement, an Other Debt Representative is required to become party to the First Lien Intercreditor Agreement, if the related Indebtedness is the initial Indebtedness incurred by any Borrower or Subsidiary Guarantor thereof to be secured by a Lien pari passu in right of priority with the Liens securing the Obligations, then the Loan Parties, the Collateral Agent and the Other Debt Representative for such Indebtedness shall execute and deliver the First Lien Intercreditor Agreement.

“Foreign Subsidiary” means any direct or indirect Subsidiary of any Borrower which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FSHCO” means any Subsidiary (x) that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC or (y) substantially all of whose assets consist of Equity Interests and/or indebtedness of (i) one or more Foreign Subsidiaries that are CFCs or (ii) other Subsidiaries described in this definition and any other assets incidental thereto.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded DSR” means, as of any date of determination, the sum of (a) the balance of cash and Cash Equivalents credited to the Debt Service Reserve Account and (b) all Available Draw Amounts in respect of all DSR L/Cs.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that (a) if the Borrower Representative notifies the Administrative Agent that the Borrower Representative requests an amendment to any provision hereof to eliminate the effect of any change in accounting principles or change as a result of the adoption or modification of accounting policies (including, but not limited to, the impact of Accounting Standards Update 2016-12, Revenue from Contracts with Customers (Topic 606) or similar revenue recognition policies or any change in the methodology of calculating reserves for returns, rebates and other chargebacks) occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (b) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof, and (c) the accounting for operating leases and financing or capital leases under GAAP as in effect on December 31, 2018 (including, without limitation, FASB Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Capitalized Leases and obligations in respect thereof.

“GIC” has the meaning set forth in the definition of “Debt Fund Affiliate”.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity, exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GP Acquiror” means Prairie GP Acquiror LLC, a Delaware limited liability company, and its successors.

“GP Interests” has the meaning set forth in the preliminary statements to this Agreement.

“Granting Lender” has the meaning set forth in Section 10.07(i).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or is then in effect or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Parent Guarantors and the Subsidiary Guarantors.

“Guaranty” means, the guaranty of the Obligations by the Guarantors pursuant to the Security Agreement.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, in any form, including petroleum or petroleum distillates, explosives, radioactive materials, friable asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, or other emissions that are regulated, or which liability may be imposed, by any Governmental Authority in relation to protection of the Environment because of such materials dangerous or deleterious properties, qualities or characteristics.

“Hedge Bank” means any Person that (a) is an Agent, a Lead Arranger or a Lender or an Affiliate of an Agent, a Lead Arranger or a Lender that enters into a Secured Loan Document Hedge Agreement, in its capacity as a party thereto, (b) was an Agent, a Lead Arranger or a Lender or an Affiliate of an Agent, a Lead Arranger or a Lender at the time it entered into a Secured Loan Document Hedge Agreement, in its capacity as a party thereto or (c) is a counterparty to any Secured First Lien Hedge Agreement, in its capacity as a party thereto, and in each case (other than a Person already party hereto as the Collateral Agent or a Lender), that delivers to the Administrative Agent and the Collateral Agent a letter agreement reasonably satisfactory to the Administrative Agent and the Collateral Agent (i) appointing the Collateral Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Sections 10.05, 10.15 and 10.16 and Article IX as if it were a Lender.

“Hydrocarbons” shall mean crude oil, natural gas, natural gas liquids, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Identified Participating Lenders” has the meaning set forth in Section 2.03(a)(iv)(C)(3).

“Identified Qualifying Lenders” has the meaning set forth in Section 2.03(a)(iv)(D)(3).

“Immaterial Subsidiary” means any Person that did not, as of the last day of the most recent completed fiscal quarter, (a) have assets with a Fair Market Value in excess of 2.5% of the total assets (without duplication) of the Loan Parties, on a combined basis in accordance with GAAP or (b) together with all other Immaterial Subsidiaries, have assets with a Fair Market Value in excess of 5.0% of the total assets (without duplication) of the Loan Parties, on a combined basis in accordance with GAAP, in each case, as shown on the most recent combined balance sheet of the Borrowers delivered pursuant to Section 6.01 (or prior to the first delivery thereof, as determined by the Borrower Representative in good faith).

“Incremental Amendment” has the meaning set forth in Section 2.12(f).

“Incremental Availability Amount” has the meaning set forth in Section 2.12(d)(iii).

“Incremental Commitments” has the meaning set forth in Section 2.12(a).

“Incremental Equivalent Debt” has the meaning set forth in Section 7.03(p).

“Incremental Equivalent First Lien Debt” has the meaning set forth in Section 7.03(p).

“Incremental Equivalent Junior Lien Debt” has the meaning set forth in Section 7.03(p).

“Incremental Facility” has the meaning set forth in Section 2.12(a).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.12(d).

“Incremental Lenders” has the meaning set forth in Section 2.12(c).

“Incremental Loan Request” has the meaning set forth in Section 2.12(a).

“Incremental Term Loan” has the meaning set forth in Section 2.12(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) accruals for payroll and other liabilities accrued in the ordinary course);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests;

(h) if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; provided that Indebtedness of any Parent Company of any Borrower appearing on the balance sheet of such Borrower solely by reason of push-down accounting under GAAP shall be excluded; and

(i) to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise expressly limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt, (B) in the case of the Borrowers and their respective Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding three hundred sixty-four (364) days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business, (C) exclude obligations under or in respect of Non-Capitalized Lease Obligations (to the extent they are treated as operating leases in the most recent financial statements in existence on the Closing Date), straight-line leases, operating leases or sale lease-back transactions (except any resulting Capitalized Lease Obligations) and (D) exclude obligations in respect of contract acquisition costs and structured bonus payments in connection with contract acquisitions, synthetic joint ventures or otherwise. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness (not to exceed the maximum amount of such Indebtedness for which such Person could be liable) and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding anything in this definition to the contrary, Indebtedness shall be calculated without giving effect to the effects of FASB Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means, with respect to any Agent or any Lender, all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document other than (a) Taxes imposed on or measured by its net income (however denominated) and franchise (and similar) Taxes, in each case, imposed by a jurisdiction as a result of such recipient being organized in or having its principal office (or, in the case of any Lender, its applicable Lending Office) in such jurisdiction (or any political subdivision thereof), or as a result of any other present or former connection between such Lender or Agent and such jurisdiction other than any connections arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, and/or enforcing, any Loan Document, (b) Taxes attributable to a Lender’s or the Administrative Agent’s failure to comply with Section 3.01(d) or Section 3.01(f), (c) any branch profits Taxes imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (d) in the case of any Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (y) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.07) or (z) such Lender changes its applicable Lending Office, except to the extent such Lender (or its assignor, if any) was entitled immediately prior to the time of designation of a new Lending Office (or assignment) to receive additional amounts with respect to such withholding Tax pursuant to Section 3.01, (e) any withholding Taxes imposed under FATCA, and (f) any U.S. federal backup withholding Taxes.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning set forth in Section 10.08.

“Initial Commitment” means, as to each Lender, its obligation to make an Initial Term Loan to the Borrowers pursuant to Section 2.01 in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule 1.01A under the caption “Initial Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.12). The initial aggregate amount of the Initial Commitments is $1,155,000,000.

“Initial Term Borrowing” means the Borrowing of Initial Term Loans on the Closing Date.

“Initial Term Loans” means the term loans made by the Lenders on the Closing Date to the Borrowers pursuant to Section 2.01.

“Intellectual Property Security Agreement” means, an Intellectual Property Security Agreement among the applicable Borrowers, the Subsidiary Guarantors and the Collateral Agent in such form that is reasonably acceptable to the Administrative Agent and the Collateral Agent.

“Intercreditor Agreements” means any First Lien Intercreditor Agreement and any Junior Lien Intercreditor Agreement, collectively, in each case to the extent in effect.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter or, to the extent agreed by each Lender of such Eurocurrency Rate Loan, twelve (12) months or a shorter period thereafter, as selected by the Borrower Representative in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period (other than an Interest Period having a duration of less than one (1) month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Interest Rate Hedge Agreements” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the Borrowers’ and their Subsidiaries’ operations and not for speculative purposes.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person excluding, in the case of the Borrowers and their respective Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding three hundred sixty-four (364) days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.

“Investors” means each of the (a) Blackstone Funds and any of their Affiliates (other than any portfolio operating companies thereof), (b) Jasmine Ventures Pte. Ltd. and any of its Affiliates (other than any portfolio operating companies thereof) and (c) entities (i) identified in writing to the Administrative Agent prior to the Closing Date or (ii) reasonably acceptable to the Administrative Agent; provided that in the case of this clause (c), only to the extent any such entity makes its Investment in the Borrowers or their Affiliates within 180 days of the Closing Date.

“IP Rights” means all rights to license or possess the rights to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, knowhow, database rights, design rights and other intellectual property rights.

“Junior Financing” has the meaning set forth in Section 7.10(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement, substantially in the form of Exhibit G-2 hereto (subject to amendments, supplements and other modifications from time to time thereto to which the Collateral Agent is authorized to enter into) among the Collateral Agent and one or more collateral agents or representatives for the holders of Incremental Term Loans, Permitted Second Priority Refinancing Debt, Incremental Equivalent Debt or Secured Other Hedge Agreements, as applicable, that are intended to be secured on a basis junior in right of priority to the Obligations. Wherever in this Agreement, an Other Debt Representative is required to become party to the Junior Lien Intercreditor Agreement, if the related Indebtedness is the initial Indebtedness incurred by any Borrower or Subsidiary Guarantor thereof to be secured by a Lien junior in right of priority to the Liens securing the Obligations, then the Borrowers, the Guarantors, Parent Pledgor, the Collateral Agent and the Other Debt Representative for such Indebtedness shall execute and deliver the Junior Lien Intercreditor Agreement.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Refinancing Term Loan, any Refinancing Commitment, any Extended Term Loan, or any Incremental Term Loans, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, orders, decrees, injunctions or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCT Election” has the meaning set forth in Section 1.02(h).

“LCT Test Date” has the meaning set forth in Section 1.02(h).

“Lead Arrangers” means Credit Suisse Loan Funding LLC, Citibank, N.A., Jefferies Finance LLC, MUFG Bank LTD. and Blackstone Holdings Finance Co. L.L.C., each in its capacity as a joint lead arranger and joint bookrunner.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”, excluding, for the avoidance of doubt, any Disqualified Lender.

“Lender Default” means (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of any loans or reimbursement obligations required to be made by it, which refusal or failure is not cured within one (1) Business Day after the date of such refusal or failure; (b) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless subject to a good faith dispute; (c) a Lender has notified the Borrower Representative or the Administrative Agent that it does not intend to comply with its funding obligations, or has made a public statement to that effect with respect to its funding obligations, under any Facility or under other agreements generally in which it commits to extend credit; (d) a Lender has failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations under any Facility or to deny that it is insolvent or (e) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event or a Bail-in Action. Any determination by the Administrative Agent that a Lender Default has occurred under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and the applicable Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b) upon delivery of written notice of such determination to the Borrower Representative and each Lender).

“Lender-Related Distress Event” means, with respect to any Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as such Lender may from time to time notify the Borrower Representative and the Administrative Agent.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Rate Loan for any applicable currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other authority that takes over the administration of such rate for the relevant currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate, or as may otherwise be communicated or published to the public by ICE Benchmark Administration if such screen is not available for technical reasons).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means (a) any Investment permitted hereunder by any Borrower or one or more of its Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third-party financing, (b) any Restricted Payment the declaration of which occurs in advance of such Restricted Payment and (c) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Loan” or “Term Loan” means any Initial Term Loan, Incremental Term Loan, Refinancing Term Loan or Extended Term Loan, as the context may require.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) each Intercreditor Agreement to the extent then in effect and (e) any Refinancing Amendment, Incremental Amendment or Extension Amendment.

“Loan Parties” means, collectively, the Borrowers, the Guarantors and the Parent Pledgor.

“Management Stockholders” means the members of management of the Parent Pledgor, the Parent Guarantors, the Borrowers or any of their respective Subsidiaries (including TGE and its Subsidiaries) who are investors in any Borrower or any Parent Company thereof.

“Margin Stock” has the meaning set forth in Regulation U issued by the FRB.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) on the Closing Date, a TGE Entities Material Adverse Effect (as defined in the Acquisition Agreement), and (b) after the Closing Date, a material adverse effect on (i) the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrowers and the Subsidiary Guarantors, taken as a whole, (ii) the ability of the Loan Parties (taken as a whole) to fully and timely perform their payment obligations under the Loan Documents, or (iii) the material rights and remedies available to the Lenders and Agents, taken as a whole under the Loan Documents.

“Material Projects” means, with respect to any Person, any capital project of such Person or any of its Subsidiaries the aggregate cost of which (inclusive of capital costs expended prior to the acquisition, construction or expansion thereof) is reasonably expected by the Borrower Representative to exceed, or exceeds, $7,500,000.

“Maturity Date” means (a) with respect to the Initial Term Loans, March 11, 2026, (b) with respect to any tranche of Extended Term Loans, the final maturity date applicable thereto as specified in the applicable Extension Request accepted by the respective Lender or Lenders, (c) with respect to any Refinancing Term Loans, the final maturity date applicable thereto as specified in the applicable Refinancing Amendment and (d) with respect to any Incremental Term Loans, the final maturity date applicable thereto as specified in the applicable Incremental Amendment; provided, in each case, that if such date is not a Business Day, then the applicable Maturity Date shall be the next succeeding Business Day.

“Maximum Rate” has the meaning set forth in Section 10.10.

“MFN Protection” has the meaning set forth in Section 2.12(e)(ii).

“Midstream Services” means the treatment, processing, gathering, dehydration, compression, fractionating, blending, transportation, storage, transmission, marketing, buying or selling or other disposition, whether for such Person’s own account or for the account of others, of oil, natural gas, natural gas liquids or other liquid or gaseous Hydrocarbons, including those used for fuel or consumed in the foregoing activities.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Net Proceeds” means:

(a)

one hundred percent (100.0%) of the cash proceeds actually received by any Borrower or Subsidiary Guarantor from any Disposition of Collateral pursuant to Section 7.05(g), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by a Lien (other than a Lien that ranks pari passu with or subordinated to the Liens securing the Obligations) on the asset subject to such Disposition and that is required to be repaid (and is timely repaid) in connection with such Disposition (other than Indebtedness under the Loan Documents), (iii) taxes paid or reasonably estimated to be payable as a result thereof (including any Permitted Tax Distributions), and (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by any Borrower or Subsidiary Guarantor including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition occurring on the date of such reduction); and

(b)

one hundred percent (100.0%) of the cash proceeds from the incurrence, issuance or sale by any Borrower or Subsidiary Guarantor of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof (including any Permitted Tax Distributions) and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to any Borrower or Subsidiary Guarantor shall be disregarded.

“Non-Capitalized Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Capitalized Lease Obligation.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(c).

“Non-Debt Fund Affiliate” means any Affiliate of the Investors other than (a) any Borrower, any Guarantor or a Subsidiary of such Borrower or Guarantor, (b) any Debt Fund Affiliates and (c) any natural person.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-ECI Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Non-ECI Parent Guarantor” has the meaning set forth in the introductory paragraph to this Agreement.

“Not Otherwise Applied” means, with reference to any amount of net proceeds of any transaction or event, that such amount (a) was not previously (and is not concurrently being) applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was or is (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose and (b) was not previously (and is not concurrently being) applied to reduce the Available Draw Amount under any DSR L/C pursuant to Section 2.15(c)(i)(C).

“Note” means a promissory note of the Borrowers payable to any Lender or its registered assigns, in substantially the form of Exhibit B, evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from the Term Loans made by such Lender.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day).

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or its Subsidiaries of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) any Secured Hedge Obligations and (c) any Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document, in each such case, to the extent that any of the foregoing are required to be paid under the Loan Documents. Notwithstanding the foregoing, any Secured Hedge Obligations or Cash Management Obligations shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offered Amount” has the meaning set forth in Section 2.03(a)(iv)(D)(1).

“Offered Discount” has the meaning set forth in Section 2.03(a)(iv)(D)(1).

“Officers’ Certificate” means a certificate signed by two Responsible Officers of the Borrower Representative.

“OID” means original issue discount.

“OID Amount” means OID in an amount equal to (a) in the case of the Initial Term Loans, 0.75% of the aggregate principal amount of the Initial Term Loans and (b) in the case of any Incremental Term Loans or Refinancing Term Loans, an amount set forth in the Incremental Amendment for such Incremental Term Loans or the Refinancing Amendment for such Refinancing Term Loans.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning set forth in Section 2.03(b)(i).

“Other Debt Representative” means, with respect to any (a) series of Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt or Incremental Equivalent Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be or (b) Secured Other Hedge Agreement, the counterparty to such Secured Other Hedge Agreement or any agent acting on its behalf, and in the case of preceding clauses (a) and (b), each of their successors and assigns in such capacities.

“Other Hedge Agreement” means any Swap Contract (other than a Secured Loan Document Hedge Agreement) designed to hedge against any Borrower’s or Guarantor’s exposure to interest rates, foreign exchange rates or commodity pricing risks, that is entered into by any Borrower or Guarantor and any other Person in the ordinary course of business and not for speculative purposes, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Amount” means, on any date of determination, the aggregate outstanding principal amount of Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent Company” means, with respect to any Person, a direct or indirect parent company of such Person.

“Parent Guarantor” and “Parent Guarantors” have the meaning set forth in the introductory paragraph to this Agreement and shall include each Additional Parent or other Person that becomes a party hereto after the date hereof as a “Parent Guarantor” pursuant to Section 6.11.

“Parent Pledgor” has the meaning set forth in the introductory paragraph to this Agreement and shall include each Additional Parent or other Person that becomes a party hereto after the date hereof as a “Parent Pledgor” pursuant to Section 6.11.

“Participant” has the meaning set forth in Section 10.07(f).

“Participant Register” has the meaning set forth in Section 10.07(f).

“Participating Lender” has the meaning set forth in Section 2.03(a)(iv)(C)(2).

“Payment in Full” means the payment in full of the Loans and all other Obligations (other than contingent reimbursement obligations, Cash Management Obligations or Secured Hedge Obligations) that are accrued and payable and the termination of the Commitments.

“Payment or Bankruptcy Default” means an Event of Default under Section 8.01(a), (f) or (g).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Perfection Certificate” means a certificate in the form of Exhibit F hereto or any other form reasonably approved by the Administrative Agent and the Collateral Agent, as the same shall be supplemented from time to time.

“Permit” means any permit, approval, consent, filing, notice, waiver, exemption, certification, registration, license or other authorization required under any Law.

“Permitted Deductions” means, for any fiscal quarter, (a) administrative, overhead and operating costs and expenses of the Loan Parties (and any Parent Company of the Loan Parties), (b) any amounts paid with respect to Indebtedness of any Borrower or Subsidiary Guarantor (whether voluntarily or otherwise) (including (i) indemnities, administrative fees and expenses paid or payable with respect to such Indebtedness, (ii) interest, principal and other payments with respect to Indebtedness (including Swap Obligations) of any Borrower or Subsidiary Guarantor (including payments made pursuant to (x) Section 2.03(a)(iv) and (y) open-market purchases of Term Loans pursuant to Section 10.07(l)), (c) amounts applied to fund the Debt Service Reserve Account up to the DSRA Amount, (d) Permitted Tax Distributions and other tax payments in an aggregate amount together not to exceed $20,000,000 in any fiscal year, (e) Transaction Expenses and amounts payable to the Sellers pursuant to the Acquisition Agreement, (f) other Investments made pursuant to Section 7.02 (e), (j) and (k), (g) Restricted Payments made pursuant to Section 7.06(g) and Section 7.06(h) and (h) payments of Junior Financing made pursuant to Section 7.10(a)(iii).

“Permitted First Priority Refinancing Debt” means any Permitted First Priority Refinancing Notes and any Permitted First Priority Refinancing Loans.

“Permitted First Priority Refinancing Loans” means any Credit Agreement Refinancing Indebtedness in the form of secured loans incurred by any Borrower and/or Subsidiary Guarantor in the form of one or more tranches of Loans under this Agreement; provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations and is not secured by any property or assets of any Borrower or Subsidiary Guarantor other than the Collateral, (b) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that Guarantee the Obligations, and (c) such Indebtedness in the form of Refinancing Term Loans does not mature on or prior to the date that is the Latest Maturity Date or has a Weighted Average Life to Maturity equal to or greater than the longest Weighted Average Life to Maturity of the Term Loans hereunder, in either case at the time such Indebtedness is incurred or issued.

“Permitted First Priority Refinancing Notes” means any Credit Agreement Refinancing Indebtedness in the form of secured Indebtedness (including any Registered Equivalent Notes) incurred by any Borrower and/or Subsidiary Guarantor in the form of one or more series of senior secured notes (whether issued in a public offering, Rule 144A, private placement or otherwise); provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations and is not secured by any property or assets of any Borrower or Subsidiary Guarantor other than the Collateral, (b) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that Guarantee the Obligations, (c) such Indebtedness does not mature on or prior to the date that is the Latest Maturity Date or has a Weighted Average Life to Maturity equal to or greater than the longest Weighted Average Life to Maturity of the Term Loans hereunder, in either case at the time such Indebtedness is incurred or issued, (d) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (e) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to each Intercreditor Agreement. Permitted First Priority Refinancing Notes will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders” means each of (a) the Investors and (b) the Management Stockholders (provided that if the Management Stockholders own beneficially or of record more than fifteen percent (15%) of the outstanding voting stock of the Parent Pledgor in the aggregate, they shall be treated as Permitted Holders of only fifteen percent (15%) of the outstanding voting stock of the Parent Pledgor at such time).

“Permitted Other Debt Conditions” means, with respect to Permitted Second Priority Refinancing Debt and Permitted Unsecured Refinancing Debt, that such Indebtedness (a) does not mature or have scheduled amortization payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale, event of loss, change of control or event of default provisions), in each case on or prior to the Latest Maturity Date at the time such Indebtedness is incurred, (b) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that Guarantee the Obligations and (c) to the extent secured, the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest, premium and penalties thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing and (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable (as determined by the Borrower Representative) to the Lenders taken as a whole, as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (ii) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (iii) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended was subject to an Intercreditor Agreement, the holders of such modified, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall become party to such Intercreditor Agreement.

“Permitted Second Priority Refinancing Debt” means secured Indebtedness (including any Registered Equivalent Notes) incurred by any Borrower and/or Subsidiary Guarantor in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (a) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of any Borrower or Subsidiary other than the Collateral, (b) such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness,” (c) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the provisions of the Junior Lien Intercreditor Agreement as a “Second Priority Representative” thereunder, and (d) such Indebtedness meets the Permitted Other Debt Conditions. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Tax Distribution” has the meaning set forth in Section 7.06(i)(iii).

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness (including any Registered Equivalent Notes) incurred by any Borrower and/or Subsidiary Guarantor in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness meets the Permitted Other Debt Conditions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) sponsored, maintained or contributed to by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning set forth in Section 6.02.

“Pledge Agreement” means the Guarantee and Security Agreement substantially in the form of Exhibit E-2, dated as of the Closing Date, among the Parent Pledgor and the Collateral Agent.

“Pledged Debt” has the meaning set forth in the Security Agreement.

“Pledged Equity” has the meaning set forth in the Security Agreement.

“Post-Acquisition Period” means, with respect to any acquisition, the period beginning on the date such acquisition or conversion is consummated and ending on the first anniversary of the date on which such acquisition or conversion is consummated.

“Post-Closing Purchaser Acquiror” means, an entity (together with each Parent Company of such entity) that is controlled by one or more of the Investors and is formed solely for the purposes of purchasing Class A Shares after the Closing Date.

“Prime Rate” means the rate of interest per annum determined from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City and notified to the Borrower.

“Pro Forma Adjustment” means, with respect to any Person for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of such Person, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower Representative in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of such Person and its Subsidiaries; provided that so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder with respect to any applicable Person, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test: (i) income statement items (whether positive or negative) (including any anticipated increase or decrease in distributions to the Loan Parties in connection with a Specified Transaction of TGE or its Subsidiaries) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of Target Shares or of all or substantially all Equity Interests in any Subsidiary of such Person or any division, product line, or facility used for operations of such Person or any of its Subsidiaries, shall be excluded, and (B) in the case of an Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement of Indebtedness

(including the elimination of any Designated Revolving Commitments) shall be included, and (iii) any Indebtedness incurred or assumed by such Person or any of its Subsidiaries (including the establishment of any Designated Revolving Commitments) in connection therewith shall be included and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that (I) without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Borrower Representative in good faith) (1)(x) directly attributable to such transaction, (y) expected to have a continuing impact on such Person and its Subsidiaries and (z) factually supportable or (2) otherwise consistent with the definition of “Pro Forma Adjustment” and (II) when calculating the Consolidated Total Net Leverage Ratio for purposes of the Applicable Cash Percentage, the events that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Loans under the applicable Facility or Facilities at such time.

“Projected Consolidated EBITDA” means, in respect of any Material Project, the projected Consolidated EBITDA attributable to such Material Project for the first full 12-month period following the Scheduled Commercial Operation Date of such Material Project, such amount to be determined by the Borrower Representative in good faith and approved by the Administrative Agent (such approval not to be unreasonably withheld) based upon projected revenues that are reasonably likely on the basis of sound financial planning practice and Prudent Industry Practices, the creditworthiness and applicable projected volumes of the prospective customers, capital and other costs, operating and administrative expenses, the Scheduled Commercial Operation Date, commodity price assumptions, the class and amount of Equity Interests of such Material Project owned, directly or indirectly, by such Person and other factors reasonably deemed appropriate by the Borrower Representative in good faith and as approved by the Administrative Agent (such approval not to be unreasonably withheld).

“Prudent Industry Practices” means any of the practices, methods and acts engaged in or approved by a significant portion of the Midstream Services industry in the United States during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, sound engineering practices, reliability, safety and expedition. “Prudent Industry Practices” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable principles, methods and acts generally accepted in the United States, having due regard for, among other things, the requirements or guidance of Governmental Authorities, applicable laws, equipment manufacturers, industry organizations and the requirements of insurers.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 6.02.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified IPO” means the issuance by any Borrower or any Parent Company of such Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualified Proceeds” means the Fair Market Value of assets that are used or useful in, or Equity Interests of any Person engaged in, a Similar Business.

“Qualifying Lender” has the meaning set forth in Section 2.03(a)(iv)(D)(3).

“Quarterly Payment Date” means the last Business Day of each March, June, September and December, commencing with the first full quarter after the Closing Date.

“Quarterly Retained Available Cash Amount” means, with respect to any Excess Cash Flow Period, the Retained Percentage of Available Cash.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) each Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans incurred pursuant thereto, in accordance with Section 2.13.

“Refinancing Commitments” means one or more Classes of Commitments hereunder that are established to fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Series” means all Refinancing Term Loans or Refinancing Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-In Yield and amortization schedule.

“Refinancing Term Loans” means one or more Classes of Term Loans hereunder that result from a Refinancing Amendment.

“Register” has the meaning set forth in Section 10.07(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Release” means any spilling, leaking, leaching, pumping, pouring, emitting, escaping, emptying, seeping, discharging, injecting, dumping, depositing or disposing into the Environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan, other than events for which the thirty (30) day notice period has been waived.

“Repricing Transaction” means the prepayment, refinancing, substitution or replacement of all or a portion of the Initial Term Loans with the incurrence by any Borrower or Subsidiary Guarantor of any syndicated term loan financing having an All-In Yield that is less than the All-In Yield (as determined by the Administrative Agent on the same basis) of such Initial Term Loans so repaid, refinanced, substituted or replaced, including without limitation, as may be effected through any amendment, amendment or restatement or other modifications to this Agreement relating to the interest rate for, or weighted average yield of, such Initial Term Loans, in each case the primary purpose of which was to reduce such All-In Yield and other than in connection with a Change of Control or a Transformative Transaction.

“Required Class Lenders” means, with respect to any Class on any date of determination, Lenders having more than fifty percent (50.0%) of the sum of (a) the Total Outstandings under such Class and (b) the aggregate unused Commitments under such Class; provided that the unused Commitments (if any) of, and the portion of the outstanding Loans under such Class held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Class Lenders; provided, further, that, to the same extent set forth in Section 10.07(m) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Class Lenders.

“Required Facility Lenders” mean, as of any date of determination, with respect to any Facility, Lenders having more than fifty percent (50.0%) of the sum of (a) the Total Outstandings under such Facility and (b) the aggregate unused Commitments under such Facility; provided that the unused Commitments (if any) of, and the portion of the Total Outstandings under such Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders; provided, further, that, to the same extent set forth in Section 10.07(m) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than fifty percent (50.0%) of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments; provided that the unused Commitments (if any) of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that, to the same extent set forth in Section 10.07(m) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief legal officer, treasurer or assistant treasurer or other similar officer or a manager of a Loan Party and, as to any document delivered on the Closing Date or any document similar to any such document, any secretary, assistant secretary or manager of such Loan Party and any officer or employee of the applicable Loan Party where the signature is included on an incumbency certificate or similar certificate reasonably satisfactory to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless expressly stated otherwise, a reference to a Responsible Officer shall mean a Responsible Officer of the Borrower Representative.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Borrower or Subsidiary Guarantor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to any Borrower’s or Subsidiary Guarantor’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Payment Conditions” means (a) no Default or Event of Default shall have occurred and be continuing, (b) all payments required to be made pursuant to Section 2.03(b)(i) as of such date shall have been made, (c) prior to the Account Termination Date, immediately prior to any transaction pursuant to Section 7.01(r), Section 7.02(q), Section 7.03(l), Section 7.06(c) or Section 7.10(a)(iv), the amount of the Funded DSR shall be at least equal to the DSRA Amount and (d) the Borrowers shall be in Pro Forma Compliance with the Financial Covenant.

“Retained Percentage” means, with respect to any Excess Cash Flow Period, (a) one hundred percent (100.0%) minus (b) the Applicable Cash Percentage with respect to such Excess Cash Flow Period.

“REX” means Rockies Express Pipeline LLC, a Delaware limited liability company, together with its successors.

“S&P” means Standard & Poor’s Ratings Financial Services, a subsidiary of S&P Global Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanction(s)” means any international economic sanction administered or enforced by the United States government (including without limitation, OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Scheduled Commercial Operation Date” means, with respect to any Material Project, the date originally scheduled as the day on which such Material Project shall achieve Commercial Operation.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured First Lien Hedge Agreement” means any Other Hedge Agreement that, in each case, the Borrower Representative shall elect to be secured by the Liens on the Collateral securing the Obligations.

“Secured Hedge Agreement” means any (a) Secured Loan Document Hedge Agreement and (b) Secured First Lien Hedge Agreement.

“Secured Hedge Obligations” means the obligations owed by any Borrower or any Guarantor to any Hedge Bank under any Secured Hedge Agreement (excluding, with respect to any such Borrower or Guarantor, Excluded Swap Obligations of such Borrower or Guarantor).

“Secured Loan Document Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Borrower or Guarantor and any Hedge Bank that constitutes a Hedge Bank pursuant to clauses (a) or (b) of the definition of “Hedge Bank”, as applicable.

“Secured Other Hedge Agreement” means any (a) Other Hedge Agreement that, in each case, the Borrower Representative shall elect to be secured by a security interest in the Collateral ranking junior to the Liens securing the Obligations that is entered into by and between any Borrower or Guarantor and any other Person, provided, that, the Other Debt Representative with respect to each such Secured Other Hedge Agreement shall become party to the Junior Lien Intercreditor Agreement as a “Junior Lien Representative” (or similar term, in each case, as defined in the Junior Lien Intercreditor Agreement) and (b) Secured First Lien Hedge Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks, Cash Management Banks, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Intermediary” means a bank or financial institution selected by the Borrower Representative and reasonably acceptable to the Administrative Agent.

“Security Agreement” means the Guarantee and Security Agreement substantially in the form of Exhibit E-1, dated as of the Closing Date, among the Parent Guarantors, the Borrowers, the Subsidiary Guarantors, the Administrative Agent and the Collateral Agent.

“Security Agreement Supplement” has the meaning set forth in the Security Agreement.

“Seller” has the meaning set forth in the definition of Acquisition Agreement.

“Similar Business” means (a) any business conducted or proposed to be conducted by any Borrower, any of its Subsidiaries or the Acquired Business on the Closing Date, and any reasonable extension thereof or (b) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which any Borrower, its Subsidiaries or the Acquired Business is engaged or propose to be engaged on the Closing Date.

“Sold Entity or Business” has the meaning set forth in the definition of “Consolidated EBITDA”.

“Solicited Discount Proration” has the meaning set forth in Section 2.03(a)(iv)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning set forth in Section 2.03(a)(iv)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower Representative of Solicited Discounted Prepayment Offers made pursuant to Section 2.03(a)(iv)(D) substantially in the form of Exhibit I-6.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit I-7, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning set forth in Section 2.03(a)(iv)(D)(1).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. For purposes of Section 5.13, it is assumed the Loans and other Obligations incurred under the Loan Documents and in connection with the Facility will become due as of the Maturity Date.

“SPC” has the meaning set forth in Section 10.07(i).

“Specified Discount” has the meaning set forth in Section 2.03(a)(iv)(B)(1).

“Specified Discount Prepayment Amount” has the meaning set forth in Section 2.03(a)(iv)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower Representative of a Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.03(a)(iv)(B) substantially in the form of Exhibit I-8.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit I-9, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning set forth in Section 2.03(a)(iv)(B)(1).

“Specified Discount Proration” has the meaning set forth in Section 2.03(a)(iv)(B)(3).

“Specified Equity Contribution” means any cash contribution to the common equity of any Borrower and/or any purchase or investment in an Equity Interest of any Borrower other than Disqualified Equity Interests.

“Specified Representations” means those representations and warranties of the Loan Parties in Sections 5.01(a) (solely as to the Loan Parties), 5.01(b)(ii), 5.02(a) (but not as it relates to the consummation of the Transactions (other than clause (c) of the definition thereof)), 5.02(b)(i) (solely with respect to the execution, delivery and performance of the Loan Documents by the Loan Parties (to the extent such Loan Party is a party thereto), incurrence of the Loans by the Borrowers hereunder, the granting of the Guarantees by the Borrowers and the Guarantors, and the security interest granted to secure the Obligations by the Loan Parties pursuant to the Security Agreement and the Pledge Agreement), 5.04, 5.11, 5.13, 5.14 (except for clauses (a)(i) and (b)) and 5.15 (subject to the proviso at the end of Section 4.01(a)).

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment or other transaction in respect of which the terms of this Agreement require any test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”.

“Subject Interests” has the meaning set forth in the preliminary statements to this Agreement.

“Submitted Amount” has the meaning set forth in Section 2.03(a)(iv)(C)(1).

“Submitted Discount” has the meaning set forth in Section 2.03(a)(iv)(C)(1).

“Subsidiary” means, with respect to any specified Person, (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of its Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (b) any partnership (whether general or limited) or limited liability company (i) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (ii) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively, plus in the case of both subclauses (x) and (y) of this clause (ii) it consolidates the financial results of such partnership or limited liability company with its own financial results in accordance with GAAP.

“Subsidiary Guarantor” means (a) GP Acquiror and (b) the wholly owned Domestic Subsidiaries of any Borrower (other than any Excluded Subsidiary), (c) those wholly owned Domestic Subsidiaries that issue a Guaranty of the Obligations after the Closing Date (i) as required pursuant to Section 6.11 or (ii) otherwise, at the option of the Borrower Representative and (d) solely in respect of any Secured Loan Document Hedge Agreement or Treasury Services Agreement to which any Borrower is not a party, such Borrower, in each case, until the Guaranty thereof is released in accordance with this Agreement.

“Supplemental Agent” has the meaning set forth in Section 9.13(a) and “Supplemental Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation of such Person to pay or perform under any Swap Contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capitalized Lease Obligations.

“Target Shares” has the meaning set forth in the preliminary statements to this Agreement.

“Taxes” has the meaning set forth in Section 3.01(a).

“TE” has the meaning set forth in the preliminary statements to this Agreement.

“TE Units” has the meaning set forth in the preliminary statements to this Agreement.

“TEP” means Tallgrass Energy Partners, LP, a Delaware limited partnership and a wholly owned Subsidiary of TE, together with its successors.

“TEP Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of June 2, 2017, by and among TEP, as the borrower, the financial institutions party thereto as lenders, Wells Fargo Bank, National Association, as administrative agent and collateral agent, and the other parties thereto (as amended by Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of July 26, 2018, and Consent and Amendment No. 2 to Second Amended and Restated Credit Agreement, dated as of February 22, 2019, and as may be further amended, amended and restated, supplemented or other modified from time to time).

“TEP Debt Ratio” has the meaning set forth in Section 7.12.

“Term Loan Increase” has the meaning set forth in Section 2.12(a).

“Term Loans” has the meaning set forth in the definition of “Loans”.

“Test Period” means (a) for any date of determination under this Agreement, the latest four consecutive fiscal quarters for which financial statements have been delivered to the Administrative Agent on or prior to the Closing Date and/or for which financial statements are required to be delivered pursuant to Section 6.01, as applicable and (b) for purposes of calculating the TEP Debt Ratio, the latest four consecutive quarters of TEP for which financial statements are internally available.

“TGE” has the meaning set forth in the preliminary statements to this Agreement.

“TGE GP” has the meaning set forth in the preliminary statements to this Agreement.

“Threshold Amount” means $75,000,000.

“Total Outstandings” means, with respect to any Class or Facility, or all Facilities taken together, as applicable, the aggregate Outstanding Amount of all Loans.

“Transaction Expenses” means any fees or expenses incurred or paid by the Investors, the Borrowers or any of their respective Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions related to the Obligations, any OID or upfront fees, employee retention payments and deferred compensation expenses (regardless of when paid)), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the Acquisition and other related transactions contemplated by the Acquisition Agreement (including any exchange of Class B Shares and TE Units into Class A Shares, regardless of when exchanged), (b) the Equity Contribution, (c) the funding of the Initial Term Loans and the execution and delivery of Loan Documents, (d) the establishment of the Debt Service Reserve Account on the Closing Date and the funding of the Debt Service Reserve Account, including, through the issuance of one or more DSR L/Cs or with proceeds of the Term Loans, as applicable, and (e) the payment of Transaction Expenses.

“Transformative Transaction” means any acquisition, Investment or other transaction by any Borrower or Subsidiary Guarantor or TGE GP, TGE or any of their respective Subsidiaries that either (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition, Investment or other transaction or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition, Investment or other transaction would not provide such Person with adequate flexibility under this Agreement for the continuation and/or expansion, capitalization or funding of the combined operations of the business following such consummation, as determined by the Borrower Representative in good faith.

“Treasury Services Agreement” means any agreement between any Borrower or any Guarantor and any Cash Management Bank relating to treasury, depository, credit card, debit card, stored value cards, purchasing or procurement cards and cash management services or automated clearinghouse transfer of funds or any similar services.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” or “U.S.” means the United States of America.

“United States Tax Compliance Certificate” means a certificate substantially in the form of Exhibits H-1, H-2, H-3 and H-4 hereto, as applicable.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 10756, as amended or modified from time to time.

“U.S. Person” means any Person that is a “United States Person” (as defined in Section 7701(a)(30) of the Code).

“VCOC Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“VCOC Parent Guarantor” has the meaning set forth in the introductory paragraph to this Agreement.

“Voting Stock” of any specified Person as of any date means the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withholding Agent” means any Borrower, any Guarantor, the Parent Pledgor and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield Differential” has the meaning set forth in Section 2.12(e)(ii).

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(h) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (i) calculating any applicable ratio or Distributed Cash in connection with the incurrence of Indebtedness, the issuance of Disqualified Equity Interests, the creation of Liens, the making of any Disposition, the making of an Investment, the making of a Restricted Payment or the repayment of Indebtedness or Disqualified Equity Interests, (ii) determining compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom, (iii) determining compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth herein or (iv) determining the satisfaction of all other conditions precedent to the incurrence of Indebtedness, the issuance of Disqualified Equity Interests, the creation of Liens, the making of any Disposition, the making of an Investment, the making of a Restricted Payment or the repayment of Indebtedness or Disqualified Equity Interests, in each case in connection with a Limited Condition Transaction, the date of determination of such ratio or other provisions, determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall, at the option of the Borrower Representative (the Borrower Representative’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election,” which LCT Election may be in respect of one or more of clauses (i), (ii), (iii) and (iv) above), be deemed to be the date the definitive agreements (or other relevant definitive documentation) for such Limited Condition Transaction are entered into (the “LCT Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or issuance of Indebtedness or Disqualified Equity Interests and the use of proceeds thereof), with such ratios and other provisions calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrowers could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with, unless an Event of Default pursuant to Section 8.01(a), or, solely with respect to any Borrower, Section 8.01(f) shall be continuing on the date such Limited Condition Transaction is consummated; provided that any ratio-based Restricted Payments basket will be tested both with and without giving Pro Forma Effect to the Limited Condition Transaction and other transactions in connection therewith. For the avoidance of doubt, (1) if, following the LCT Test Date, any of such ratios or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Distributed Cash or other components of such ratio) or other provisions at or prior to the consummation of the relevant Limited Condition Transactions, such ratios and other provisions will not be deemed to have been exceeded or failed to have been satisfied as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (2) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions, unless, other than if an Event of Default pursuant to Section 8.01(a), or, solely with respect to any Borrower, Section 8.01(f), shall be continuing on such date, the Borrower Representative elects, in its sole discretion, to test such ratios and compliance with such conditions on the date such Limited Condition Transaction or related transactions is consummated. If the Borrower Representative has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket availability or compliance with any other provision hereunder (other than actual compliance with the Financial Covenant) on or following the relevant LCT Test Date and prior to the earliest of the date on which such Limited Condition Transaction is consummated, the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction or the date the Borrower Representative makes an election pursuant to clause (2) of the immediately preceding sentence, any such ratio, basket or compliance with any other provision hereunder shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness or Disqualified Equity Interests, and the use of proceeds thereof) had been consummated on the LCT Test Date. Notwithstanding anything in this Agreement or any Loan Document to the contrary, if any Borrower or Subsidiary Guarantor (x) incurs Indebtedness or issues Disqualified Equity Interests, creates Liens, makes Dispositions, makes Investments, makes Restricted Payments or repays any Indebtedness or Disqualified Equity Interests in connection with any Limited Condition Transaction under a ratio-based basket and (y) incurs Indebtedness, issues Disqualified Equity Interests, creates Liens, makes Dispositions, Investments or Restricted Payments or repays any Indebtedness or Disqualified Equity Interests in connection with such Limited Condition Transaction under a non-ratio-based basket, then the applicable ratio will be calculated with respect to any such action under the applicable ratio-based basket without regard to any such action under such non-ratio-based basket made in connection with such Limited Condition Transaction.

Section 1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Debt Service Coverage Ratio, the Consolidated Total Net Leverage Ratio and the Combined Total Net Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

(c) References to “fiscal quarter” and “fiscal year” are to the fiscal quarter and fiscal year of the Borrowers.

Section 1.04 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

Section 1.08 Negative Covenant Compliance. For purposes of determining whether any Borrower or Guarantor complies with any exception to Article VII (other than the Financial Covenant) where compliance with any such exception is based on a financial ratio or metric being satisfied as of a particular point in time, it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken, as such financial ratios and metrics are intended to be “incurrence” tests and not “maintenance” tests and (b) correspondingly, any such ratio and metric shall only prohibit the Borrowers and Guarantors from creating, incurring, assuming, suffering to exist or making, as the case may be, any new, for example, Liens, Indebtedness or Investments, but shall not result in any previously permitted, for example, Liens, Indebtedness or Investments ceasing to be permitted hereunder. For avoidance of doubt, with respect to determining whether any Borrower or Guarantor complies with any negative covenant in Article

VII (other than the Financial Covenant), to the extent that any obligation or transaction could be attributable to more than one exception to any such negative covenant, the Borrower Representative may elect to categorize all or any portion of such obligation or transaction to any one or more exceptions to such negative covenant that permit such obligation or transaction.

Section 1.09 Borrower Representative. Each Borrower hereby designates the ECI Borrower as its Borrower Representative. The Borrower Representative will be acting as agent on each of the Borrowers behalf for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Loans pursuant to Section 2.02 or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Section 1.10 Joint and Several Liability.

(a) Each of the ECI Borrower, Non-ECI Borrower and VCOC Borrower accepts joint and several liability for all Obligations hereunder in consideration of the financial accommodations provided to or to be provided to the Loan Parties by the Administrative Agent and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the ECI Borrower, Non-ECI Borrower and VCOC Borrower. Each of the ECI Borrower’s, Non-ECI Borrower’s and VCOC Borrower’s obligations arising as a result of the joint and several liability of such Borrowers hereunder, with respect to Loans made to the Borrowers hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each of the ECI Borrower, Non-ECI Borrower and VCOC Borrower.

(b) Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent and the Lenders may proceed directly and at once, without notice, against each of the ECI Borrower, Non-ECI Borrower and VCOC Borrower to collect and recover the full amount, or any portion of, the Obligations, without first proceeding against any Borrower or any other Person, or against any security or collateral for the Obligations. Each of the ECI Borrower, Non-ECI Borrower and VCOC Borrower waives, to the maximum extent permitted by law, all suretyship defenses and consents and agrees that the Administrative Agent and the Lenders shall be under no obligation to marshal any assets in favor of any of the ECI Borrower, Non-ECI Borrower and VCOC Borrower or against or in payment of any or all of the Obligations.

Section 1.11 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE COMMITMENTS AND BORROWINGS

Section 2.01 The Initial Term Borrowings. Subject to the terms and conditions set forth herein, each Lender severally agrees to make to the Borrowers on the Closing Date term loans denominated in Dollars in an aggregate amount not to exceed the amount of such Lender’s Initial Commitment. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Initial Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. The Initial Term Loans shall be funded net of the OID Amount applicable thereto, if any.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower Representative’s irrevocable notice on behalf of the Borrowers to the Administrative Agent, which may be given by telephone (confirmed by a written Committed Loan Notice). Each such notice must be received by the Administrative Agent not later than (i) 12:00 noon New York City time three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, and (ii) 11:00 a.m. New York City time on the requested date of any Borrowing of Base Rate Loans; provided that the notice referred to in clause (i) above may be delivered no later than one (1) Business Day prior to the Closing Date in the case of the Initial Term Borrowing. Each telephonic notice by the Borrower Representative pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower Representative. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $100,000, in excess thereof. Except as provided in the last sentence of this paragraph, each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower Representative fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, converted to, or continued as Eurocurrency Rate Loans with an Interest Period of one (1) month. Any such automatic conversion to, or continuation as, Eurocurrency Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower Representative requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower Representative, the Administrative Agent shall promptly notify each Lender of the details of any automatic conversion to Eurocurrency Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Except as otherwise provided in the following sentence, the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower Representative on behalf of the Borrowers.

Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrowers pay the amount due, if any, under Section 3.05 in connection therewith. During the existence of a Payment or Bankruptcy Default, the Administrative Agent shall, at the direction of the Required Lenders, require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(c) The Administrative Agent shall promptly notify the Borrower Representative and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower Representative and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the announcement of such change.

(d) After giving effect to all Borrowings, all conversions of Loans, from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect; provided that after the establishment of any new Class of Loans pursuant to an Incremental Amendment, Refinancing Amendment or Extension Amendment, the number of Interest Periods otherwise permitted by this Section 2.02(d) shall increase by three (3) Interest Periods for each applicable Class so established.

(e) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing or make any other payment obligation under the Loan Documents.

Section 2.03 Prepayments.

(a) Voluntary. (i) Each Borrower may, upon, subject to clause (iii) below, irrevocable written notice to the Administrative Agent by the Borrower Representative, at any time or from time to time voluntarily prepay Loans of any Class in whole or in part without premium or penalty (subject to Section 2.03(a)(iii)); provided that (1) such notice must be received by the

Administrative Agent not later than 1:00 p.m. New York City time (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) one (1) Business Day prior to any on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $500,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans and the order of Borrowing(s) to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrower Representative, the applicable Borrower(s) shall make such prepayment and (subject to Section 2.03(a)(ii)) the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon to such date, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.03(a), the Borrower Representative may in its sole discretion select the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share as provided for under this Agreement.

(ii) Subject to the payment of any amounts owing pursuant to Section 3.05, upon request of any Borrower, the Borrower Representative may rescind any notice of prepayment under Section 2.03(a)(i) if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility, which refinancing shall not be consummated or shall otherwise be delayed. Each prepayment of any Class of Term Loans pursuant to this Section 2.03(a) shall be applied in an order of priority as directed by the Borrower Representative (acting at the direction of the applicable Borrower) (which may be applied to any specific Class, tranche or Facility of Indebtedness) and, absent such direction, shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.05(a).

(iii) In the event that, on or prior to the date that is six (6) months following the Closing Date, any Borrower (x) prepays, refinances, substitutes or replaces any Initial Term Loans pursuant to a Repricing Transaction, or (y) effects any amendment, amendment and restatement or other modification of this Agreement resulting in a Repricing Transaction, the Borrowers shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (1) in the case of clause (x), a prepayment premium of one percent (1.0%) of the aggregate principal amount of the Initial Term Loans so prepaid, refinanced, substituted or replaced and (2) in the case of clause (y), a fee equal to one percent (1.0%) of the aggregate principal amount of the applicable Initial Term Loans amended or otherwise modified pursuant to such amendment. If, on or prior to the six (6) month anniversary of the Closing Date, any Lender that is a Non-Consenting Lender is replaced pursuant to Section 3.07(a) in connection with any amendment, amendment and restatement or other modification of this Agreement resulting in a Repricing Transaction, such Lender (and not any Person who replaces such Lender pursuant to Section 3.07(a)) shall receive its Pro Rata Share (as determined immediately prior to it being so replaced) of the prepayment premium or fee described in the preceding sentence. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(iv) Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, any Loan Party may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) (or any Borrower or any of its Subsidiaries may purchase such outstanding Term Loans and immediately cancel them) on the following basis:

(A) Any Loan Party shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.03(a)(iv); provided that no Loan Party shall initiate any action under this Section 2.03(a)(iv) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Loan Party on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Loan Party was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Loan Party’s election not to accept any Solicited Discounted Prepayment Offers.

(B) (1) Subject to the proviso to subsection (A) above, any Loan Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Loan Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.03(a)(iv)(B)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than, in the case of Eurocurrency Rate Loans, $1,000,000 and whole increments of $1,000,000 in excess thereof and, in the case of Base Rate Loans, $1,000,000 and whole increments of $250,000 in excess thereof, and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (New York City time), on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the relevant Loan Party will make a prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Loan Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Loan Party of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Loan Party and such Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Loan Party shall be due and payable by such Loan Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1) Subject to the proviso to subsection (A) above, any Loan Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Loan Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by such Loan Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.03(a)(iv)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than, in the case of Eurocurrency Rate Loans. $1,000,000 and whole increments of $1,000,000 in excess thereof and, in the case of Base Rate Loans, $1,000,000 and whole increments of $250,000 in excess thereof, and (IV) each such solicitation by a Loan Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Loan Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The relevant Loan Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the relevant Loan Party will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than or equal to the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Loan Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Loan Party of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated

in the foregoing notices to the relevant Loan Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Loan Party shall be due and payable by such Loan Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, any Loan Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Loan Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the applicable Loan Party is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.03(a)(iv)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than, in the case of Eurocurrency Rate Loans. $1,000,000 and whole increments of $1,000,000 in excess thereof and, in the case of Base Rate Loans, $1,000,000 and whole increments of $250,000 in excess thereof, and (IV) each such solicitation by a Loan Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (New York City time), on the third Business Day after the date of delivery of such notice to such Lenders (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide the relevant Loan Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Loan Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Loan Party (the “Acceptable Discount”), if any. If the Loan Party elects to accept any Offered Discount as the Acceptable

Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Loan Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Loan Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Loan Party by the Acceptance Date, such Loan Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with such Loan Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Loan Party at the Acceptable Discount in accordance with this Section 2.03(a)(iv)(D). If the Loan Party elects to accept any Acceptable Discount, then the Loan Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Loan Party will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Loan Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Loan Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Loan Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Loan Party shall be due and payable by such Loan Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Term Loan Prepayment, the Loan Parties and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from a Loan Party in connection therewith.

(F) If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, a Loan Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Loan Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans on a pro-rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.03(a)(iv) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective Pro Rata Share. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.03(a)(iv), the relevant Loan Party shall waive any right to bring any action against the Administrative Agent, in its capacity as such, in connection with any such Discounted Term Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.03(a)(iv), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the applicable Loan Party.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.03(a)(iv), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each Loan Party and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.03(a)(iv) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.03(a)(iv) as well as activities of the Auction Agent.

(J) Each Loan Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Loan Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.03(a)(iv) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(b) Mandatory.

(i) No later than the date that is five Business Days after each Quarterly Payment Date, the Borrowers shall cause to be offered to be prepaid in accordance with clauses (b)(iv) and (viii) below, an aggregate principal amount of Term Loans equal to the Applicable Cash Percentage of Available Cash, if any, for such fiscal quarter minus the amount of all Permitted Deductions during such fiscal quarter or the amount of all Permitted Deductions reasonably expected (as determined by the Borrower Representative in good faith) during the following fiscal quarter (such amount, “Excess Cash Flow”); provided that if at the time that any such prepayment would be required, the Borrowers are required to offer to repurchase or make a payment with respect to any Indebtedness outstanding at such time that is secured by a Lien on the Collateral ranking pari passu with the Lien securing the Term Loans pursuant to the terms of the documentation governing such Indebtedness (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Obligations) with such Excess Cash Flow (such Indebtedness required to be offered to be so repurchased or required to be paid, “Other Applicable Indebtedness”), then the Borrowers may apply such Excess Cash Flow on a pro rata basis to the Term Loan and Other Applicable Indebtedness determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided, further, that (A) the portion of such Excess Cash Flow allocated to Other Applicable Indebtedness shall not exceed the amount of such Excess Cash Flow required to be allocated to Other Applicable Indebtedness pursuant to the terms thereof, the remaining amount, if any, of such Excess Cash Flow shall be allocated to the Term Loans in accordance with the terms hereof, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.03(b)(i) shall be reduced accordingly and (B) to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(ii) If any Borrower or Subsidiary Guarantor receives Net Proceeds in excess of the Disposition Threshold from any Disposition pursuant to Section 7.05(g), the Borrowers shall offer to prepay (or cause to be offered to be prepaid) in accordance with clauses (b)(iv) and (viii) below, on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by such Borrower or Subsidiary Guarantor of such Net Proceeds, an aggregate principal amount of Term Loans in an amount equal to 100% of such Net Proceeds; provided that if at the time that any such prepayment would be required, the Borrowers are required to offer to repurchase any Other Applicable Indebtedness with the Net Proceeds of such Disposition, then the Borrowers may apply such Net Proceeds on a pro rata basis to the Term Loans and Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time); provided, further, that (A) the portion of such Net Proceeds allocated to Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to Other Applicable Indebtedness pursuant to the terms thereof, the remaining amount, if any, of such Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.03(b)(ii) shall be reduced accordingly and (B) to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(iii) If any Borrower or Subsidiary Guarantor incurs or issues any Indebtedness after the Closing Date (other than Indebtedness not prohibited under Section 7.03 (excluding Indebtedness incurred pursuant to Section 7.03(r))), the Borrowers shall cause to be offered to be prepaid in accordance with clause (b)(iv) below an aggregate principal amount of Term Loans in an amount equal to one hundred percent (100.0%) of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by any Borrower or Subsidiary Guarantor of such Net Proceeds; provided that if at the time that any such prepayment would be required, any Borrower is required to offer to repurchase any Other Applicable Indebtedness with the Net Proceeds of such

Indebtedness, then the Borrowers may apply such Net Proceeds on a pro rata basis to the Term Loans and Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time); provided, further, that (A) the portion of such Net Proceeds allocated to Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to Other Applicable Indebtedness pursuant to the terms thereof, the remaining amount, if any, of such Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.03(b)(iii) shall be reduced accordingly and (B) to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(iv) Except with respect to Loans incurred in connection with any Refinancing Amendment, Term Loan Extension Request or any Incremental Amendment (which may be prepaid on a less than pro rata basis in accordance with its terms), (A) each prepayment of Term Loans pursuant to this Section 2.03(b) shall be applied as between series, Classes or tranches of Term Loans as directed by the Borrower Representative (provided that any prepayment of Term Loans with the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt); (B) with respect to each Class of Term Loans, each prepayment pursuant to clauses (i) through (iii) of this Section 2.03(b) shall be applied to the scheduled installments of principal thereof following the date of prepayment pursuant to Section 2.05(a) as directed by the Borrower Representative (without premium or penalty except as expressly required by Section 2.03(a)(iii)); and (C) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(v) The Borrower Representative shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (ii) and (iii) of this Section 2.03(b) at least three (3) Business Days prior to the date of such prepayment (or such shorter time as the Administrative Agent may agree). Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower Representative’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

(vi) Funding Losses, Etc. All prepayments under this Section 2.03 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.

(vii) Term Opt-out of Prepayment. With respect to each prepayment of Term Loans required pursuant to Section 2.03(b)(i), (ii) or (iii), (A) the Borrower Representative will, not later than the date specified in Sections 2.03(b)(i), (ii) or (iii) for offering to make such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent provide notice of such offer of prepayment to each Appropriate Lender, (B) the Administrative Agent shall provide notice of such offer of prepayment to each Appropriate Lender, (C) each Appropriate Lender has the right to refuse such offer of prepayment by giving written notice of such refusal to the Administrative Agent within one (1) Business Day after such Lender’s receipt of notice from the Administrative Agent of such offer of prepayment (any such refused amounts, “Declined Proceeds”), and (D) the applicable Borrower shall make all such prepayments (other than Declined Proceeds) promptly thereafter.

(viii) In connection with any mandatory prepayments by any Borrower of the Term Loans pursuant to this Section 2.03(b), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans of the applicable Class or Classes being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans or Eurocurrency Rate Loans; provided that with respect to such mandatory prepayment, the amount of such mandatory prepayment within any tranche of Term Loans shall be applied first to Term Loans of such tranche that are Base Rate Loans to the full extent thereof before application to Term Loans of such tranche that are Eurocurrency Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05; provided, further, that, in the event that any Lender has waived its right to prepayment pursuant to Section 2.03(b)(vii), then such Lender shall be excluded from the pro rata application of such prepayment.

Section 2.04 Termination or Reduction of Commitments.

(a) Optional. The Borrowers may, upon irrevocable written notice from the Borrower Representative to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in a minimum aggregate amount of $500,000, as applicable, or any whole multiple of $100,000, in excess thereof. Notwithstanding the foregoing, the Borrower Representative (acting at the direction of the applicable Borrower) may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Initial Commitment of each Lender shall be automatically and permanently reduced to $0 upon the funding of Initial Term Loans to be made by it on the Closing Date.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the unused Commitments of any Class under this Section 2.04. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

Section 2.05 Repayment of Loans.

(a) Term Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (i) on each Quarterly Payment Date, an aggregate principal amount equal to 0.25% of the aggregate principal amount of the Initial Term Loans outstanding on the Closing Date and (ii) on the Maturity Date for the Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date; provided that payments required by Section 2.05(a)(i) above shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03(b). In the event any Incremental Term Loans, Refinancing Term Loans or Extended Term Loans are made, such Incremental Term Loans, Refinancing Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrowers in the amounts and on the dates set forth in the Incremental Amendment, Refinancing Amendment or Extension Amendment with respect thereto and on the applicable Maturity Date thereof. For the avoidance of doubt, the full amount of the Loans (without taking into account any netting of the OID Amount occurring on the Closing Date) shall be repaid in accordance with this Section 2.05 and Section 2.03.

(b) In the event that, prior to the incurrence of any Incremental Term Loans, the Initial Term Loans or any existing Incremental Term Loans have scheduled amortization payments under Section 2.05(a)(i) (or other equivalent section) that are less than 0.25% of the aggregate principal amount of such existing Term Loans when initially incurred, then at the Borrower Representative’s option, (x) the scheduled amortization payments of such existing Term Loans on the effective date of such Incremental Term Loans shall be increased to be equal quarterly installments of principal equal to 0.25% of the aggregate principal amount of such existing Term Loans originally incurred or (y) the scheduled amortization payment of the Incremental Term Loans shall equal such smaller percentage applicable to the existing Term Loans on such scheduled amortization payment date(s) (reflected as a percentage of the aggregate principal amount of such Incremental Term Loans), so long as, in the event this clause (y) is applicable, and for the avoidance of doubt, such percentage is expressly set forth in the Incremental Amendment with respect to such Incremental Term Loans.

Section 2.06 Interest.

(a) Subject to the provisions of Section 2.06(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) During the continuance of an Event of Default under Section 8.01(a), the Borrowers shall pay interest on past due principal or interest owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. For the avoidance of doubt, interest shall be payable on the full amount of the Loans (without taking into account any netting of the OID Amount occurring on the Closing Date) in accordance with this Section 2.06.

Section 2.07 Fees. The Borrowers shall pay to the Administrative Agent (for the account of the parties entitled thereto) such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified (including all fees under the Fee Letter that are payable pursuant to the terms thereof). Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower Representative and the applicable Agent).

Section 2.08 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of three hundred sixty-five (365) days, or three hundred sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.09 Evidence of Indebtedness.

(a) The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register and the corresponding accounts and records of the Administrative Agent in respect of such matters, the Register and the corresponding accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender or its registered assigns, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and record thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon Payment in Full, each Note shall be deemed automatically terminated, canceled and of no further force or effect. Upon request of the Borrower Representative, the Lenders shall return such Notes to the Borrowers.

(b) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.09(a), and by each Lender in its account or accounts pursuant to Section 2.09(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

Section 2.10 Payments Generally.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 12:00 noon New York City time on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after 12:00 noon New York City time shall in each case be deemed received on the next succeeding Business Day, in the Administrative Agent’s sole discretion, and any applicable interest or fee shall continue to accrue.

(b) Except as otherwise provided herein, if any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless any Borrower or Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if such Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the Overnight Bank Funding Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to such Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Overnight Bank Funding Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon such Borrower, and such Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or such Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower Representative with respect to any amount owing under this Section 2.10(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV or in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.11 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or any security therefor, any payment or distribution (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or distribution in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment or distribution is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.11 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.12 Incremental Borrowings.

(a) Incremental Commitments. The Borrowers may at any time or from time to time after the Closing Date, by notice from the Borrower Representative to the Administrative Agent (an “Incremental Loan Request”), request one or more new commitments (each, an “Incremental Facility”) which may be in the same Facility as any outstanding Term Loans of an existing Class of Term Loans (a “Term Loan Increase”) or a new Class of Term Loans (collectively with any Term Loan Increase, the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy of such Incremental Loan Request to each of the Lenders (except to those Lenders (if any) the Borrower Representative has notified the Administrative Agent that it does not intend to approach for Incremental Commitments).

(b) Incremental Term Loans. Any Incremental Commitments effected through new Term Loans made on an Incremental Facility Closing Date shall be designated a separate Class of Incremental Commitments for all purposes of this Agreement, except in the case of a Term Loan Increase. On any Incremental Facility Closing Date on which any Incremental Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.12, (i) each Incremental Lender of such Class shall make a Term Loan to the Borrowers (or any Subsidiary Guarantor may be designated as a borrower in respect thereof so long as all obligors under such Incremental Facility are the same as with respect to the Loans hereunder and such designated entity together with all Borrowers are jointly and severally liable) (an “Incremental Term Loan”) in an amount equal to its Incremental Commitment of such Class, and (ii) each Incremental Lender of such Class shall become a Lender hereunder with respect to the Incremental Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Term Loans and be treated as the same Class as any of such Term Loans. The Incremental Term Loans shall be funded net of the OID Amount applicable thereto, if any.

(c) Incremental Loan Request. Each Incremental Loan Request from the Borrower Representative pursuant to this Section 2.12 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans. Incremental Term Loans may be made by any existing Lender (but each existing Lender will not have an obligation to make any Incremental Commitment, nor will the Borrowers have any obligation to approach any existing Lenders to provide any Incremental Commitment) or by any other bank or other financial institution or other institutional lender (any such other bank or other financial institution or other institutional lender being called an “Additional Lender”) (each such existing Lender or Additional Lender providing such Incremental Commitment, an “Incremental Lender”, and, collectively, the “Incremental Lenders”); provided that (i) the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans to such Lender or Additional Lender and (ii) with respect to Incremental Commitments, any Affiliated Lender providing an Incremental Commitment shall be subject to the same restrictions set forth in Section 10.07(k) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans.

(d) Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(i) after giving effect to such Incremental Commitments, the following conditions shall be satisfied (it being understood that all references to “the date of such Borrowing” or similar language shall be deemed to refer to the effective date of such Incremental Amendment) (provided that if the proceeds of such Incremental Commitments are being used to finance an Investment, or irrevocable repayment, repurchase or redemption, there shall be no requirement to satisfy any or all such conditions except that (A) no Payment or Bankruptcy Default with respect to any Borrower shall have occurred and be continuing or would exist after giving effect to such Incremental Commitments, which requirement in this clause (A) shall not be omitted or waived without the consent of the Required Lenders and (B) in the case of an Investment, (x) the accuracy of the representations and warranties shall refer to the accuracy of the representations and warranties that would constitute Specified Representations (conformed as necessary to apply only to such Investment), (y) the reference to “Material Adverse Effect” in the Specified Representations shall be understood for this purpose to refer to “Material Adverse Effect” or similar definition as defined in the main transaction agreement governing such Investment and (z) the accuracy of such Specified Representations shall not be omitted or waived without the consent of the Required Lenders):

(A) the representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the effective date of such Incremental Amendment with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; and

(B) no Default shall exist and be continuing or would immediately result from such proposed Incremental Commitment or from the application of the proceeds therefrom;

(ii) each Incremental Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence);

(iii) the aggregate principal amount of the Incremental Term Loans, together with the aggregate principal amount of Incremental Equivalent Debt, shall not exceed $200,000,000 (the “Incremental Availability Amount”);

(iv) the incurrence of any such Incremental Term Loans shall be in compliance with all obligations under Regulations T, U and X issued by the FRB; and

(v) such other conditions as the Borrower Representative, each Incremental Lender providing such Incremental Commitments and the Administrative Agent shall agree.

(e) Required Terms. The terms, provisions and documentation of any Incremental Term Loans and Incremental Commitments of any Class shall be as agreed between the Borrower Representative and the applicable Incremental Lenders providing such Incremental Commitments, and except as otherwise set forth herein, to the extent not consistent with the Initial Term Loans existing on the Incremental Facility Closing Date, shall be reasonably satisfactory to Administrative Agent (except for covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the Incremental Facility Closing Date) (it being understood that to the extent any financial maintenance covenant is added for the benefit of any Incremental Term Loans or any Incremental Commitments, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant is also added for the benefit of each Facility remaining outstanding after the effectiveness of such Incremental Amendment). In any event:

(i) the Incremental Term Loans:

(A) shall be unsecured or shall rank pari passu with or junior in right of payment and of security to the Term Loans (and to the extent subordinated in right of payment or security, shall be subject to a Junior Lien Intercreditor Agreement or an alternate intercreditor and subordination arrangement reasonably satisfactory to the Administrative Agent),

(B) shall not mature earlier than the Maturity Date of the Initial Term Loans,

(C) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans (without giving effect to any prepayments of the Initial Term Loans prior to the time of incurrence of such Incremental Term Loans that would otherwise modify the Weighted Average Life to Maturity of the Initial Term Loans),

(D) shall have an Applicable Rate, and subject to clauses (e)(i)(B) and (e)(i)(C) above and clause (e)(ii) below, amortization determined by the Borrower Representative and the applicable Incremental Lenders,

(E) may not be incurred (or guaranteed) by a non-Loan Party or secured by assets that do not constitute Collateral, and

(F) mandatory prepayments of the Incremental Term Loans shall be on a pro rata or less than pro rata basis, except that the Borrowers shall be permitted to prepay any Class of Term Loans on a better than pro rata basis as compared to any other Class of Term Loans with a later maturity date than such Class, provided that, any Incremental Facility may provide for the ability to participate on a non-pro rata basis in any voluntary prepayments of the Incremental Term Loans.

(ii) the amortization schedule applicable to any Incremental Term Loans and the All-In Yield applicable to the Incremental Term Loans of each Class shall be determined by the Borrower Representative and the applicable Additional Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that with respect to any Incremental Term Loans secured on a pari passu basis with the Initial Term Loans made on or prior to the date that is twelve (12) months after the Closing Date, if the

All-In Yield applicable to such Incremental Term Loans shall be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to the Initial Term Loans by more than 50 basis points per annum (the amount of such excess of the All-In Yield applicable to such Incremental Term Loans over the sum of the All-In Yield applicable to the Initial Term Loans plus 50 basis points per annum, the “Yield Differential”) then the interest rate (together with, as provided in the proviso below, the Eurocurrency Rate or Base Rate floor) with respect to the Initial Term Loans shall be increased by the applicable Yield Differential (this proviso, the “MFN Protection”); provided, further, that, if any Incremental Term Loans include a Eurocurrency Rate or Base Rate floor that is greater than the Eurocurrency Rate or Base Rate floor applicable to any existing Class of Term Loans, such differential between Eurocurrency Rate or Base Rate floors, as applicable, shall be included in the calculation of All-In Yield for purposes of this clause (ii) but only to the extent an increase in the Eurocurrency Rate or Base Rate floor applicable to the existing Term Loans would cause an increase in the interest rate then in effect thereunder, an d in such case the Eurocurrency Rate and Base Rate floors (but not the Applicable Rate) applicable to the existing Term Loans shall be increased to the extent of such differential between Eurocurrency Rate or Base Rate floors as the case may be.

(f) Incremental Amendment. Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers or such other Loan Party organized under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof, that may be designated as a borrower in respect thereof (if any), each Incremental Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Section 2.12. The Borrowers may use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans, unless it so agrees.

(g) This Section 2.12 shall supersede any provisions in Section 2.11 or 10.01 to the contrary.

Section 2.13 Refinancing Amendments.

(a) On one or more occasions after the Closing Date, the Borrowers may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of any Term Loans pursuant to a Refinancing Amendment in accordance with this Section 2.13 (each, an “Additional Refinancing Lender”) (provided that with respect to Refinancing Term Loans, any Affiliated Lender providing any Refinancing Term Loans shall be subject to the same restrictions set forth in Section 10.07(k) as they would otherwise be subject to with respect to any purchase by, or assignment to, such Affiliated Lender of Term Loans), Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Class, as selected by the Borrower Representative in its sole discretion, of Term Loans then outstanding under this Agreement, in the form of Refinancing Commitments pursuant to a Refinancing Amendment. Such Loans pursuant to a Refinancing Amendment shall be funded net of the OID Amount.

(b) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 2.12(d)(i) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(c) Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.13(a) shall be in an aggregate principal amount that is (x) not less than $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(d) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the third paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Section 2.13, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e) This Section 2.13 shall supersede any provision in Section 2.11 or 10.01 to the contrary.

Section 2.14 Extension of Term Loans.

(a) Extension of Term Loans. The Borrower Representative may at any time and from time to time, in its sole discretion, request that all or a portion of the Term Loans of a given Class (or series or tranche thereof) (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.14. In order to establish any Extended Term Loans, the Borrower Representative shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; (ii) the All-In Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the All-In Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Borrower Representative and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier final stated maturity (including Term Loans under the Existing Term Loan Tranche from which they were amended) are repaid in full, unless such optional prepayment is accompanied by at least a pro rata optional prepayment of such other Term Loans; provided, however, that (A) in no event shall the final maturity date of any Extended Term Loans of a given Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any then existing Term Loans hereunder, (B) the Weighted Average Life to Maturity of any Extended Term Loans of a given Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of any Existing Term Loan Tranche, (C) any such Extended Term Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect), (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (E) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than pro rata basis) in any mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Request. Any Extended Term Loans amended pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Term Loan Tranche. Each Extension Series of Extended Term Loans incurred under this Section 2.14 shall be in an aggregate principal amount that is not less than $10,000,000.

(b) Extension Request. The Borrower Representative shall provide the applicable Extension Request at least three (3) Business Days prior to the date on which Lenders under the Existing Term Loan Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.14. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche, which it has elected to request be amended into Extended Term Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche in respect of which applicable Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans requested to be extended pursuant to the Extension Request, Term Loans subject to Extension Elections shall be amended to Extended Term Loans on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans included in each such Extension Election.

(c) Extension Amendment. Extended Term Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower Representative, the Administrative Agent and each Extending Term Lender providing an Extended Term Loan thereunder, which shall be consistent with the provisions set forth in Section 2.14(a) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 2.12(d)(i) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Loan Documents. The Borrower Representative may, at its election, specify as a condition to consummating any Extension Amendment that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower Representative’s sole discretion and as may be waived by the Borrower Representative) of Term Loans of any or all applicable Classes be tendered. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.05 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.05), (iii) modify the prepayments set forth in Section 2.03 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the second paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Section 2.14, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(d) No conversion of Loans pursuant to any Extension in accordance with this Section 2.14 shall constitute a voluntary or mandatory payment or prepayment for purposes under this Agreement.

(e) This Section 2.14 shall supersede any provisions in Section 2.11 or 10.01 to the contrary.

Section 2.15 Collateral Accounts.

(a) Establishment of the Collateral Accounts. On or prior to the Closing Date the Borrowers shall establish, or shall cause Subsidiary Guarantors to establish, one or more Debt Service Reserve Accounts and one or more Disbursement Accounts. On or prior to the date on which any Loan Party Disposes of any Collateral constituting Equity Interests, such Loan Party shall establish one or more Collateral Proceeds Accounts. Notwithstanding any provision of this Section 2.15 to the contrary, assets credited to a Collateral Account may be invested, liquidated and reinvested in cash and Cash Equivalents from time to time at the discretion of the Borrower Representative so long as such assets remain credited to the applicable Collateral Account.

(b) Deposits into the Collateral Accounts.

(i) (A) On the Closing Date, the Borrowers shall (x) deposit (or shall cause to be deposited) cash and Cash Equivalents into one or more Debt Service Reserve Accounts and/or (y) cause one or more DSR L/Cs to be issued for the benefit of the Collateral Agent, such that, after giving effect thereto, the Funded DSR equals the DSRA Amount.

(B) Prior to the Account Termination Date, if as of the last day of any fiscal quarter, the Funded DSR is less than the DSRA Amount, then the Loan Parties shall not be permitted to make any Restricted Payments pursuant to clause (c), (d), (h), (i)(ii) or (i)(iii) of Section 7.06 until such time as the Funded DSR shall equal the DSRA Amount, provided, for the avoidance of doubt, that no Default or Event of Default shall be deemed to have occurred on account of any Funded DSR deficiency described in this clause (B).

(ii) Each Borrower shall, and shall cause each of the Subsidiary Guarantors to, deposit or cause to be deposited directly, all Distributed Cash into one or more deposit accounts or securities accounts (any such account, a “Disbursement Account”) as applicable, in which the Administrative Agent has been granted a Lien and that, in each case, is listed on Schedule 2.15 or has otherwise been disclosed to the Administrative Agent and is subject to a Control Agreement.

(iii) Each Borrower and Guarantor shall deposit all of the proceeds of any Disposition of Equity Interests constituting Collateral into one or more Collateral Proceeds Accounts, in which the Administrative Agent has been granted a Lien and that, in each case, is listed on Schedule 2.15 or has otherwise been disclosed to the Administrative Agent and is subject to a Control Agreement.

(c) Withdrawals from Collateral Accounts; DSR L/C Drawings.

(i) (A) Prior to the Account Termination Date, withdrawals may only be made from the Debt Service Reserve Account (1) to the extent that the Borrowers and Subsidiary Guarantors do not have sufficient funds to pay amounts of scheduled principal or interest on the Term Loans then due, (2) if a DSRA Overfunding Event has occurred, to the extent of excess funds in the Debt Service Reserve Account (without duplication of any such excess amounts applied to reduce Available Draw Amount under any DSR L/C pursuant to Section 2.15(c)(ii)(C)) and (3) to transfer funds to one or more other Debt Service Reserve Accounts.

(B) If at any time the Borrowers fail to make any payment of scheduled principal or interest on the Term Loans as and when the same shall be due (after giving effect to all applicable grace periods), the Collateral Agent may direct the applicable Borrower or Subsidiary Guarantor to withdraw such amount from the Debt Service Reserve Account (and, if amounts on deposit in the Debt Service Reserve Account are insufficient to make such payment, the Collateral Agent may draw on any DSR L/C) and apply such amounts to the payment of such principal or interest, and to the extent such amounts are sufficient to cover the defaulted principal or interest, no Default or Event of Default shall occur or be deemed to have occurred with respect thereto.

(C) Notwithstanding anything to the contrary in this Agreement, the Borrower Representative may from time to time notify the Collateral Agent to reduce (and the Collateral Agent agrees to promptly thereafter so reduce following receipt of a certificate of a Responsible Officer of the Borrower Representative specifying the amount of such reduction), the Available Draw Amount under any DSR L/C on a dollar-for-dollar basis in an amount equal to the amount of cash deposited into the Debt Service Reserve Account (whether directly or indirectly through a Permitted Deduction) provided, that after giving effect to any reduction in the Available Draw Amount of any DSR L/C, Funded DSR shall not be less than the DSRA Amount.

(ii) Amounts may be withdrawn by any Borrower or Subsidiary Guarantor from the Disbursement Accounts to the extent any amounts deposited therein are used to make Permitted Deductions or for other uses permitted by this Agreement. For the avoidance of doubt, the transfer of Excluded Cash to another account of any Borrower or Subsidiary Guarantor shall not be restricted.

(d) Exercise of Remedies. Notwithstanding any provision to the contrary contained in this Section 2.15, during the continuance of an Event of Default and the exercise of control over the Collateral Accounts by the Collateral Agent pursuant to the applicable Control Agreements, the Collateral Agent shall apply amounts on deposit in the Collateral Accounts as provided in Section 8.04.

(e) Account Termination Date. Notwithstanding anything to the contrary in this Agreement, from and after the time that the Borrower Representative notifies the Collateral Agent in writing that the Account Termination Date has occurred: (i) all assets credited to the Debt Service Reserve Accounts shall be released and available to the Borrowers and Subsidiary Guarantors for any use not prohibited by the Loan Documents, and the obligation of the Borrowers to maintain the Debt Service Reserve Accounts shall cease and (ii) any obligation to maintain the DSR L/Cs shall cease, and the Collateral Agent shall promptly take such actions as the Borrower Representative may reasonably request to cause the termination of each DSR L/C then outstanding.

Section 2.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower Representative may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower Representative, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by such Defaulting Lender pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower Representative and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Any and all payments made by or on account of any Borrower or Guarantor under any Loan Document shall be made free and clear of and without deduction or withholding for any and all present or future taxes, duties, deductions, levies, imposts, fees, assessments or withholdings (including backup withholding) or similar charges imposed by any Governmental Authority including any interest, penalties and additions to tax thereto (collectively “Taxes”), except as required by applicable Law. If the applicable Withholding Agent shall be required by any Laws (as determined in the good faith discretion of the applicable Withholding Agent) to deduct or withhold any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (A) to the extent the Tax in question is an Indemnified Tax or an Other Tax (as defined below), the sum payable by such Borrower or Guarantor shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholding of an Indemnified Tax or Other Tax applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions or withholding been made, (B) the applicable Withholding Agent shall make such deductions or withholding, (C) the applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws, and (D) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as practicable thereafter), if such Borrower or Guarantor is the applicable Withholding Agent, shall furnish to the Administrative Agent the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to the Administrative Agent.

(b) The Borrowers agree to timely pay, or at the option of the Administrative Agent timely reimburse it for the payment of, any and all present or future stamp, court or documentary taxes, charges or levies of the same character, imposed by any Governmental Authority, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that (i) result from an Agent or Lender’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment

Taxes”) to the extent such Assignment Taxes result from a connection that the Agent or Lender has with the taxing jurisdiction other than the connection arising out of the Loan Documents or the transactions therein, except for such Assignment Taxes resulting from assignment or participation that is requested or required in writing by the Borrower Representative under Section 3.07 or (ii) are excluded from the definition of Indemnified Taxes under exceptions (a) through (f) thereof (all such non-excluded Taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c) The Borrowers and the Guarantors agree to indemnify each Agent and each Lender for (i) the full amount of any Indemnified Taxes and, without duplication, Other Taxes payable by such Agent or such Lender (including Indemnified Taxes and Other Taxes imposed on or attributable to amounts payable under this Section 3.01) and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith by such Agent or Lender (or by an Agent on behalf of such Lender), accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error.

(d) Each Lender shall, at such times as are reasonably requested by the Borrower Representative or the Administrative Agent, provide the Borrower Representative and the Administrative Agent with any documentation prescribed by applicable Law or reasonably requested by the Borrower Representative or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding any other provision of this clause (d), a Lender shall not be required to deliver any form pursuant to this clause (d) that such Lender is not legally eligible to deliver or any form pursuant to this clause (d) (other than any such documentation set forth in any of Section 3.01(d)(i), Section 3.01(d)(ii) (other than Section 3.01(d)(ii)(E)) and Section 3.01(d)(iii) below) that may subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the foregoing:

(i) Each Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent) two properly completed and duly signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii) Each Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any successor forms), claiming eligibility for the benefits of an income tax treaty to which the United States is a party,

(B) two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (a) a United States Tax Compliance Certificate and (b) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any successor form),

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, W-8IMY, United States Tax Compliance Certificate, Form W-9 and/or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership, and one or more direct or indirect beneficial partners of such Lender are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of each such partner), or

(E) two properly completed and duly signed copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding Tax on any payments to such Lender under the Loan Documents, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent, at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower Representative and the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(d)(iii), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation described in this Section 3.01(d) obsolete or inaccurate in any material respect, deliver promptly to the Borrower Representative and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower Representative or the Administrative Agent) or promptly notify the Borrower Representative and the Administrative Agent in writing of its inability to do so.

(e) If any Borrower is required to pay any Indemnified Taxes, Other Taxes or additional amounts payable pursuant to this Section 3.01 to any Lender, or to any Governmental Authority for the account of any Lender, any such Lender shall, if requested by the Borrower Representative, use its reasonable efforts to change the jurisdiction of its Lending Office (or take any other measures reasonably requested by the Borrower Representative) if such a change or other measures would reduce any such additional amounts (including any such additional amounts that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

(f) If the Administrative Agent (or any sub-agent thereof, if applicable) is not a U.S. Person, the Administrative Agent (and any sub-agent thereof, if applicable) shall deliver to the Borrower Representative on or before the date on which it becomes the Administrative Agent (or sub-agent) under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative) (i) an accurate and complete signed copy of IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent (or sub-agent) for its own account and (ii) an accurate and complete signed copy of IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent (or sub-agent) for the account of others, certifying that it is a “U.S. branch,” and that it is using such form as evidence of its agreement with the Borrower Representative to be treated as a U.S. Person with respect to such payments (and the Borrower Representative and the Administrative Agent (and any sub-agent) agree to so treat the Administrative Agent (and any sub-agent thereof, if applicable) as a U.S. Person with respect to such payments as contemplated by, and in accordance with, Sections 1.1441-1(b)(2)(iv) of the United States Treasury Regulations). If the Administrative Agent (and any sub-agent thereof, if applicable) is a U.S. Person, it shall deliver to the Borrower Representative on or before the date on which it becomes the Administrative Agent (or sub-agent) under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative) an accurate and complete Form W-9 setting forth an exemption from backup withholding. The Administrative Agent shall, whenever a lapse in time or change in circumstances renders any such documentation described in this Section 3.01(f) obsolete or inaccurate in any material respect, deliver promptly to the Borrower Representative updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower Representative) or promptly notify the Borrower Representative in writing of its inability to do so.

(g) If any Lender or Agent receives a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Borrower or Guarantor pursuant to this Section 3.01, it shall promptly remit such refund to such Borrower or Guarantor (but only to the extent of indemnification or additional amounts paid by such Borrower or Guarantor under this Section 3.01 with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund, net of any Taxes payable by any Agent or Lender on such interest); provided that such Borrower or Guarantor, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. This section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes that it deems confidential) to such Borrower or any other person.

(h) For the avoidance of doubt, the term “Law” for purposes of this Section 3.01 includes FATCA.

(i) Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent and the Collateral Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.02 Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower Representative through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, to be determined by the Administrative Agent without reference to the Eurocurrency Rate component of Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist (it being understood that such Lender agrees to so advise the Administrative Agent once the relevant circumstances giving rise to such determination no longer exists). Upon receipt of such notice, (i) the Borrower Representative shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate (it being understood that such Lender agrees to so advise the Administrative Agent once such illegality no longer exists). Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the applicable Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar, or other applicable, market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower Representative and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower Representative may revoke any pending request for a Borrowing of, conversion to or continuation of such Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loans or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes, or any Taxes excluded from the definition of Indemnified Taxes under exceptions (a) through (f) thereof or (ii) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Eurocurrency Rate Loan (or of making or maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. Notwithstanding anything herein to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued; provided, that to the extent any increased costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III after the Closing Date, then such Lender shall be compensated pursuant to this Section 3.04 only if such Lender imposes such charges under other syndicated credit facilities involving similarly situated borrowers that such Lender is a lender under.

(b) If any Lender reasonably determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each applicable Eurocurrency Rate Loan of the Borrowers equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurocurrency Rate Loans of the Borrowers, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower Representative shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower Representative, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

Section 3.05 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan of the Borrowers on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan of the Borrowers on the date or in the amount notified by the Borrower Representative; including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 3.06 Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower Representative setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Borrowers shall not be required to compensate such Lender for any amount incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower Representative of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such one hundred eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrowers under Section 3.04, the Borrowers may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurocurrency Rate Loan, or, if applicable, to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower Representative (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

Section 3.07 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) the Borrowers become obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower Representative may so long as no Event of Default has occurred and is continuing, at its sole cost and expense, on five (5) Business Days’ prior written notice (or such shorter time as the Administrative Agent may agree) to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrowers in such instance) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (iii)) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment of such Lender (in respect of any applicable Facility only in the case of clause (i) or clause (iii)), as the case may be, and repay all Obligations of the Borrowers owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (iii).

(b) Any Lender being replaced pursuant to Section 3.07(a)(x) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower Representative or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrowers owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c) In the event that (i) the Borrower Representative or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, each affected Lender or each affected Lender of a certain Class in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Facility, the Required Class Lenders as applicable) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

Section 3.08 Survival. Each of the obligations of the parties hereto under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO BORROWINGS

Section 4.01 Conditions to Initial Term Borrowing. The obligation of each Lender to fund the Initial Term Borrowing hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower Representative and the Administrative Agent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or “.pdf” copies or other electronic copies (followed promptly by originals if requested by the Administrative Agent) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) a Committed Loan Notice in accordance with the requirements hereof;

(ii) executed counterparts of this Agreement;

(iii) each Collateral Document set forth on Schedule 1.01B as required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party thereto, together with, in each case, solely to the extent required by the Collateral and Guarantee Requirement:

(A) certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock or membership interest powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank (or confirmation in lieu thereof reasonably satisfactory to the Administrative Agent or its counsel that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel);

(B) copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code in all United States jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens created under (1) the Security Agreement on assets of the Borrowers and the Guarantors, covering the Collateral described in the Security Agreement and (2) the Pledge Agreement on assets of the Parent Pledgor, covering the Collateral described in the Pledge Agreement; and

(C) evidence that all other actions, recordings and filings required by the Collateral Documents as of the Closing Date that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (it being understood that the Borrower Representative hereby provides authorization to the Administrative Agent to take such actions or make such recordings and filings that can be taken or made by the Administrative Agent or the Collateral Agent and to the extent agreed to be taken or made by the Administrative Agent or Collateral Agent, such actions, recordings and filings shall be reasonably satisfactory to the Administrative Agent);

(iv) copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties;

(v) such certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action and incumbency certificates evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vi) an opinion from Vinson & Elkins L.L.P., New York counsel to the Loan Parties;

(vii) a solvency certificate from the chief financial officer, chief accounting officer, manager or other officer with equivalent duties of the Borrowers (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit C-2;

(viii) a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower Representative, confirming satisfaction of the conditions set forth in Section 4.01(c), (d) and (e); and

(ix) a Form U-1 Purpose Statement or Form G-3 Purpose Statement, as published by the FRB, duly executed by a Responsible Officer of the Borrower Representative;

provided, however, that, each of the requirements set forth in clause (iii) above, including the delivery of documents and instruments necessary to satisfy the Collateral and Guarantee Requirement (except for (A) the delivery of stock certificates pursuant to clause (c) of the Collateral and Guarantee Requirement (provided that any stock certificate representing any Subject Interests (and the related undated stock powers endorsed in blank) required to be delivered shall only be required to be delivered on the Closing Date to the extent such stock certificate is provided to the Borrowers by the Sellers on or prior to the Closing Date), if any, and (B) the execution and delivery of the Security Agreement, the Pledge Agreement and the filing of financing statements to the extent that a Lien on such Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code) shall not constitute conditions precedent to any Borrowing on the Closing Date after the Borrower Representative’s use of commercially reasonable efforts to provide such items on or prior to the Closing Date without undue burden or expense if the Borrower Representative agrees to deliver, or cause to be delivered, such documents and instruments, or take or cause to be taken such other actions as may be required to perfect such security interests within ninety (90) days after the Closing Date (subject to extensions approved by the Administrative Agent in its reasonable discretion). Upon the Administrative Agent approving such extension, the Administrative Agent will notify the Collateral Agent in writing thereof.

(b) The Closing Fee and all reasonable and documented out-of-pocket expenses pursuant to the Commitment Letter due to the Administrative Agent, the Collateral Agent, the Lead Arrangers and their respective Affiliates required to be paid on the Closing Date and (in the case of expenses) invoiced at least three (3) Business Days before the Closing Date (except as otherwise reasonably agreed by the Investors) shall have been paid from the proceeds of the initial funding under the Facilities.

(c) Prior to or substantially concurrently with the initial Borrowing on the Closing Date, (i) the Equity Contribution shall have been contributed to the Borrowers; (ii) the Acquisition shall have been consummated in all material respects in accordance with the terms of the Acquisition Agreement and (iii) the Acquisition Agreement shall not have been amended or waived in any material respect by the Borrowers or any of their respective Affiliates in a manner materially adverse to the Lenders (in their capacity as such) without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that: (A) any amendment or waiver which results in a reduction in the Purchase Price (as defined in the Acquisition Agreement) shall not be deemed to be materially adverse to the Lenders to the extent such reduction is applied to reduce the Equity Contribution and the amount of the Aggregate Commitments on a pro rata basis; (B) any increase in the Purchase Price shall not be deemed to be materially adverse to the Lenders; (C) any amendment to the definition of “TGE Entities Material Adverse Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the interests of the Lenders; (D) any amendment or waiver of Section 7.2(d) of the Acquisition Agreement shall be deemed to be materially adverse to the interests of the Lenders and (E) any extension of the Outside Date (as defined in the Acquisition Agreement) of the Acquisition Agreement shall not be deemed to be materially adverse to the Lenders if such extended date is on or prior to the End Date (as defined in the Commitment Letter).

(d) The Specified Representations pertaining to the Loan Parties shall be true and correct in all material respects on and as of the Closing Date (or, to the extent qualified by materiality, true and correct in all respects); provided that, to the extent that such representations and warranties specifically refer to an earlier date or period, they shall be true and correct in all material respects as of such earlier date or period (or, to the extent qualified by materiality, true and correct in all respects) for purposes of making or deemed making such Specified Representation on, or as of, the Closing Date; provided, further, that any references to Material Adverse Effect in the Specified Representations shall be deemed to be references to TGE Entities Material Adverse Effect (as defined in the Acquisition Agreement).

(e) The representations and warranties made by the Sellers in the Acquisition Agreement that are material to the interests of the Lenders shall be true and correct in all material respects on the Closing Date, but only to the extent that the Borrowers (or their respective Affiliates) have the right (taking into account any applicable cure provisions) to terminate their (or such Affiliates’) obligations under the Acquisition Agreement, or to decline to consummate the transactions contemplated under the Acquisition Agreement (in accordance with the terms thereof), as a result of a breach of such representations and warranties (collectively, the “Acquisition Agreement Representations”).

(f) The Administrative Agent shall have received the Audited Financial Statements (which shall have been deemed delivered by the filing of annual report 10-K by TGE on February 8, 2019).

(g) The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information about the Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that has been reasonably requested by the Administrative Agent in writing at least ten (10) Business Days prior to the Closing Date. At least three (3) Business Days prior to the Closing Date, if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, then such Borrower shall have delivered to the Administrative Agent a Beneficial Ownership Certification in relation to such Borrower on the form promulgated by the Loan Syndications and Trading Association.

(h) (i) The Debt Service Reserve Account shall have been established and (ii) the Debt Service Reserve Account shall have been funded in amount equal to, when added to the Available Draw Amount of all DSR L/Cs as of the Closing Date, the DSRA Amount in effect as of the Closing Date, or shall be funded substantially concurrently with the funding of the Term Loans, including with the proceeds thereof.

(i) After giving effect to the Transactions and the other transactions contemplated hereby, the Loan Parties shall have outstanding no indebtedness for borrowed money or preferred stock other than the Term Loans.

(j) Since the date of the Acquisition Agreement, there shall not have been or occurred any event, change, fact, development, circumstance, condition or occurrence with respect to the TGE Entities (as defined in the Acquisition Agreement) that has had or would, individually or in the aggregate, reasonably be expected to have a TGE Entities Material Adverse Effect (as defined in the Acquisition Agreement).

Without limiting the generality of the provisions of Section 9.03(d), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of the Borrowers and Subsidiary Guarantors (and, solely to the extent applicable to it, each of the Parent Guarantors and Parent Pledgor) represents and warrants to the Agents and the Lenders at the time of each Borrowing that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clauses (a) (other than with respect to the Borrowers), (b)(i), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law binding on such Person; in each case of this clause (b), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization. No material approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings, recordings and registrations with Governmental Authorities necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) filings, recordings and registrations with Governmental Authorities to the extent required by Regulation T, U or X promulgated by the FRB, (iii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or to be in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iv) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, (ii) the need for filings, recordations and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges, if any, of Equity Interests in Foreign Subsidiaries.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) The forecasts of consolidated balance sheets and consolidated statements of income and cash flow (including the Projections) of the Borrowers and the Subsidiary Guarantors which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that such forecasts are as to future events and not to be viewed as facts, such forecasts are subject to significant uncertainties and contingencies, many of which are beyond the Borrowers’ control, that no assurance can be given that any particular projections will be realized and actual results may vary from such forecasts and that such variations may be material.

(b) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c) As of the Closing Date, none of the Borrowers or Subsidiary Guarantors has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05, (ii) obligations arising under the Loan Documents and (iii) liabilities incurred in the ordinary course of business that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the Borrower Representative’s knowledge, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their respective properties or revenues that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) each Loan Party and its respective assets and operations are and, other than any matters which have been finally resolved without further liability or obligation, within the time period specified by the applicable statute of limitations have been, in compliance with all Environmental Laws, which includes obtaining, maintaining in full force and effect, and complying with all Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties as currently conducted;

(b) no Loan Party is subject to any Environmental Liability and, to the Borrower Representative’s knowledge, there are no circumstances, facts, occurrences or conditions that would reasonably be expected to give rise to any Environmental Liability;

(c) the Loan Parties have not received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws;

(d) none of the Loan Parties or any of their respective Real Property is the subject of any claims, investigations, liens, or judicial or administrative proceedings pending or, to the Borrower Representative’s knowledge, threatened, under any Environmental Law, including with respect to any of the foregoing that could result in the revocation, suspension or adverse modification of any Environmental Permit held by any of the Loan Parties; and

(e) to the Borrowers’ knowledge, there are no facts, circumstances or conditions arising out of or relating to the operations of the Loan Parties or Real Property or facilities owned or leased by any of the Loan Parties, or to the Borrower Representative’s knowledge, Real Property or facilities formerly owned, operated or leased by the Loan Parties that would reasonably be expected to require investigation, remedial activity or corrective action or cleanup or would reasonably be expected to result in the any Loan Party incurring material liability under Environmental Laws.

Section 5.08 Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties have filed all tax returns required to be filed, and have paid all Taxes levied or imposed upon them or their properties that are due and payable, except those which are being contested in good faith by appropriate proceedings for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax deficiency or assessment known to any Loan Party against the Loan Parties known to any Loan Party that would, if made, individually or in the aggregate, have a Material Adverse Effect.

Section 5.09 ERISA Compliance.

(a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan maintained by a Loan Party or ERISA Affiliate is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal or state Laws.

(b) (i) No ERISA Event has occurred during the five (5) year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the preceding clauses of this Section 5.09(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) (i) The Plans of any Loan Party and any ERISA Affiliate are funded to the extent required by the terms of each Plan, if any, and by Law or otherwise to comply with the requirements of any Law applicable in the jurisdiction in which the relevant pension scheme is maintained, and (ii) neither any Loan Party nor any ERISA Affiliate maintains or contributes to a Plan that is, or is expected to be, in at-risk status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), except, with respect to each of the preceding clauses of this Section 5.09(c), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.10 Subsidiaries; Equity Interests. As of the Closing Date, no Loan Party has any material Subsidiaries other than those specifically disclosed in Schedule 5.10, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such material Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party (or a Subsidiary of any Loan Party) in such material Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01. As of the Closing Date, Sections 1(a) and 2(b) of, and Schedule 4 to, the Perfection Certificate (a) set forth the name and jurisdiction of each Loan Party and (b) set forth the ownership interest of each Borrower and each Subsidiary Guarantor in each material wholly owned Subsidiary, including the percentage of such ownership.

Section 5.11 Margin Regulations; Investment Company Act.

(a) No Borrower is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, in either case in violation of Regulation U.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the regulations of the FRB, including Regulation T, U or X.

(c) No Borrower, any Person Controlling such Borrower, or any Subsidiary Guarantor is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.12 Disclosure. As of the Closing Date, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, the Borrowers represent, as of the Closing Date, that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.13 Solvency. On the Closing Date, after giving effect to the Transactions, each of the Borrowers and their respective Subsidiaries, on a consolidated basis, are Solvent.

Section 5.14 OFAC; USA PATRIOT Act; FCPA; Anti-Terrorism Laws.

(a) To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, the International Emergency Economic Powers Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act.

(b) No Loan Party nor, to the knowledge of the Borrower Representative and the other Loan Parties, any director, officer, employee, agent or controlled affiliate of any Loan Party is currently the subject of any Sanctions, nor is any Loan Party located, organized or resident in any country or territory that is the subject of Sanctions.

(c) No part of the proceeds of the Loans will be used, directly or indirectly, by any Borrower (i) in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or (ii) for the purpose of financing any activities or business of or with any Person, or in any country or territory, in violation of any Sanctions to which such Person, country or territory is subject to at the time of such financing.

Section 5.15 Security Documents.

(a) Valid Liens. Each Collateral Document delivered pursuant to Section 4.01 and Sections 6.11 and 6.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 3 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement or the Pledge Agreement, as applicable), the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements, possession or control, in each case subject to no Liens other than Liens permitted under this Agreement.

(b) PTO Filing; Copyright Office Filing. If any Intellectual Property Security Agreement or a short form thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office the Liens created by such Intellectual Property Security Agreement shall, to the extent such filings may perfect such interests, constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents (as defined in the Intellectual Property Security Agreement) or Trademarks (as defined in the Intellectual Property Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Intellectual Property Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted under this Agreement (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to establish a Lien on certain registrations and applications for Patents, Trademarks and Copyrights acquired by the grantors thereof after the Closing Date).

ARTICLE VI

AFFIRMATIVE COVENANTS

Until Payment in Full, from and after the Closing Date, the Borrowers shall (and, solely to the extent applicable to it, each of the Parent Guarantors and Parent Pledgor shall), and the Borrowers shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause the Subsidiary Guarantors to:

Section 6.01 Financial Statements.

(a) Deliver to the Administrative Agent for prompt further distribution to each Lender, within ninety (90) days after the end of each fiscal year (provided that in the event that TGE’s audited financials for such fiscal year are not complete (as determined in good faith by the Borrower Representative) within sixty (60) days after the end of such fiscal year, such ninety (90) day period shall be extended by an additional sixty (60) days), commencing with the fiscal year ending December 31, 2019, a combined balance sheet of the Borrowers and the Subsidiary Guarantors, as at the end of such fiscal year, and the related combined statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form, commencing with the fiscal year ending December 31, 2020, the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not contain any qualifications or exceptions as to the scope of such audit or any “going concern” explanatory paragraph or like qualification (other than resulting from (x) the impending maturity of any Indebtedness or (y) any actual or prospective breach of any financial covenant contained in any Indebtedness); and

(b) Deliver to the Administrative Agent for prompt further distribution to each Lender, within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year, commencing with the fiscal quarter ending June 30, 2019, a combined balance sheet of the Borrowers and the Subsidiary Guarantors as at the end of such fiscal quarter and in comparative format, the prior fiscal year-end and the related combined statements of income or operations for such fiscal quarter and the portion of the fiscal year then ended, setting forth in comparative form, commencing with the quarterly financial statements for the quarter ending June 30, 2020, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, and statements of stockholders’ equity for the current fiscal quarter and combined statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form, commencing with the quarterly financial statements for the quarter ending June 30, 2020, the figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower Representative as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrowers and the Subsidiary Guarantors in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(c) Deliver to the Administrative Agent for prompt further distribution to each Lender, no later than ninety (90) days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2019, a detailed consolidated budget for the next such fiscal year on a quarterly basis (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrowers and Subsidiary Guarantors by furnishing (A) the applicable financial statements of the Borrowers (or any Parent Company of the Borrowers) or (B) the Borrowers’ (or any Parent Company thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to clauses (A) and (B), (i) to the extent such information relates to a parent or parents of the Borrowers, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrowers (or such parents), on the one hand, and the information relating to the Borrowers and Subsidiary Guarantors on a stand-alone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and, except as permitted in Section 6.01(a), shall not contain any qualifications or exceptions as to the scope of such audit or any “going concern” explanatory paragraph or like qualification (other than resulting from (x) the impending maturity of any Indebtedness or (y) any actual or prospective breach of any financial covenant contained in any Indebtedness).

Documents required to be delivered pursuant to this Section 6.01 and Sections 6.02(b) and (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers (or any Parent Company of the Borrowers) posts such documents, or provides a link thereto on the website on the Internet at the Borrower Representative’s website; or (ii) on which such documents are posted on the Borrowers’ behalf on Debtdomain, Roadshow Access (if applicable) or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrowers shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower Representative shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the actual delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower Representative;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which any Loan Party files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that notwithstanding the foregoing, the obligations in this Section 6.02(b) may be satisfied so long as such information is publicly available on the SEC’s EDGAR website;

(c) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities (other than in connection with any board observer rights) of any Loan Party pursuant to the terms of any Junior Financing Documentation, if any, and any Permitted Refinancing thereof, in each case in a principal amount in excess of the Threshold Amount, and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(d) together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) in the case of annual Compliance Certificates only, a report setting forth the legal name and the jurisdiction of formation of each Loan Party and the location of the chief executive office of each Loan Party or confirming that there has been no change in such information since the later of the Closing Date or the delivery of the last annual Compliance Certificate to the Administrative Agent and (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.03(b); and

(e) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debtdomain, Roadshow Access (if applicable) or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers and the Subsidiary Guarantors or their respective securities) (each, a “Public Lender”). At the request of the Lead Arrangers, the Borrowers hereby agree to make all Borrower Materials that the Borrowers intend to be made available to Public Lenders clearly and conspicuously designated as “PUBLIC”. By designating Borrower Materials as “PUBLIC”, the Borrowers authorize such Borrower Materials to be made available to a portion of the Platform designated “Public Investor,” which is intended to contain only information that is publicly available or not material information (though it may be sensitive and proprietary) with respect to the Borrowers and the Subsidiary Guarantors or their respective securities for purposes of United States federal and state securities laws or is of a type that would be publicly available if the Borrowers or the Subsidiary Guarantors were a public reporting company (in each case, as reasonably determined by the Borrower Representative). Notwithstanding the foregoing, the Borrowers shall not be under any obligation to mark any Borrower Materials “PUBLIC”. The Borrowers agree that (i) any Loan Documents, (ii) any financial statements delivered pursuant to Section 6.01 and (iii) any Compliance Certificates delivered pursuant to Section 6.02(a) and (iv) notices delivered pursuant to Section 6.03(a) will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States federal or state securities laws.

The Platform is provided “as is” and “as available.” The Agent-Related Persons do not warrant the adequacy of the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent-Related Person in connection with the Platform.

Section 6.03 Notices. Promptly after a Responsible Officer of any Loan Party has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c) of the filing or commencement of any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Loan Party that would reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document; and

(d) of any action arising under any Environmental Law against or of any non-compliance by any Loan Party with any Environmental Law or Environmental Permit or any liability under any Environmental Law or Environmental Permit that could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of such Loan Party (x) that such notice is being delivered pursuant to Section 6.03(a), (b), (c) or (d) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto.

Section 6.04 Payment of Tax Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, (i) to the extent any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (ii) if such failure to pay or discharge such obligations and liabilities would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05 Preservation of Existence, Etc.(a)

(a) In the case of each Loan Party, preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; and

(b) In the case of each Loan Party, take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (a) (other than with respect to the Borrowers) or (b), (i) to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to a transaction permitted by Article VII.

Section 6.06 Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted.

Section 6.07 Maintenance of Collateral Accounts. Maintain the Collateral Accounts, to the extent required under Section 2.15 or any other applicable provision of any Loan Document.

Section 6.08 Compliance with Laws. In the case of each Loan Party, comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09 Books and Records. In the case of each Loan Party, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the material assets and business of such Loan Party.

Section 6.10 Inspection Rights. In the case of each Loan Party, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower Representative; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year and only one (1) such time shall be at the Borrowers’ expense; provided further that when an Event of Default exists, the Administrative Agent, the Collateral Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower Representative the opportunity to participate in any discussions with the Borrowers’ independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Loan Parties shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 6.11 Additional Borrowers; Additional Collateral.

(i) From time to time one or more additional Persons may become party hereto and to the other Loan Documents as “Borrower” hereunder and under the other Loan Documents to be jointly and severally liable with all other Borrowers for all of the Obligations under this Agreement to the same extent and with the same force and effect as if originally named a “Borrower” hereunder (such Person, an “Additional Borrower”) so long as (a) the Borrower Representative has given the Administrative Agent at least five (5) Business Days’ prior written notice, (b) such Additional Borrower executes and delivers to the Administrative Agent a Borrower Joinder Agreement and a joinder to any Note that is outstanding and (c) such Additional Borrower complies with the requirements of clause (ii) below.

(ii) At the Borrowers’ expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including upon (w) joinder of an Additional Borrower, (x) the formation or disposition of Equity Interests of any Borrower to a new direct Parent Company (such direct Parent Company, an “Additional Parent”) (it being understood that any Parent Company owning solely the general partnership interests of any Borrower shall only be required to become party to the Loan Documents as a Parent Pledgor and not as a Parent Guarantor), (y) the formation or acquisition of any new direct or indirect wholly owned Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by any Borrower or Subsidiary Guarantor or (z) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary:

(A) within sixty (60) days after such joinder, formation, disposition, acquisition, designation or cessation, or such longer period as the Administrative Agent may agree in writing in its discretion (or, with respect to an Additional Borrower or an Additional Parent, at the time such Additional Borrower becomes party hereto as a “Borrower” hereunder or such Additional Parent becomes party hereto as a “Parent Guarantor” or “Parent Pledgor” hereunder, as applicable):

(1) cause each such Additional Borrower, Additional Parent and Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) joinders to this Agreement, the Pledge Agreement (Pledge Agreement Supplements) or Security Agreement (Security Agreement Supplements) (as applicable), Intellectual Property Security Agreements (if applicable), and other security agreements and documents, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreement and Intellectual Property Security Agreements (if applicable) and other security agreements delivered on the Closing Date or within the time period provided for in the proviso to Section 4.01(a)), in each case for the purpose of granting Liens to the extent required by the Collateral and Guarantee Requirement;

(2) cause each such Additional Borrower, Additional Parent and Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement (and the parent of each such Domestic Subsidiary that is a Subsidiary Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes that are required to be pledged pursuant to (and subject to the applicable limitations and exceptions of) the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank, as applicable (provided that any Additional Parent shall pledge any Equity Interests in any Borrower hereunder simultaneously with becoming an Additional Parent hereunder);

(3) take and cause such Additional Borrower, Additional Parent and Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement (and the Parent Company of each such Person to the extent appropriate) to take whatever action (including the filing of UCC financing statements and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(4) cause each such Additional Borrower, Additional Parent and Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to deliver to the Administrative Agent all documentation and other information as it may reasonably request required by the Administrative Agent’s regulatory authorities with respect to such Person under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation;

(B) if reasonably requested by the Administrative Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion) (or, with respect to an Additional Borrower, at the time such Additional Borrower becomes party hereto as a “Borrower” hereunder), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11 as the Administrative Agent may reasonably request;

(C) if reasonably requested by the Administrative Agent or, at the direction of the Administrative Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Loan Party acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (A) or (B).

(iii) For the avoidance of doubt, in the event that (A) a Parent Guarantor or Parent Pledgor Disposes of any Equity Interests of any Borrower to an Additional Parent, if the provisions of this Section 6.11 are satisfied with respect to such Additional Parent, then the security interests granted by such applicable Parent Guarantor or Parent Pledgor in such Disposed Equity Interests to secure the Obligations will be automatically released, and (B) a Parent Guarantor or Parent Pledgor Disposes of all of the Equity Interests of the Borrowers owned by such Parent Guarantor or Parent Pledgor to one or more Additional Parents, if the provisions of this Section 6.11 are satisfied with respect to all such Additional Parents, then such Additional Parents will succeed to, and be substituted for, the applicable Parent Guarantor or Parent Pledgor under this Agreement and the guaranty by such applicable Parent Guarantor of the Obligations and the security interests granted by such applicable Parent Guarantor or Parent Pledgor to secure the Obligations will be automatically released.

Section 6.12 Further Assurances. In the case of each Loan Party, promptly upon reasonable request by the Administrative Agent or the Collateral Agent (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Intercreditor Agreement or any Collateral Document or other document or instrument relating to any Collateral, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of any Intercreditor Agreement or the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement.

Section 6.13 Maintenance of Ratings. In respect of the Borrowers, use commercially reasonable efforts to (i) cause the Initial Term Loans in existence on the Closing Date to be continuously rated (but not any specific rating) by S&P and Moody’s and (ii) maintain a public corporate rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s.

Section 6.14 Accounting Changes. Continue to use the same fiscal year; provided, however, that the Borrowers may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrowers and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 6.15 Use of Proceeds. The proceeds of the Initial Term Loans received on the Closing Date shall be used to fund (a) the Acquisition and transactions related thereto, (b) the Debt Service Reserve Account and provide on-going debt service, and (c) the Transaction Expenses.

Section 6.16 Post-Closing Deliveries. The Loan Parties hereby agree to deliver, or cause to be delivered, to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, the items described on Schedule 6.16 hereof on or before the dates specified with respect to such items, or such later dates as may be agreed to by the Administrative Agent in its sole discretion.

ARTICLE VII

NEGATIVE COVENANTS

Until Payment in Full, from and after the Closing Date:

Section 7.01 Liens. Neither the Borrowers nor the Subsidiary Guarantors shall, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) (i) Liens pursuant to any Loan Document and (ii) Liens securing Indebtedness in respect of Secured Other Hedge Agreements permitted pursuant to Section 7.03(e), the Swap Termination Value with respect to which does not exceed $5,000,000 in the aggregate;

(b) (i) Liens existing on the Closing Date and listed on Schedule 7.01(b), and (ii) any modifications, replacements, renewals, refinancings, or extensions of any of the foregoing; provided that (A) the Lien does not extend to any additional property other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (y) proceeds and products thereof, and (B) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c) Liens for Taxes (i) that are not overdue for a period of more than sixty (60) days or (ii) that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d) statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or like Liens that secure amounts not overdue for a period of more than sixty (60) days, or if more than sixty (60) days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions diligently conducted;

(e) (i) pledges, deposits or Liens in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, liability or casualty insurance to any Borrower or Subsidiary Guarantor;

(f) pledges, deposits or Liens to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory or regulatory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Law) incurred in the ordinary course of business;

(g) Liens (i) securing judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(h) or (ii) securing appeal or other surety bonds related to such judgments;

(h) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrowers and the Subsidiary Guarantors, taken as a whole or (ii) secure any Indebtedness;

(i) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(j) Liens (i) on cash advances or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(k) Liens in favor of any Borrower or Subsidiary Guarantor;

(l) any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by any Borrower or Subsidiary Guarantor in the ordinary course of business;

(m) Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of any Borrower or Subsidiary Guarantor to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such Borrower or Subsidiary Guarantor;

(n) Liens solely on any cash earnest money deposits made by any Borrower or Subsidiary Guarantor in connection with any letter of intent or purchase agreement permitted hereunder;

(o) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(p) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q) Liens with respect to property or assets of any Borrower or Subsidiary Guarantor securing obligations in an aggregate principal amount outstanding at any time not to exceed $10,000,000, in each case determined as of the date of incurrence; provided, that if such Indebtedness is secured by Liens on the Collateral, the representative of the holders of any such Indebtedness (including any Other Debt Representative) becomes party, in the event that it is not already a party, to (i) if such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, the Junior Lien Intercreditor Agreement as a “Senior Representative” (as defined in the Junior Lien Intercreditor Agreement), in the event that a Junior Lien Intercreditor Agreement is in effect at such time, and the First Lien Intercreditor Agreement and (ii) if such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens on the Collateral securing the Obligations, the Junior Lien Intercreditor Agreement as a “Second Priority Representative” (as defined in the Junior Lien Intercreditor Agreement);

(r) Liens with respect to property or assets of any Borrower or Subsidiary Guarantor securing obligations not to exceed an amount equal to the amount of Cash Flow Available for Distribution determined on the date of incurrence to the extent Not Otherwise Applied; provided the Restricted Payment Conditions are satisfied; provided further that (i) no more than 50% of such amount may be secured by the Collateral on a pari passu basis with the Obligations, at the time of incurrence, (ii) such Liens shall not attach to any assets or property of any Borrower or Subsidiary other than the Collateral and (iii) the representative of the holders of any such Indebtedness (including any Other Debt Representative) becomes party, in the event that it is not already a party, to (A) if such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, the Junior Lien Intercreditor Agreement as a “Senior Representative” (as defined in the Junior Lien Intercreditor Agreement), in the event that a Junior Lien Intercreditor Agreement is in effect at such time, and the First Lien Intercreditor Agreement and (B) if such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens on the Collateral securing the Obligations, the Junior Lien Intercreditor Agreement as a “Second Priority Representative” (as defined in the Junior Lien Intercreditor Agreement);

(s) Liens to secure Indebtedness permitted under Section 7.03(p); provided that the representative of the holders of each such Indebtedness becomes party to (i) if such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, the Junior Lien Intercreditor Agreement as a “Senior Representative” (as defined in the Junior Lien Intercreditor Agreement), in the event that a Junior Lien Intercreditor Agreement is in effect at such time, and the First Lien Intercreditor Agreement and (ii) if such Indebtedness is secured by the Collateral on a junior priority basis to the Liens securing the Obligations, the Junior Lien Intercreditor Agreement as a “Junior Lien Representative” (or similar term, in each case, as defined in the Junior Lien Intercreditor Agreement);

(t) Liens on the Collateral securing obligations in respect of (i) Credit Agreement Refinancing Indebtedness constituting Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt (and any Permitted Refinancing of any of the foregoing); provided that the representative of the holders of each such Indebtedness (including any Other Debt Representative) becomes party, in the event that it is not already a party, to (A) if such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, the Junior Lien Intercreditor Agreement as a “Senior Representative” (as defined in the Junior Lien Intercreditor Agreement), in the event that a Junior Lien Intercreditor Agreement is in effect at such time, and a First Lien Intercreditor Agreement and (B) if such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens on the Collateral securing the Obligations, the Junior Lien Intercreditor Agreement as a “Second Priority Representative” (as defined in the Junior Lien Intercreditor Agreement) and (ii) Incremental Facilities;

(u) deposits of cash with the owner or lessor of premises leased and operated by any Borrower or Subsidiary Guarantor to secure the performance of such Borrower’s or Subsidiary Guarantor’s obligations under the terms of the lease for such premises; and

(v) Liens on assets or property contributed to any Borrower or Subsidiary Guarantor in connection with an Excluded Contribution.

Notwithstanding the foregoing, no consensual Liens shall exist on Equity Interests that constitute Collateral other than pursuant to clauses (a), (c), (g), (i), (j)(ii), (q), (r), (s) and (t) above.

For purposes of determining compliance with this Section 7.01, (A) Liens need not be incurred solely by reference to one category of Liens permitted by this Section 7.01 but are permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that such Lien (or any portion thereof) meets the criteria of one or more of the categories of Liens permitted by this Section 7.01, the Borrower Representative shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this provision.

Section 7.02 Investments. Neither the Borrowers nor the Subsidiary Guarantors shall directly or indirectly, make or hold any Investments, except:

(a) Investments in Cash Equivalents;

(b) Investments in any Borrower or Subsidiary Guarantor;

(c) Investments (excluding loans and advances made in lieu of Restricted Payments pursuant to and limited by Section 7.02(j) below) consisting of transactions permitted under Sections 7.01, 7.03 (other than 7.03(c) and (d)), 7.04 (other than 7.04(d) or (e)), 7.05 (other than 7.05(b) and (d)), 7.06 (other than 7.06(e) or (i)(iv)) and 7.10, respectively;

(d) Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 7.02(d), and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Closing Date by any Borrower or Subsidiary Guarantor in any of its Subsidiaries and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;

(e) loans or advances to officers, directors, managers and employees of any Loan Party (or any Parent Company thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of any Parent Guarantor or Parent Pledgor or any Parent Company thereof directly from such issuing entity (provided that the amount of such loans and advances shall be contributed to the applicable Borrower(s) in cash as common equity) and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under clause (iii) above shall not exceed $20,000,000;

(f) Investments in Swap Contracts permitted under Section 7.03;

(g) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(h) the Transactions and Investments made in connection with the Transactions;

(i) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(j) loans and advances to any Borrower and any other Parent Company of such Borrower not to exceed the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments permitted to be made to such Parent Company by Sections 7.06(g), (h) or (i); provided that payments made pursuant to this clause (j) shall reduce the available baskets in Sections 7.06(g), (h) or (i), as applicable;

(k) other Investments, which when combined with the aggregate amount of other Investments outstanding pursuant to this clause (k) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof, but giving effect to any positive return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts), does not exceed at the time when any such new Investment is made, the greater of (i) $45,000,000 and (ii) seventeen and one-half percent (17.5%) of Distributed Cash (after giving effect to such Investments);

(l) Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of any Parent Guarantor (or any Parent Company of such Parent Guarantor);

(m) Investments that are made in (i) an amount equal to the amount of Excluded Contributions previously received and the Borrower Representative elects to apply under this clause (m) or (ii) without duplication with clause (i), an amount equal to the proceeds distributed by the Acquired Business to any Borrower or Subsidiary Guarantor from a Disposition in respect of property or assets acquired by the Acquired Business after the Closing Date by means of an Excluded Contribution, in each case, to the extent Not Otherwise Applied; provided that any such Investment made pursuant to this clause (m) shall not be made with Target Shares (it being understood any investment in Target Shares made with the proceeds of any such Excluded Contribution or distribution from the Acquired Business shall not be prohibited);

(n) Guarantees by any Borrower or Subsidiary Guarantor of obligations that do not constitute Indebtedness entered into in the ordinary course of business;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) earnest money deposits required in connection with any Investment; and

(q) Investments that are made in an amount equal to the amount of Cash Flow Available for Distribution determined on the date of such Investment to the extent Not Otherwise Applied; provided the Restricted Payment Conditions are satisfied; provided further that any such Investment made pursuant to this clause (q) shall not be made with Target Shares (it being understood any investment in Target Shares made with Cash Flow Available for Distribution shall not be prohibited).

Section 7.03 Indebtedness. Neither the Borrowers nor the Subsidiary Guarantors shall directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party under the Loan Documents;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof;

(c) Guarantees by any Borrower or Subsidiary Guarantor in respect of Indebtedness of any Borrower or Subsidiary Guarantor otherwise permitted hereunder; provided that if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d) Indebtedness of any Borrower or Subsidiary Guarantor owing to any Borrower or Subsidiary Guarantor (or issued or transferred to any Parent Company of a Loan Party which is substantially contemporaneously transferred to a Loan Party);

(e) Indebtedness in respect of Swap Contracts designed to hedge against any Borrower’s or Subsidiary Guarantor’s exposure to interest rates, foreign exchange rates or other commodity pricing risks incurred in the ordinary course of business and not for speculative purposes;

(f) Indebtedness representing deferred compensation to employees of any Borrower (or any Parent Company thereof) or any of its Subsidiaries incurred in the ordinary course of business;

(g) Indebtedness consisting of promissory notes issued by any Borrower or Subsidiary Guarantor to current or former officers, managers, consultants, directors and employees of any Borrower (or any Parent Company thereof) or any of its Subsidiaries, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of any Borrower or any Parent Company of such Borrower or any Subsidiary permitted by Section 7.06;

(h) Indebtedness incurred by any Borrower or Subsidiary Guarantor in connection with the Transactions or an Investment expressly permitted hereunder or any Disposition, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments;

(i) Indebtedness consisting of obligations of any Borrower or Subsidiary Guarantor under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Investments expressly permitted hereunder;

(j) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(k) (i) Indebtedness of any Borrower or Subsidiary Guarantor, in an aggregate principal amount at any time outstanding that at the time of, and after giving effect to, the incurrence thereof, would not exceed $10,000,000 at such time, plus (ii) additional Indebtedness of any Borrower or Subsidiary Guarantor in an aggregate outstanding principal amount not greater than one hundred percent (100.0%) of the net cash and Cash Equivalent proceeds received by any Borrower up to such time from (x) the issuance or sale of its Qualified Equity Interests and/or (y) a contribution to its common equity with the net cash and Cash Equivalent proceeds from the issuance and sale by any Borrower (or any Parent Company of such Borrower) of its Qualified Equity Interests or a contribution to its common equity (in each case of (x) and (y), other than proceeds from the sale of Equity Interests to, or contributions from, any Borrower or Subsidiary Guarantor and other than the proceeds of any Designated Equity Contribution), to the extent that such net cash and Cash Equivalent proceeds are Not Otherwise Applied; provided that, under Section 7.03(k)(ii), (i) the representative of the holders of each such Indebtedness becomes party, in the event that it is not already a party, to (A) if such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, the Junior Lien Intercreditor Agreement as a “Senior Representative” (as defined in the Junior Lien Intercreditor Agreement), in the event that a Junior Lien Intercreditor Agreement is in effect at such time, and a First Lien Intercreditor Agreement and (B) if such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens on the Collateral securing the Obligations, the Junior Lien Intercreditor Agreement as a “Second Priority Representative” (as defined in the Junior Lien Intercreditor Agreement), (ii) Liens securing such Indebtedness shall not attach to any assets or property of any Borrower or Subsidiary other than the Collateral, (iii) in the case of such Indebtedness secured on a pari passu basis with the Obligations, such Indebtedness shall have a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Facilities (without giving effect to any prior payments that would otherwise modify such Weighted Average Life to Maturity), (iv) in the case of such Indebtedness secured on a pari passu basis with the Obligations, such Indebtedness shall have a maturity date that is after the Latest Maturity Date at the time such Indebtedness is incurred and (v) with respect to any such Indebtedness in the form of syndicated term loans that is secured on a pari passu basis with the Obligations, such Indebtedness shall be subject to the MFN Protection as if such Indebtedness were an Incremental Term Loan;

(l) Indebtedness of any Borrower or Subsidiary Guarantor, in an aggregate principal amount at any time outstanding not to exceed an amount equal the amount of Cash Flow Available for Distribution determined on the date of incurrence to the extent Not Otherwise Applied; provided the Restricted Payment Conditions are satisfied; provided further that (i) the representative of the holders of each such Indebtedness becomes party, in the event that it is not already a party, to (A) if such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, the Junior Lien Intercreditor Agreement as a “Senior Representative” (as defined in the Junior Lien Intercreditor Agreement), in the event that a Junior Lien Intercreditor Agreement is in effect at such time, and a First Lien Intercreditor Agreement and (B) if such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens on the Collateral securing the Obligations, the Junior Lien Intercreditor Agreement as a “Second Priority Representative” (as defined in the Junior Lien Intercreditor Agreement), (ii) Liens securing such Indebtedness shall not attach to any assets or property of any Borrower or Subsidiary other than the Collateral, (iii) in the case of such Indebtedness secured on a pari passu basis with the Obligations, such Indebtedness shall have a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Facilities (without giving effect to any prior payments that would otherwise modify such Weighted Average Life to Maturity), (iv) in the case of such Indebtedness secured on a pari passu basis with the Obligations, such Indebtedness shall have a maturity date that is after the Latest Maturity Date at the time such Indebtedness is incurred and (v) with respect to any such Indebtedness in the form of syndicated term loans that is secured on a pari passu basis with the Obligations, such Indebtedness shall be subject to the MFN Protection as if such Indebtedness were an Incremental Term Loan;

(m) Indebtedness consisting of the financing of insurance premiums;

(n) Indebtedness incurred by any Borrower or Subsidiary Guarantor in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business; provided that any reimbursement obligations in respect thereof are reimbursed within thirty (30) days following the incurrence thereof;

(o) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by any Borrower or Subsidiary Guarantor or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(p) Indebtedness of any Borrower or Subsidiary Guarantor in respect of one or more series of senior secured loans or notes (whether issued in a public offering, under Rule 144A of the Securities Act or in another private placement or otherwise) (and including any bridge financings in lieu of such notes), junior secured or unsecured “mezzanine” loans or notes or senior unsecured or subordinated loans or notes, in each case, pursuant to an indenture, interim agreement, loan agreement, note purchase agreement or otherwise and any extensions, renewals, refinancings and replacements thereof, including in the case of any such notes, any Registered Equivalent Notes (the “Incremental Equivalent Debt”); provided that (i)(x) if the proceeds of such Indebtedness are being used to finance an acquisition, Investment, or irrevocable repayment, repurchase or redemption, no Event of Default under Sections 8.01(a) or (f) with respect to any Borrower shall have occurred and be continuing or would exist after giving effect to such Indebtedness, or (y) if otherwise, no Event of Default shall have occurred and be continuing or would exist after giving effect to such Indebtedness, (ii) any such Incremental Equivalent Debt that is secured shall not be secured by any property or assets of any Borrower or Subsidiary Guarantor other than the Collateral, (iii) in the case of Incremental Equivalent Debt secured on a pari passu basis with the Facilities (“Incremental Equivalent First Lien Debt”), such Incremental Equivalent First Lien Debt shall have a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Facilities (without giving effect to any prior payments that would otherwise modify such Weighted Average Life to Maturity), and, in the case of Incremental Equivalent Debt that is secured on a junior lien basis with the Facilities or is unsecured (“Incremental Equivalent Junior Lien Debt”), such Incremental Equivalent Junior Lien Debt shall not be subject to scheduled amortization prior to the Latest Maturity Date at the time such Indebtedness is incurred; and, no Incremental Equivalent Debt shall be subject to mandatory redemption, repurchase or prepayment provisions (except customary asset sale, equity sweep, event of loss, change of control or event of default and similar provisions and, in the case of loans, excess cash flow sweeps) that could result in redemption, repurchase or prepayment prior to the Latest Maturity Date at the time such Indebtedness is incurred; provided that the foregoing requirements of this clause (iii) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (iii) and such conversion or exchange is subject only to conditions customary for similar conversions or exchange, (iv) in the case of Incremental Equivalent First Lien Debt, such Incremental Equivalent First Lien Debt shall have a maturity date that is after the Latest Maturity Date at the time such Indebtedness is incurred, and in the case of Incremental Equivalent Junior Lien Debt, such Incremental Equivalent Junior Lien Debt shall have a maturity date that is at least ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred; provided that the foregoing requirements of this clause (iv) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (iv) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges, (v) in the case of Incremental Equivalent First Lien Debt in the form of syndicated term loans, such Incremental Equivalent First Lien Debt shall be subject to the MFN Protection as if such Indebtedness were an Incremental Term Loan, (vi) the aggregate outstanding principal amount of all Incremental Equivalent Debt incurred in accordance with this Section 7.03(p), together with the aggregate principal amount of all Incremental Commitments and Incremental Term Loans shall not exceed the Incremental

Availability Amount, (vii) the incurrence of any Incremental Equivalent Debt shall be in compliance with Regulation T, U and X promulgated by the FRB, (viii) the security agreements, if applicable, relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (ix) such Indebtedness is not guaranteed other than by the Loan Parties, (x) if such Incremental Equivalent Debt is secured, the Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the First Lien Intercreditor Agreement and/or Junior Lien Intercreditor Agreement, as applicable, and (xi) subject to clauses (iii), (iv) and (v) above, the amortization, pricing, rate floors, discounts, fees, premiums and optional prepayment and redemption provisions applicable to such Incremental Equivalent Debt shall be determined by the Borrower Representative and the holders of such Incremental Equivalent Debt;

(q) Indebtedness supported by a letter of credit with respect to which any Borrower or Subsidiary Guarantor has any reimbursement obligations, so long as such reimbursement obligations constitute Indebtedness permitted pursuant to any other clause of this Section 7.03;

(r) Credit Agreement Refinancing Indebtedness; and

(s) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (r) above.

Notwithstanding the foregoing, no Borrower shall permit any of its Subsidiaries (other than a Loan Party or Excluded Subsidiary pursuant to clause (a) or (c) of the definition thereof) to, directly or indirectly, create, incur, assume, or suffer to exist any Indebtedness; provided, that with respect to any such Indebtedness of an Immaterial Subsidiary, such Indebtedness shall only be permitted if such Indebtedness is intended to promptly be transferred (by operation of law or otherwise) to a Loan Party or an Excluded Subsidiary pursuant to clause (a) of the definition thereof.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (s) above, the Borrower Representative shall, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such item of Indebtedness or any portion thereof in a manner that complies with this Section 7.03 and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses.

Section 7.04 Fundamental Changes. Neither the Borrowers nor Subsidiary Guarantors shall merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Subsidiary Guarantor may merge, amalgamate or consolidate with (i) any Borrower (including a merger, the purpose of which is to reorganize such Borrower into a new jurisdiction); provided that such Borrower shall be the continuing or surviving Person and such merger does not result in such Borrower ceasing to be a corporation, limited liability company or limited partnership organized under the Laws of the United States, any state thereof or the District of Columbia or (ii) one or more other Subsidiaries; provided that a Loan Party shall be the continuing or surviving Person;

(b) any Borrower or Subsidiary Guarantor may change its legal form (x) if the Borrower Representative determines in good faith that such action is in the best interest of the Borrowers and the Subsidiary Guarantors and if not materially disadvantageous to the Lenders and (y) any assets not otherwise disposed of or transferred in accordance with Sections 7.02 (other than Section 7.02(e)) or Section 7.05 shall be transferred to another Loan Party after giving effect to such liquidation or dissolution (it being understood that in the case of any change in legal form, such Borrower or Subsidiary Guarantor will remain a Borrower or Subsidiary Guarantor unless, in the case of a Subsidiary Guarantor, such Subsidiary Guarantor is otherwise permitted to cease being a Subsidiary Guarantor hereunder);

(c) any Subsidiary Guarantor may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or to another Subsidiary Guarantor; provided that, after giving effect to any such Disposition, any asset constituting Collateral immediately prior to such Disposition remains Collateral immediately after giving effect to such Disposition; and

(d) so long as no Event of Default exists or would immediately result therefrom, any Borrower may merge or consolidate with any other Person; provided that (i) such Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not such Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of such Borrower under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guaranty shall apply to the Successor Company’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (E) the Borrower Representative shall have delivered to the Administrative Agent an Officers’ Certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document preserves the enforceability of this Agreement, the Guaranty and the Collateral Documents and the perfection of the Liens under the Collateral Documents and (F) the Borrower Representative shall have delivered to the Administrative Agent all documentation and other information as it may reasonably request required by the Administrative Agent’s regulatory authorities with respect to such Person under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, such Borrower under this Agreement;

(e) so long as no Event of Default exists or would immediately result therefrom, any Subsidiary Guarantor may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Subsidiary Guarantor or a Borrower, which together with each of its Subsidiaries, shall have complied with the requirements of Section 6.11 to the extent required pursuant to the Collateral and Guarantee Requirement; provided further that, if a Borrower is a party to such merger, the continuing or surviving Person shall be such Borrower; and

(f) the Borrowers and the Subsidiary Guarantors may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

Section 7.05 Dispositions. None of the Borrowers or Subsidiary Guarantors shall, directly or indirectly, make any Disposition, except:

(a) Dispositions of property (other than Target Shares), whether now owned or hereafter acquired, in the ordinary course of business;

(b) to the extent constituting Dispositions, transactions permitted by Sections 7.01, 7.02 (other than Section 7.02(c)), 7.04 and 7.06;

(c) Dispositions contemplated as of the Closing Date and listed on Schedule 7.05(c);

(d) Dispositions, liquidations or use of Cash Equivalents;

(e) Dispositions of IP Rights that do not materially and adversely interfere with the business of the Borrowers or the Subsidiary Guarantors (or that avoid such interference by granting to the Borrowers or the Subsidiary Guarantors a license or other ownership rights to use such IP Rights);

(f) transfers of property subject to Casualty Events;

(g) Dispositions of property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would immediately result from such Disposition, (ii) with respect to any Disposition pursuant to this clause (g), the applicable Borrower or Subsidiary Guarantor shall receive seventy-five percent (75.0%) of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (g)(ii), any securities received by such Borrower or Subsidiary Guarantor from such transferee that are converted by such Borrower or Subsidiary Guarantor into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred eighty (180) days following the closing of the applicable Disposition shall be deemed to be cash and (iii) at the time of such Disposition, the Borrowers shall be in Pro Forma Compliance with the Financial Covenant (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when the Borrowers are in Pro Forma Compliance with the Financial Covenant);

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, a Subsidiary;

(i) the unwinding of any Swap Contract;

(j) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; (provided that, for the avoidance of doubt, this clause (j) shall not permit Dispositions of Target Shares);

(k) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights;

(l) Dispositions among the Borrowers and Subsidiary Guarantors; provided that, after giving effect to any such Disposition, any asset constituting Collateral immediately prior to such Disposition remains Collateral immediately after giving effect to such Disposition; and

(m) Dispositions of Equity Interests in GP Acquiror to a Post-Closing Purchaser Acquiror.

provided that (i) any Disposition of any property pursuant to Section 7.05(c) or (g) shall be for no less than the Fair Market Value of such property at the time of such Disposition as determined by the Borrower Representative in good faith and (ii) immediately after giving effect to any such Disposition the Borrowers shall be in compliance with Regulations T, U and X promulgated by the FRB. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party or an entity that is required to become a Loan Party under Section 6.11, such Collateral shall be automatically released from the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, is authorized to, and at the request of the Borrower Representative will, take any actions deemed appropriate in order to effect the foregoing.

Section 7.06 Restricted Payments. None of the Borrowers or Subsidiary Guarantors shall declare or make, directly or indirectly, any Restricted Payment, except:

(a) any Subsidiary Guarantor may make Restricted Payments to a Borrower or another Subsidiary Guarantor (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary Guarantor, to any Borrower and any other Subsidiary Guarantor and to each other owner of Equity Interests of such Subsidiary Guarantor based on their relative ownership interests of the relevant class of Equity Interests);

(b) the Borrowers and Subsidiary Guarantors may declare and make Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) Restricted Payments in an amount not to exceed the amount of Cash Flow Available for Distribution determined on the date of such Restricted Payment to the extent Not Otherwise Applied; provided the Restricted Payment Conditions are satisfied at the time such Restricted Payments are made; provided further that there shall not be any Restricted Payment of any Target Shares made pursuant to this Section 7.06(c);

(d) Restricted Payments that are made in (i) an amount equal to the amount of Excluded Contributions previously received and the Borrower Representative elects to apply under this clause (d) or (ii) without duplication with the preceding clause (i), an amount equal to the proceeds distributed by the Acquired Business to any Borrower or Subsidiary Guarantor from a Disposition in respect of property or assets acquired by the Acquired Business after the Closing Date by means of an Excluded Contribution, in each case, to the extent Not Otherwise Applied; provided that there shall not be any Restricted Payment of any Target Shares made pursuant to this Section 7.06(d);

(e) to the extent constituting Restricted Payments, the Borrowers and the Subsidiary Guarantors may enter into and consummate transactions expressly permitted by any provision of Sections 7.02 (other than Sections 7.02(c) and (j)), 7.04 or 7.07 (other than Sections 7.07(d) or 7.07(i));

(f) repurchases of Equity Interests in any Borrower (or any Parent Company thereof) or Subsidiary Guarantor, with respect to which no cash or other consideration is paid by such Borrower or Subsidiary Guarantor, deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g) the Borrowers and Subsidiary Guarantors may pay (or make Restricted Payments to allow any other Parent Company thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of any Borrower (or of any Parent Company thereof) from any future, present or former employee, officer, director, manager or consultant of such Borrower (or any Parent Company of such Borrower) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee, manager or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, manager, director, officer or consultant of a Borrower (or any Parent Company thereof) or any of its Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (g) shall not exceed $15,000,000 in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i) to the extent contributed to any Borrower, the net cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests or Designated Equity Contributions) of any of such Borrower’s Parent Company, in each case to members of management, managers, directors or consultants of such Borrower, any of its Subsidiaries or any of its Parent Company that occurs after the Closing Date, to the extent net cash proceeds from the sale of such Equity Interests have been Not Otherwise Applied; plus

(ii) the net cash proceeds of key man life insurance policies received by any Borrower or Subsidiary Guarantor; less

(iii) the amount of any Restricted Payments previously made with the cash proceeds described in clause (i) and (ii) of this Section 7.06(g);

(h) Restricted Payments in an aggregate amount not to exceed, when combined with prepayment of Indebtedness pursuant to Section 7.10(a)(iii), $10,000,000;

(i) any Borrower may make Restricted Payments to any Parent Company of such Borrower:

(i) to pay its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrowers, the Subsidiary Guarantors and the Acquired Business and Transaction Expenses and any reasonable and customary indemnification claims made by directors, managers or officers of such parent attributable to the ownership or operations of the Borrowers, the Subsidiary Guarantors and the Acquired Business;

(ii) the proceeds of which shall be used by such parent to pay franchise, excise and similar Taxes, and other fees and expenses, required to maintain its (or any of its Parent Companies’) corporate or other legal existence;

(iii) with respect to any taxable period or portion thereof during which a Borrower is a passthrough entity (including a partnership or disregarded entity) for U.S. federal income tax purposes, payments or distributions by any Borrower to any member or partner of such Borrower on or prior to each estimated tax payment date as well as each other applicable due date, in an aggregate amount such that each member or partner (or its direct or indirect members or partners, if applicable) of a Borrower receives, in the aggregate for such period, payments or distributions not to exceed such member or partner’s U.S. federal, state, and/or local income taxes (as applicable) attributable to its direct or indirect ownership of such Borrower and its Subsidiaries with respect to such taxable period (assuming that such member or partner is subject to tax at the highest combined marginal U.S. federal, state, and local income tax rates (including any tax rate imposed on “net investment income” by Section 1411 of the Code) applicable to an individual or, if higher, a corporation, resident in New York City (for the avoidance of doubt, regardless of the actual rate applicable to such member or partner), determined by (A) taking into account (1) the alternative minimum tax, (2) any U.S. federal, state, and/or local (as applicable) loss carryforwards of such member or partner available from losses of such member or partner attributable to its direct or indirect ownership of such Borrower and its Subsidiaries for prior taxable periods to the extent such loss is of a character that would allow such loss to be available to reduce taxes in the current taxable period (taking into account any limitations on the utilization of such loss to reduce such taxes and to the extent such loss had not already been utilized), (3) the character (e.g., long-term or short-term capital gain or ordinary or exempt) of the applicable income, and (4) any adjustment to such member’s or partner’s taxable income attributable to its direct or indirect ownership of such Borrower and its Subsidiaries as a result of any tax examination, audit, or adjustment with respect to any period or portion thereof, and (B) not taking into account (1) the application of Section 199A of the Code, and (2) the deductibility of state and local income taxes for U.S. federal income tax purposes) (any such payments or distributions permitted under clause (ii), above, or this clause (iii), a “Permitted Tax Distribution”);

(iv) to finance any Investment that would be permitted to be made pursuant to Section 7.02 if such parent were subject to such section; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrowers or the Subsidiary Guarantors or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrowers or the Subsidiary Guarantors in order to consummate such Investment (it being understood that such contribution or merger shall not build any other basket hereunder);

(v) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of the Borrowers or any Parent Company of the Borrowers to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrowers, the Subsidiary Guarantors and the Acquired Business; and

(vi) the proceeds of which shall be used by any Parent Company of any Borrower to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by such parent (or any Parent Company thereof) that is directly attributable to the operations of the Borrowers, the Subsidiary Guarantors and the Acquired Business; and

(j) the Borrowers or the Subsidiary Guarantors may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Investment permitted under Section 7.02 and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms.

Section 7.07 Transactions with Affiliates. None of the Borrowers or Subsidiary Guarantors shall, directly or indirectly, enter into any transaction of any kind with any Affiliate of any Borrower or Subsidiary Guarantor, whether or not in the ordinary course of business, involving aggregate payments or consideration in excess of $25,000,000, other than (a) loans and other transactions among the Borrowers and the Subsidiary Guarantors, (b) on terms substantially as favorable to the Borrowers or the Subsidiary Guarantors as would be obtainable by the Borrowers or the Subsidiary Guarantors at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the Transactions and the payment of Transaction Expenses as part of or in connection with the Transactions, (d) Restricted Payments permitted under Section 7.06, and Investments permitted under Section 7.02, (e) employment and severance arrangements between the Borrowers and its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business, (f) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrowers and its Subsidiaries (or any Parent Company of any Borrower) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrowers, the Subsidiary Guarantors and the Acquired Business, (g) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.07 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (h) customary payments by the Borrowers or the Subsidiary Guarantors to the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or managers or a majority of the disinterested members of the board of directors or managers of the Borrower Representative, in good faith, (i) payments by any Borrower or Subsidiary Guarantor pursuant to any tax sharing agreements with any Parent Company of such Borrower to the extent attributable to the ownership or operation of any Borrower, any Subsidiary Guarantor and the Acquired Business, (j) a joint venture which would constitute a transaction with an Affiliate solely as a result of any Borrower or Subsidiary Guarantor owning an equity interest or otherwise controlling such joint venture or similar entity and (k) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of any Borrower to any Investor or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of any Borrower, any of its Subsidiaries or any Parent Company thereof.

Section 7.08 Burdensome Agreements. The Borrowers shall not, nor shall the Borrowers permit the Subsidiary Guarantors to, enter into or permit to exist any Contractual Obligation (other than this Agreement, the other Loan Documents, any agreements or documents governing, evidencing and/or securing Credit Agreement Refinancing Indebtedness, Incremental Commitments or Incremental Equivalent Debt and any requirements of Law that are memorialized as Contractual Obligations) that prohibits any Loan Party to create, incur, assume or suffer to exist Liens on the Collateral of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing shall not apply to Contractual Obligations which (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.08) are listed on Schedule 7.08 hereto and (y) to the extent Contractual Obligations permitted by clause (i)(x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Person at the time such Person merges with or into any Borrower or Subsidiary Guarantor, so long as such Contractual Obligations were not entered into solely in contemplation of such Person merging with or into such Borrower or Subsidiary Guarantor, (iii) arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition, (iv) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (v) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (vi) are customary restrictions on asset sale or similar agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (vii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(k) and to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Person incurring or guaranteeing such Indebtedness, (viii) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (ix) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (x) customary restrictions on Liens in Indebtedness permitted hereunder so long as such Indebtedness permits the first-priority Liens of the Secured Parties on the Collateral or (xi) arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit.

Section 7.09 Financial Covenant. The Borrowers will not permit the Debt Service Coverage Ratio to be less than 1.10:1.00 as of the last day of any Test Period (commencing with the Test Period ending June 30, 2019).

Section 7.10 Prepayments, Etc. of Indebtedness.

(a) None of the Borrowers or Subsidiary Guarantors shall, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted) any Indebtedness that is or is required to be subordinated, in right of payment, to the Obligations pursuant to the terms of the Loan Documents (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the Net Proceeds of, or in exchange for, any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing), to the extent not required to prepay any Loans pursuant to Section 2.03(b), (ii) the conversion of any Junior Financing to, or the exchange of any Junior Financing for, Equity Interests (other than Disqualified Equity Interests) of any Borrower or any of its Parent Companies, (iii) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed, when combined with the amount of Restricted Payments pursuant to Section 7.06(h), $10,000,000, (iv) prepayments, redemptions, purchases, defeasances or other payments of, or with respect to, Junior Financings with Cash Flow Available for Distribution determined on the date of such prepayment, redemption, purchase, defeasance or other payment to the extent Not Otherwise Applied; provided the Restricted Payment Conditions are satisfied and (v) prepayments, redemptions, purchases, defeasances, and other payments of Junior Financings in (A) an amount equal to the amount of Excluded Contributions previously received and the Borrower Representative elects to apply under this clause (v) or (B) without duplication with clause (A), an amount equal to the proceeds distributed by the Acquired Business to any Borrower or Subsidiary Guarantor from a Disposition in respect of property or assets acquired by the Acquired Business after the Closing Date by means of an Excluded Contribution, in each case, to the extent Not Otherwise Applied.

(b) None of the Borrowers or Subsidiary Guarantors shall amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation in respect of Junior Financings having an outstanding aggregate principal amount in excess of the Threshold Amount without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.11 Change in Nature of Business. No Borrower or any Guarantor shall directly operate any material business; provided that, for the avoidance of doubt, the following (and activities incidental thereto) shall not constitute the operation of a business and shall in all cases be permitted to the extent not otherwise restricted under the terms of this Agreement: (i) its direct or indirect ownership of Equity Interests to the extent not otherwise prohibited by the Loan Documents, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Parent Company), (iii) the entering into, and performance of its obligations with respect to, the Loan Documents and any other Indebtedness, the consummation of the Transactions and the consummation of any other transaction otherwise permitted by this Article VII, (iv) any public offering by any Borrower or Parent Guarantor of its common stock or, in the case of any Loan Party, any other issuance or sale of its Equity Interests (including, for the avoidance of doubt, performing activities in preparation for and consummating any such offering, issuance or sale, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of its Equity Interests), (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends (including Permitted Tax Distributions), making contributions to the capital of any Loan Party, their respective Subsidiaries or the Acquired Business, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group, including compliance with applicable law and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees, (vii) holding any cash and Cash Equivalents, (viii) holding any other property received by it as a distribution from any of its Subsidiaries or the Acquired Business and making further distributions with such property, (ix) holding any property or assets received by it in connection with an Excluded Contribution, (x) providing indemnification to officers, managers and directors, (xi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable law, (xii) filing tax reports and paying taxes and other customary obligations related thereto in the ordinary course (and contesting any taxes), (xiii) entering into and performance of obligations with respect to contracts and other arrangements in connection with the activities contemplated by this Section 7.11, (xiv) the preparation of reports to Governmental Authorities and to its shareholders, (xv) the consummation of transactions contemplated by the Acquisition Agreement, (xvi) the performance of obligations under and compliance with its organizational documents, any demands or requests from or requirements of a Governmental Authority or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries; and (xvii) any activities incidental to the foregoing or customary for passive holding companies. No Parent Guarantor shall incur any Indebtedness (other than Indebtedness under the Loan Documents) (provided that guarantees of Indebtedness of any Borrower or Subsidiary Guarantor permitted to be incurred by Section 7.03 shall not be restricted), and no Parent Guarantor or Parent Pledgor shall grant or permit to exist any Liens on Equity Interests of the Borrowers other than Liens for the benefit of any Secured Parties, the representatives to any First Lien Intercreditor Agreement and any Junior Lien Intercreditor Agreement and the creditors represented by such representatives and as permitted by the penultimate paragraph of Section 7.01.

Section 7.12 TEP Indebtedness. The Borrowers shall not permit TEP or any of its Subsidiaries to directly or indirectly create, incur or assume any Indebtedness for borrowed money unless immediately after giving effect to the incurrence thereof, the Combined Total Net Leverage Ratio of TEP is no greater than 5.75 to 1.00 (the “TEP Debt Ratio”), determined on a Pro Forma Basis as of the last day of the most recently ended Test Period.

Section 7.13 Covenant Relating to the Acquired Business. None of the Loan Parties shall, to the extent of their respective Company Power, vote their Equity Interests to (a) modify the Organization Documents of the Acquired Business in a manner materially adverse to the interests of the Lenders (in their capacities as lenders), as determined by the Borrower Representative in good faith or (b) enter into or modify any agreement of TGE or any of its Subsidiaries (including any material joint venture thereof) that would restrict the payment of Restricted Payments if such restriction would materially and adversely impair the ability of the Loan Parties to satisfy their payment obligations under the Loan Documents, as determined by the Borrower Representative in good faith.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default. Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a) Non-Payment. Any Borrower or Guarantor fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; provided that, any payment default under this Section 8.01(a) shall be deemed cured to the extent the Debt Service Reserve Account is funded with amounts (or backstopped with a DSR L/C) sufficient to cure such payment default (and in the case of any DSR L/C, the Collateral Agent or Administrative Agent has draw rights thereunder); or

(b) Specific Covenants. Any Borrower or Subsidiary Guarantor or, in the case of Section 7.11 or 7.13, the Parent Guarantors or Parent Pledgor fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) or 6.05(a) or Article VII; provided that a Default as a result of a breach of Section 7.09 is subject to cure pursuant to Section 8.05 and such Default will not become an Event of Default for purposes of exercising remedies under Section 8.02 until such cure is no longer available with respect to such Default; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice thereof by the Administrative Agent to the Borrower Representative; provided that, (i) if such failure does not involve the payment of money to any Person and is not susceptible to cure within such thirty (30) days or (ii) if such Person is proceeding with diligence and good faith to cure such Default and such Default is susceptible to cure and (iii) in the case of each of clauses (i) and (ii), the existence of such failure has not resulted in a Material Adverse Effect, such thirty (30)-day period shall be extended as may be necessary to cure such failure, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original thirty (30)-day period); provided, further, that a failure to perform or observe any such covenant or agreement by a Loan Party that is an Immaterial Subsidiary shall constitute an Event of Default under this clause (c) only to the extent that such breach has resulted in a Material Adverse Effect; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or other Loan Party herein, in any other Loan Document, or in any certificate required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made provided that, if (i) such Loan Party was not aware that such representation or warranty was incorrect at the time such representation or warranty was made, (ii) the fact, event or circumstance resulting in such incorrect representation or warranty is capable of being cured, corrected or otherwise remedied (including through the receipt and application of indemnification proceeds received from the prior owners of any Person comprising the Acquired Business or any Loan Party or any Affiliate thereof), and (iii) such fact, event or circumstance resulting in such incorrect representation or warranty shall have been cured, corrected or otherwise remedied within thirty (30) days (or if such incorrect representation or warranty is not susceptible to cure within thirty (30) days, and such Loan Party is proceeding with diligence and in good faith to cure such default and such default is susceptible to cure, such thirty (30)-day cure period shall be extended as may be necessary to cure such incorrect representation or warranty, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original thirty (30)-day period)) from the date a Responsible Officer of any Loan Party obtains knowledge thereof, such false or incorrect representation or warranty shall not constitute a Default or an Event of Default for purposes of the Loan Documents; provided, further, that any incorrect representation or warranty of or on behalf of a Loan Party that is an Immaterial Subsidiary that otherwise results in an Event of Default under this clause (d) shall constitute an Event of Default under this clause (d) only to the extent that the fact, event or circumstance underlying such incorrect representation or warranty has resulted in a Material Adverse Effect; or

(e) Cross-Default; Cross-Acceleration.

(i) Any Borrower or Subsidiary Guarantor (A) fails to make any payment beyond the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness for borrowed money hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, and, in each case, continues beyond the applicable grace period with respect thereto, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(i)(B) shall not apply to: (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; (2) with respect to Indebtedness consisting of any Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and (3) any event requiring a prepayment or offer to purchase pursuant to customary asset sale or change of control provisions; provided, further, that in the event any incorrect representation or warranty under such Indebtedness made by or on behalf of a Loan Party that is an Immaterial Subsidiary that causes an Event of Default to occur under this clause (e)(i) shall constitute an Event of Default under this clause (e)(i) only to the extent that the fact, event or circumstance underlying such incorrect representation or warranty has resulted in a Material Adverse Effect; or

(ii) any Person comprising the Acquired Business (A) fails to make any principal payment at the final stated maturity thereof beyond the applicable grace period with respect thereto, if any, in respect of any Indebtedness having an aggregate principal amount of not less than the Threshold Amount or (B) fails to observe or perform any agreement or condition relating to any Indebtedness having an aggregate principal amount of not less than the Threshold Amount, or any other event occurs, and, in each case, continues beyond the applicable grace period with respect thereto, the effect of which default or other event is to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed, or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to: (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; (2) with respect to Indebtedness consisting of any Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts; and (3) any event requiring a prepayment or offer to purchase pursuant to customary asset sale or change of control provisions; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Person comprising the Acquired Business institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Person comprising the Acquired Business becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties or any Person comprising the Acquired Business, in each case taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged, stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any material provision of any Loan

Document or the validity or priority of a Lien as required by the Collateral Documents on any Target Shares constituting Collateral or any other material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j) Change of Control. There occurs any Change of Control; or

(k) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or Sections 6.11 or 6.12 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents and the Intercreditor Agreements on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or any loss thereof results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements; or

(l) ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of a Loan Party or any ERISA Affiliate in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect.

Section 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers and the Guarantors; and

(ii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Exclusion of Certain Subsidiaries. (x) In the case of a Loan Party, solely for the purpose of determining whether a Default or Event of Default has occurred under clause (f), (g) or (h) of Section 8.01, any reference in any such clause to any Loan Party shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstances referred to in any such clause and (y) in the case of any Person comprising the Acquired Business, solely for the purpose of determining whether a Default or Event of Default has occurred under clause (e)(ii), (f) or (g) of Section 8.01, any reference in any such clause to such Person shall be deemed to exclude any Subsidiary (other than TGE GP or TGE) that is not a wholly-owned Subsidiary of TGE GP or any Subsidiary that is an Immaterial Subsidiary but in any event shall include REX.

Section 8.04 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts or other distributions received on account of the Obligations, including any proceeds of Collateral, shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, and any fees, premiums and scheduled periodic payments due under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, and any breakage, termination or other payments under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrowers or as otherwise required by Law.

Notwithstanding the foregoing, no amounts received from any Loan Party shall be applied to any Excluded Swap Obligations of such Loan Party.

Section 8.05 Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, if the Borrower Representative determines that an Event of Default under the covenant set forth in Section 7.09 has occurred or may occur, during the period commencing after the beginning of the last fiscal quarter included in such Test Period and ending ten (10) Business Days after the date on which financial statements are required to be delivered hereunder with respect to such fiscal quarter, the Investors may make a Specified Equity Contribution to any Borrower (or any Parent Company thereof, to the extent contributed to a Borrower) (a “Designated Equity Contribution”), and the amount of the net cash proceeds thereof shall, at the request of the Borrower Representative, be deemed to increase the amount set forth in clause (a)(i) of the definition of “Debt Service Coverage Ratio” with respect to such applicable quarter for the purpose of determining compliance with the covenant set forth in Section 7.09 at the end of such quarter and applicable subsequent periods; provided that such net cash proceeds (i) are actually received by such Borrower as cash common equity (including through capital contribution of such net cash proceeds to such Borrower) during the period commencing after the beginning of the last fiscal quarter included in such Test Period by such Borrower and ending ten (10) Business Days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder and (ii) are Not Otherwise Applied. The parties hereby acknowledge that this Section 8.05(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.09 and shall not result in any adjustment to any baskets or other amounts other than the amount set forth in clause (a)(i) of the definition of “Debt Service Coverage Ratio” for the purpose of Section 7.09.

(b) (i) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Designated Equity Contribution is made, (ii) no more than five Designated Equity Contributions may be made in the aggregate during the term of this Agreement, (iii) the amount of any Designated Equity Contribution shall be no more than the amount required to cause the Borrowers to be in Pro Forma Compliance with the Financial Covenant for any applicable period and (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of any Designated Equity Contribution for determining compliance with the Financial Covenant for the fiscal quarter with respect to which such Designated Equity Contribution was made; provided that, to the extent such net cash proceeds are actually applied to prepay Indebtedness, such reduction may be credited in any subsequent fiscal quarter.

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01 Appointment and Authorization of Agents.

(a) Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparts to Secured Loan Document Hedge Agreements and Treasury Services Agreements) hereby irrevocably appoints, designates and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent and the Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent or the Collateral Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

(c) Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparts to Secured Loan Document Hedge Agreements and Treasury Services Agreements) hereby (i) acknowledges that it has received a copy of the Intercreditor Agreements, (ii) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements to the extent then in effect, and (iii) authorizes and instructs the Collateral Agent to enter into each Intercreditor Agreement as Collateral Agent and on behalf of such Lender.

(d) Except as provided in Sections 9.09 and 9.11, the provisions of this Article IX are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and neither the Borrowers nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Section 9.02 Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may execute any of its respective duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Agent-Related Persons of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent or Collateral Agent. The Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of bad faith, gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

Section 9.03 Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), (b) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity, (c) be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein, other than that the Administrative Agent shall confirm receipt of items expressly required to be delivered to the Administrative Agent or (d) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, the existence, value or collectability of the Collateral, any failure to monitor or maintain any part of the Collateral, any loss or diminution in the value of the Collateral, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. Notwithstanding the foregoing, neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Collateral Agent (as applicable) is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent or Collateral Agent (as applicable) shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or Collateral Agent (as applicable) to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

Section 9.04 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice, direction or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower Representative referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken or not taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each of the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties and without limiting their obligation to do so. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation or removal of the Administrative Agent or the Collateral Agent, as the case may be.

Section 9.08 Agents in Their Individual Capacities. Credit Suisse AG and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrowers and their respective Affiliates as though Credit Suisse AG were not the Administrative Agent or Collateral Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Credit Suisse AG or its Affiliates may receive information regarding the Borrowers or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such Borrower or such Affiliate) and acknowledge that neither the Administrative Agent nor the Collateral Agent shall be under any obligation to provide such information to them. With respect to its Loans (if any), Credit Suisse AG and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Collateral Agent and the terms “Lender” and “Lenders” include Credit Suisse AG in its individual capacity. Any successor to Credit Suisse AG as the Administrative Agent or as the Collateral Agent shall also have the rights attributed to Credit Suisse AG under this Section 9.08.

Section 9.09 Successor Agents. Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable, upon thirty (30) days’ notice to the Lenders, the Borrowers and each other Agent and if either the Administrative Agent or the Collateral Agent is a Defaulting Lender, the Borrower Representative may remove such Defaulting Lender from such role upon ten (10) days’ notice to the Administrative Agent or Collateral Agent, as applicable, the Lenders and each other Agent. If the Administrative Agent or the Collateral Agent resigns or is removed by the Borrower Representative, the Required Lenders shall appoint a successor agent, which successor agent shall (a) in the case of the Administrative Agent, be selected from among the Lenders and (b) be consented to by the Borrower Representative at all times other than during the existence of Payment or Bankruptcy Default (which consent of the Borrower Representative shall not be unreasonably withheld or delayed); provided that in no event shall any such successor Administrative Agent or Collateral Agent be a Defaulting Lender or a Disqualified Lender. If no successor agent is appointed prior to the effective date of the resignation or removal of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, in the case of a resignation, and the Borrower Representative, in the case of a removal may appoint, after consulting with the Lenders and the Borrower Representative (in the case of a resignation), a successor agent which, in the case of the Administrative Agent, shall be from among the Lenders (subject to the proviso at the end of the immediately preceding sentence). Upon the acceptance of its appointment as successor agent, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent under the Loan Documents and the term “Administrative Agent” or “Collateral Agent” shall mean such successor administrative agent or collateral agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s or the Collateral Agent’s resignation or removal in accordance herewith as the Administrative Agent or the Collateral Agent, the provisions of this Article IX and the provisions of Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent in respect of the Loan Documents. If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or ten (10) days following the Borrower Representative’s notice of removal, the retiring Administrative Agent’s or the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent in accordance herewith by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (x) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (y) otherwise ensure that Section 6.11 is satisfied, the Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent under the Loan Documents, and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent.

Section 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.07, 9.07, 10.04 and 10.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.07, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11 Collateral and Guaranty Matters. Each Lender (including in its capacity as a counterparty to a Secured Loan Document Hedge Agreement or Treasury Services Agreement) and each other Secured Party by its acceptance of the Collateral Documents irrevocably agrees:

(a) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon Payment in Full, (ii) at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, either upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (b) below or to the extent provided in Section 6.11(iii)(A), (v) if the property subject to such lien is owned by a Parent Pledgor, to the extent provided in Section 6.11(iii)(A) or (B), (vi) to the extent (and only for so long as) such property constitutes an “Excluded Asset” or (vii) if the release of such Lien on such property is permitted under the terms of each applicable Collateral Document;

(b) (x) that a Guarantor shall be automatically released from its obligations under the Guaranty (i) in the case of a Subsidiary Guarantor, if such Subsidiary Guarantor is no longer a Subsidiary of a Borrower or becomes an Excluded Subsidiary, (ii) in the case of a Parent Company, to the extent provided in Section 6.11(iii)(B) or (iii) subject to Section 10.01, if such release is approved, authorized or ratified in writing by the Required Lenders; provided that no such release shall occur, in the case of a Subsidiary Guarantor, if such Subsidiary Guarantor continues to be a guarantor in respect of any Junior Financing or any Permitted Refinancing thereof with a principal amount in excess of the Threshold Amount and (y) that a Parent Pledgor shall be automatically released from its obligations under the Pledge Agreement to the extent provided in Section 6.11(iii)(B); and

(c) the Collateral Agent may, without any further consent of any Lender, enter into (or enter into any supplement or amendment thereto, or an amendment and restatement or replacement thereof) (i) a First Lien Intercreditor Agreement with the applicable Other Debt Representatives with respect to Indebtedness permitted under Section 7.03 where such Indebtedness is secured by Liens permitted under Section 7.01 that the Borrower Representative elects to secure on a pari passu basis with the Liens securing the Obligations and/or (ii) a Junior Lien Intercreditor Agreement with the applicable Other Debt Representatives with respect to Indebtedness permitted under Section 7.03 where such Indebtedness is secured by Liens permitted under Section 7.01 that the Borrower Representative elects to secure on a junior basis to the Liens securing the Obligations. The Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower Representative as to whether any such other Liens are permitted. Any First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement (or any supplement or amendment thereto, or amendment and restatement or replacement thereof) entered into by the Collateral Agent in accordance with the terms of this Agreement shall be binding on the Secured Parties.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any

Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will promptly upon the request of the Borrower Representative (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as the Borrower Representative may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of any Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11 (and the Administrative Agent and the Collateral Agent may rely conclusively on a certificate of a Responsible Officer of the Borrower Representative to that effect provided to it by any Loan Party upon its reasonable request without further inquiry). Any execution and delivery of documents pursuant to this Section 9.11 shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Section 9.11 shall require the consent of any holder of obligations under any Secured Hedge Agreement or any Treasury Services Agreements.

Section 9.12 Other Agents; Lead Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “bookrunner”, “lead arranger”, “co-syndication agent” or “co-documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13 Appointment of Supplemental Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b) In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such

Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

Section 9.14 Withholding Tax Indemnity. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within ten (10) days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers pursuant to Section 3.01 and Section 3.04 and without limiting or expanding the obligation of the Borrowers to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.14. The agreements in this Section 9.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

Section 9.15 ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Lead Arrangers and their respective Affiliates, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates that none of the Administrative Agent, the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement (including in connection with the reservation of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders, or by the Administrative Agent with the consent of the Required Lenders, and such Loan Party (with an executed copy thereof promptly delivered to the Administrative Agent if not otherwise a party thereto) and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that any amendment or waiver contemplated in clause (h) below, shall only require the consent of such Loan Party and the Required Facility Lenders under the applicable Facility, as applicable; provided, further, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Sections 2.05 or 2.06 without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iii) of the third proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or change the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan or to whom such fee or other amount is owed; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d) change any provision of Section 8.04 or 10.01 or the definition of “Required Lenders,” “Required Class Lenders,” “Required Facility Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, in each case, without the written consent of each Lender directly and adversely affected thereby;

(e) other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f) other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the aggregate value of the Guarantees provided by the Guarantors, without the written consent of each Lender;

(g) amend, waive or otherwise modify the portion of the definition of “Interest Period” that provides for one (1), two (2), three (3) or six (6) month intervals to automatically allow intervals in excess of six (6) months, without the written consent of each Lender affected thereby; or

(h) amend, waive or otherwise modify any term or provision (including the availability and conditions to funding under Section 2.12 (but not the conditions to implementing Incremental Term Loans pursuant to Section 2.12(d)(iv)) with respect to Incremental Term Loans, under Section 2.13 with respect to Refinancing Term Loans and under Section 2.14 with respect to Extended Term Loans and, in each case, the rate of interest applicable thereto) which directly affects Lenders of one or more Incremental Term Loans, Refinancing Term Loans or Extended Term Loans and does not directly affect Lenders under any other Facility, in each case, without the written consent of the Required Facility Lenders under such applicable Incremental Term Loans, Refinancing Term Loans or Extended Term Loans (and in the case of multiple Facilities which are affected, with respect to any such Facility, such consent shall be effected by the Required Facility Lenders of such Facility); provided, however, that the waivers described in this clause (h) shall not require the consent of any Lenders other than the Required Facility Lenders under such applicable Incremental Term Loans, Refinancing Term Loans or Extended Term Loans, as the case may be; and provided, further, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document and (B) the consent of the Required Class Lenders of any Class of Commitments or Loans shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments or Collateral hereunder in a manner different than such amendment affects other Classes.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary in this Section 10.01, no Lender consent is required in connection with the execution and delivery by the Collateral Agent of any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement or other Intercreditor Agreement or arrangement permitted under this Agreement (or any supplement or amendment thereto, or an amendment and restatement thereof) that is for the purpose of adding (i) the Other Debt Representative with respect to any Indebtedness permitted under Section 7.03 where such Indebtedness is secured by Liens permitted under Section 7.01 that the Borrower Representative elects to secure on a pari passu basis with the Liens securing the Obligations or (ii) the Other Debt Representative with respect to Indebtedness permitted under Section 7.03 where such Indebtedness is secured by Liens permitted under Section 7.01 that the Borrower Representative elects to secure on a junior basis to the Liens securing the Obligations (it being understood that the Borrower Representative may make such other changes to the applicable Intercreditor Agreement (including in connection with any supplement or amendment thereto, or amendment and restatement thereof) as, in the good faith determination of the Borrower Representative, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders (as determined by the Borrower Representative)); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable.

Notwithstanding anything to the contrary in this Section 10.01, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and/or the Collateral Agent (if applicable) and the Borrowers without the need to obtain the consent of any other Lender if such amendment is delivered in order (A) to correct or cure ambiguities, errors, omissions or defects, (B) to effect administrative changes of a technical or immaterial nature, (C) to fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document, (D) to implement the “market flex” provisions set forth in the Fee Letter, (E) add any financial covenant or other terms for the benefit of all Lenders or any Class of Lenders pursuant to the conditions imposed on the incurrence of any Indebtedness set forth elsewhere in this Agreement, (F) to implement amendments permitted by the Intercreditor Agreements, this Agreement or the other Collateral Documents that do not by the terms of the Intercreditor Agreements or other Collateral Documents require lender consent, (G) implement amendments to add another Borrower hereto or (H) to implement amendments in accordance with the definition of Eurocurrency Rate, and, in each case of clauses (A), (B) and (C), such amendment shall become effective without any further action or the consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof. The Collateral Documents and related documents in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent and/ or the Collateral Agent (if applicable) at the request of the Borrower Representative without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to correct or cure ambiguities, omissions, mistakes or defects or (iii) to cause such Collateral Documents or other document to be consistent with this Agreement and the other Loan Documents and, in each case, such amendment shall become effective without any further action or the consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrowers and the Administrative Agent may enter into any Incremental Amendment in accordance with Section 2.12, any Refinancing Amendment in accordance with Section 2.13 and any Extension Amendment in accordance with Section 2.14 and such Incremental Amendments, Refinancing Amendments and Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document. In addition, upon the initial incurrence of any Loans intended to be secured on a basis junior in right of priority to the Obligations or intended to be unsecured pursuant to any Incremental Amendment or Refinancing Amendment, the Borrower Representative, the Administrative Agent and the Collateral Agent may, without the need to obtain consent of any other Lender, make changes to the Loan Documents reasonably satisfactory to the Borrower Representative, the Administrative Agent and the Collateral Agent that are necessary to reflect the junior Lien status or unsecured status of such Loans, including but not limited to (i) entering into the Junior Lien Intercreditor Agreement by the Collateral Agent on behalf of the holders of such junior lien Loans, (ii) including such Loans in the definition of “Latest Maturity Date” or Weighted Average Life to Maturity limitations but only with respect to future Indebtedness secured on a junior lien basis to the Lien securing the Initial Term Loans or unsecured (or not secured by the Collateral) and (iii) amending the Collateral Documents to exclude unsecured Loans from “Obligations” secured thereby.

Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrowers may make one or more loan modification offers to all the Lenders of any Facility that would, if and to the extent accepted by any such Lender, (a) change the Applicable Rate and/or fees payable with respect to the Loans and Commitments under such Facility (in each case solely with respect to the Loans and Commitments of accepting Lenders in respect of which an acceptance is delivered) and (b) treat the Loans and Commitments so modified as a new “Facility” and a new “Class” for all purposes under this Agreement; provided that (i) such loan modification offer is made to each Lender under the applicable Facility on the same terms and subject to the same procedures as are applicable to all other Lenders under such Facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent) and (ii) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent without its prior written consent.

In connection with any such loan modification, the Borrowers and each accepting Lender shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the Borrowers and the Administrative Agent and shall be effective only with respect to the applicable Loans and Commitments of Lenders that shall have accepted the relevant loan modification offer (and only with respect to Loans and Commitments as to which any such Lender has accepted the loan modification offer)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable loan modification (including the addition of such modified Loans and/or Commitments as a “Facility” or a “Class” hereunder). No Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion. Notwithstanding the foregoing, no modification referred to above shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 with respect to the Borrowers and the Guarantors.

Section 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission or electronic mail). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Borrower (or any other Loan Party) or the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02(a) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower Representative and the Administrative Agent or the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(d)), when delivered; provided that notices and other communications to the Administrative Agent and the Collateral Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder. Any notice not given during normal business hours for the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties in the absence of bad faith, gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to the Administrative Agent or Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

(d) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by FpML messaging and Internet or intranet websites pursuant to procedures approved by the Administrative Agent acting reasonably, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by such communication. The Administrative Agent or the Borrower Representative may each, in its discretion, agree to accept notices and other communications to it hereunder by FpML messaging and Internet or intranet websites pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address of notification that such notice or communication is available and identifying the website address therefor.

Section 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04 Attorney Costs and Expenses. Each Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent and the Lead Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs, which shall be limited to one primary counsel for the Administrative Agent, the Collateral Agent and the Lead Arrangers (which shall be Latham & Watkins LLP for any and all of the foregoing in connection with the Transactions and other matters, including primary syndication, to occur on or prior to or otherwise in connection with the Closing Date) and one local counsel for the Administrative Agent, the Collateral Agent and the Lead Arrangers as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole (and solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Indemnitees) and (b) from and after the Closing Date, to pay or reimburse the Administrative Agent, the Collateral Agent, the Lead Arrangers and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), and including all respective Attorney Costs which shall be limited to Attorney Costs of one counsel to the Administrative Agent, the Collateral Agent and the Lead Arrangers (and one local counsel to the Administrative Agent, the Collateral Agent and the Lead Arrangers as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole (and solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Indemnitees)). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments, the repayment of all other Obligations and the resignation or removal of the Administrative Agent and the Collateral Agent. All amounts due under this Section 10.04 shall be paid within thirty (30) days after receipt by the Borrowers of an invoice relating thereto setting forth such expenses in reasonable detail including, if requested by the Borrowers and to the extent reasonably available, backup documentation supporting such reimbursement request; provided that, with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrowers within three (3) Business Days of the Closing Date. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

For the avoidance of doubt, this Section 10.04 shall not apply to Taxes.

Section 10.05 Indemnification by the Borrowers. The Borrowers shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities (including Environmental Liabilities), obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant material jurisdiction for all affected Indemnitees that are similarly situated taken as a whole) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party or by any Borrower or other Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (x) resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Affiliates or Controlling Persons or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) arising from a material breach of any obligations under any Loan Document by such Indemnitee or of any of its Affiliates or Controlling Persons or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) arising from any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, a Lead Arranger or any similar role under any Facility and other than any claims arising out of any act or omission of any Borrower or any of its Affiliates). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Debtdomain, Roadshow Access (if applicable) or other similar information transmission systems in connection with this Agreement or any other Loan Document, except to the extent such damages have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Affiliates or Controlling Persons or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, nor, to the extent permissible under applicable Law, shall (A) any Indemnitee or (B) any Loan Party, Investor, Acquired Business or any of their respective Affiliates or Subsidiaries have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of the preceding clause (B), in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses in each case subject to the indemnification provisions of this Section 10.05); it being agreed that this sentence shall not limit the indemnification obligations of the Borrowers or the Guarantors. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund the amount of any payment to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05.

The agreements in this Section 10.05 shall survive the resignation or removal of the Administrative Agent or Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

Section 10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Bank Funding Rate from time to time in effect, in the applicable currency of such recovery or payment.

Section 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that a Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as permitted by Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”) and (A) in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is an Affiliated Lender, Section 10.07(k), (B) in the case of any Assignee that is a Borrower or any of its Subsidiaries, Section 2.03(a)(iv) or Section 10.07(l), or (C) in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is a Debt Fund Affiliate, Section 10.07(o), (ii) by way of participation in accordance with the provisions of Section 10.07(f), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(h), or (iv) to an SPC in accordance with the provisions of Section 10.07(i) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding anything to the contrary, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender or a Disqualified Lender (so long as the Administrative Agent may make a schedule thereof available to any Lender upon request, in each case, subject to the confidentiality provisions of Section 10.08) (provided that any update to the list of Disqualified Lenders shall not apply retroactively to disqualify any Person that has previously acquired an assignment or participation in any Facility and any failure of the Borrower Representative to respond to any request for consent of assignment shall not cause such Person to cease to constitute a Disqualified Lender), (ii) a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person or (iii) a Borrower or any of its Subsidiaries (except pursuant to Section 2.03(a)(iv) or Section 10.07(l)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(f) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Any assignment or participation of a Loan or Commitment by a Lender without the Borrower Representative’s consent (A) to a Disqualified Lender or (B) to the extent the Borrower Representative’s consent is required under this Section 10.07, to any other Person, shall be null and void, and, in the event of any assignment or participation of any Loan or Commitment by a Lender in breach of the foregoing, the Borrower Representative shall be entitled to seek specific performance to unwind any such assignment or participation in addition to any other remedies available to the Borrower Representative at law or in equity. In addition, the Borrower Representative may (i) terminate any Commitment of such Person and prepay any applicable outstanding Loans at a price equal to the lesser of par and the amount such Person paid to acquire such Loans, without premium, penalty, prepayment fee or breakage, and/or (ii) require such person to assign its rights and obligations to one or more Eligible Assignees at the price indicated above (which assignment shall not be subject to any processing and recordation fee) and if such Person does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such assignment within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Person, then such Person shall be deemed to have executed and delivered such Assignment and Assumption without any action on its part, (b) no such person shall receive any information or reporting provided by the Borrowers, the Administrative Agent, the Collateral Agent or any Lender, (c) for purposes of voting, any Loans or Commitments held by such Person shall be deemed not to be outstanding, and such Person shall have no voting or consent rights with respect to “Required Lender” or class votes or consents, (d) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such Person shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected class (giving effect to clause (c) above) so approves and (e) such Person shall not be entitled to any expense reimbursement or indemnification rights and shall be treated in all other respects as a Defaulting Lender; it being understood and agreed that the foregoing provisions shall only apply to the Person specified in clauses (A) or (B) of the first sentence of this paragraph and not to any assignee of such Person that becomes a Lender so long as such assignee becomes an assignee in accordance with the provisions of this Section 10.07. Nothing in this Agreement shall be deemed to prejudice any right or remedy that the Borrowers may otherwise have at law or equity. Each Lender acknowledges and agrees that the Borrowers and their Subsidiaries will suffer irreparable harm if such Lender breaches any obligation under this Section 10.07. Additionally, each Lender agrees that the Borrower Representative may seek to obtain specific performance or other equitable or injunctive relief to enforce this paragraph against such Lender with respect to such breach without posting a bond or presenting evidence of irreparable harm.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (b) have any liability with respect to any assignment or participation of loans, or disclosure of confidential information, to any Disqualified Lender. Notwithstanding anything to the contrary, nothing in the foregoing shall prejudice any right or remedy that the Borrowers may have at law or in equity against any Lender who enters into an assignment, participation or other transaction (including the disclosure of confidential information) with a Disqualified Lender in contravention of the terms of this Agreement.

(b) (i) Subject to Section 10.07(a) and the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) the Borrower Representative; provided that no consent of the Borrower Representative shall be required for (i) an assignment of all or any portion of the Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower Representative shall be deemed to have consented to any such assignment of any Term Loans unless it shall have objected thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof to a Responsible Officer of the Borrower Representative, (ii) if an Event of Default under Section 8.01(a) or, solely with respect to the Borrowers, Section 8.01(f) has occurred and is continuing or (iii) an assignment of all or a portion of the Loans pursuant to Section 10.07(k) or Section 10.07(l); and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) all or any portion of the Loans pursuant to Section 10.07(k) or Section 10.07(l).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and shall be in increments of $1,000,000 in excess thereof (provided that simultaneous assignments to or from two or more Approved Funds shall be aggregated for purposes of determining compliance with this Section 10.07(b)(ii)(A)), unless each of the Borrower Representative and the Administrative Agent otherwise consents; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(C) other than in the case of assignments pursuant to Section 10.07(l), the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the Assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws) and all applicable tax forms required pursuant to Section 3.01(d).

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Representative and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Sections 10.07(d) and (e), from and after the effective date specified in each Assignment and Assumption, (1) other than in connection with an assignment pursuant to Section 10.07(l), the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(f).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption, each Affiliated Lender Assignment and Assumption delivered to it, and each notice of cancellation of any Loans delivered by the Borrower Representative to the Administrative Agent pursuant to Section 10.07(l) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, any Agent and, with respect to such Lender’s own interest only, any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(d) and Section 2.09 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury Regulations (or any other relevant or successor provisions of the Code or of such Treasury Regulations). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Term Loans or Incremental Term Loans held by Affiliated Lenders. Upon request by the Administrative Agent, the Borrower Representative shall (i) promptly (and in any case, not less than five (5) Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 10.01) provide to the Administrative Agent, a complete list of all Affiliated Lenders holding Term Loans or Incremental Term Loans at such time and (ii) not less than five (5) Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 10.01, provide to the Administrative Agent, a complete list of all Debt Fund Affiliates holding Term Loans or Incremental Term Loans at such time.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, an Administrative Questionnaire completed in respect of the assignee (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent, if required, and, if required, the Borrower Representative to such assignment and any applicable tax forms required pursuant to Section 3.01(d), the Administrative Agent shall promptly (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Any Lender may at any time sell participations to any Person, subject to the proviso in the first paragraph of Section 10.07(a) (each, a “Participant”), in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the second proviso to Section 10.01 that requires the affirmative vote of such Lender, in each case, to the extent the Participant is directly and adversely affected thereby. Subject to Section 10.07(g), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections, including the requirements under Section 3.01(d)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender and Section 3.07 as though it were an Assignee. Each Participant will provide any applicable tax forms required pursuant to Section 3.01(d) solely to the participating Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Loans or its other obligations under any Loan Document) except to the extent that (x) such disclosure is necessary in connection with an audit or other proceeding to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or (y) upon request of the Borrower Representative, to confirm no Participant of Term Loans is a Disqualified Lender. The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent referencing this Section 10.07(g), not to be unreasonably withheld or delayed (for the avoidance of doubt, the Borrower Representative shall have reasonable basis for withholding consent if the participation would result in increased gross-up or indemnification obligations by any Borrower at such time).

(h) Any Lender may, without the consent of the Borrower Representative or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower Representative (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections and it being understood that the documentation required under Section 3.01(d) shall be delivered to the Granting Lender), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement except in the case of Section 3.01 or 3.04, to the extent that the grant to the SPC was made with the prior written consent of the Borrower Representative referencing this Section 10.07(i) (not to be unreasonably withheld or delayed; for the avoidance of doubt, the Borrower Representative shall have reasonable basis for withholding consent if an exercise by SPC immediately after the grant would result in increased gross-up or indemnification obligations by any Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower Representative and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(j) Notwithstanding anything to the contrary contained herein, without the consent of the Borrower Representative or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k) Any Lender may at any time, assign on a non-pro rata basis all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) Dutch auctions open to all Lenders of the applicable Class on a pro rata basis in accordance with procedures analogous to those described in Section 2.03(a)(iv) or (y) open market purchases on a pro rata or non-pro rata basis, in each case subject to the following limitations:

(i) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit I-1 hereto (an “Affiliated Lender Assignment and Assumption”);

(ii) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II, and shall not be permitted to challenge the Administrative Agent’s or any Lender’s attorney-client privilege;

(iii) the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders shall not exceed twenty-five percent (25.0%) of the principal amount of all Term Loans at such time outstanding (measured at the time of purchase) (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio; and

(iv) as a condition to each assignment pursuant to this clause (k), the Administrative Agent shall have been provided an Affiliated Lender Notice in the form of Exhibit I-2 to this Agreement in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Term Loans against the Administrative Agent, in its capacity as such.

Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit I-2.

(l) Any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign on a non-pro rata basis all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Parent Guarantor, a Borrower or any of its Subsidiaries through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.03(a)(iv) or (y) notwithstanding Sections 2.10 and 2.11 or any other provision in this Agreement, open market purchase on a pro rata or non-pro rata basis; provided, that, in connection with assignments pursuant to clauses (x) and (y) above, (i) if a Parent Guarantor is the assignee, upon such assignment, transfer or contribution, such Parent

Guarantor shall automatically be deemed to have contributed the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the applicable Borrower; or (ii) if the assignee is a Borrower or a Subsidiary (including through contribution or transfers set forth in clause (i) above), (a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to such Borrower or Subsidiary shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by such Borrower and (c) such Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

(m) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders,” “Required Class Lenders” or “Required Facility Lenders” to the contrary, for purposes of determining whether the Required Lenders, the Required Class Lenders (in respect of a Class of Term Loans) or the Required Facility Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom unless the action in question affects any Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders, or subject to Section 10.07(n), any plan of reorganization pursuant to the Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:

(A) all Term Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, the Required Class Lenders (in respect of a Class of Term Loans) or the Required Facility Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders; and

(B) all Term Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.

(n) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against any Borrower or other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs;

provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliated Lenders.

(o) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by Debt Fund Affiliates may not account for more than 49.9% (pro rata among such Debt Fund Affiliates) of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.01.

Section 10.08 Confidentiality. Each of the Agents and the Lenders severally (and not jointly) agrees to maintain the confidentiality of the Information and not to disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender or its Affiliates); provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower Representative as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (c) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents; (d) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower Representative as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (e) to any other party to this Agreement; (f) subject to an agreement containing provisions at least as restrictive as those set forth in this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower Representative), to any pledgee referred to in Section 10.07(h), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement (provided that the disclosure of any such Information to any Lenders or Eligible Assignees or Participants shall be made subject to the acknowledgement and acceptance by such Lender, Eligible Assignee or Participant that such Information is being disseminated on a confidential basis) (on substantially the terms set forth in this Section 10.08 or as otherwise reasonably acceptable to the Borrower Representative, including, without limitation, as agreed in any Borrower Materials) in accordance with the standard processes of the Administrative Agent or customary market standards for dissemination of such type of Information; (g) with the written consent of the Borrower Representative; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, the Lead Arrangers, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or any Investor or their respective Affiliates (so long as such source is not known to the Administrative Agent, the Lead Arrangers, such Lender or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party); (i) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (k) in connection with establishing a “due diligence” defense or (l) to the extent such Information is independently developed by the Administrative Agent, the Lead Arrangers, such Lender or any of their respective Affiliates; provided that no disclosure shall be made to any Disqualified Lender. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Borrowings. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to any Borrower or any of its Subsidiaries or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that all information received after the Closing Date from any Borrower or any of its Subsidiaries shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential.

Section 10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrowers, any such notice being waived by the Borrowers (on their own behalf and on behalf of each Guarantor and on behalf of each of their respective Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Collateral Agent to or for the credit or the account of the respective Borrowers and Guarantors and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the

Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower Representative and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have. No amounts set off from a Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

Section 10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by an original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 10.12 Integration; Termination. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provision in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15 GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (A) THE INTERPRETATION OF THE DEFINITION OF “TGE ENTITIES MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE ACQUISITION AGREEMENT), AND (B) THE DETERMINATION OF THE ACCURACY OF ANY ACQUISITION AGREEMENT REPRESENTATIONS AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF THE BORROWERS AND ANY OF THEIR RESPECTIVE AFFILIATES HAVE THE RIGHT TO TERMINATE THEIR OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR THE FAILURE OF SUCH ACQUISITION AGREEMENT REPRESENTATIONS TO BE ACCURATE RESULTS IN A FAILURE OF A CONDITION PRECEDENT TO THE BORROWERS (OR THEIR AFFILIATES’) OBLIGATION TO CONSUMMATE THE ACQUISITION PURSUANT TO THE ACQUISITION AGREEMENT SHALL, IN EACH CASE, BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE GOVERNING LAW OF THE ACQUISITION AGREEMENT.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE SITTING IN THE BOROUGH OF MANHATTAN, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. EACH LOAN PARTY,

EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER OR OTHER ELECTRONIC TRANSMISSION) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE COLLATERAL DOCUMENTS AGAINST ANY COLLATERAL OR ANY OTHER PROPERTY OF ANY LOAN PARTY IN ANY OTHER FORUM IN ANY JURISDICTION IN WHICH COLLATERAL IS LOCATED.

Section 10.16 WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.17 Binding Effect. This Agreement shall become effective when it shall have been executed by the Loan Parties, the Administrative Agent and the Collateral Agent, and the Administrative Agent shall have been notified by each Lender that each Lender has executed it and thereafter this Agreement shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.18 USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and/or the Beneficial Ownership Regulation and the Administrative Agent and the Collateral Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act and/or the Beneficial Ownership Regulation, it is

required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender, the Administrative Agent or the Collateral Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act and/or the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the USA PATRIOT Act and/or the Beneficial Ownership Regulation and is effective as to the Lenders, the Administrative Agent and the Collateral Agent.

Section 10.19 No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties and their respective Affiliates, on the one hand, and the Agents, the Lead Arrangers and the Lenders, on the other hand, and each Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents, the Lead Arrangers (and their respective Affiliates) and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Loan Party or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents, the Lead Arrangers (or their respective Affiliates) or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Agents, the Lead Arrangers (or their respective Affiliates) or the Lenders has any obligation to any Loan Party or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents, the Lead Arrangers (and their respective Affiliates) and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of any Loan Party and its respective Affiliates, and none of the Agents, the Lead Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents, the Lead Arrangers (and their respective Affiliates) and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Lead Arrangers (and their respective Affiliates) and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.

(b) Each Loan Party acknowledges and agrees that each Lender, the Lead Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any Loan Party, any Investor, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Lead Arranger or Affiliate thereof were not a Lender, a Lead Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender, Lead Arranger, any Loan Party, any Investor or any Affiliate of the foregoing. Each Lender, Lead Arranger and any Affiliate thereof may accept fees and other consideration from any Loan Party, any Investor or any Affiliate thereof for services in connection with this Agreement, the Facilities or otherwise without having to account for the same to any other Lender, Lead Arranger, any Loan Party, any Investor or any Affiliate of the foregoing. Some or all of the Lenders and the Lead Arrangers may have directly or indirectly acquired certain equity interests (including warrants) in a Loan Party, an Investor or an Affiliate thereof or may have directly or indirectly extended credit on a subordinated basis to a Loan Party, an Investor or an Affiliate thereof. Each party hereto, on its behalf and on behalf of its Affiliates, acknowledges and waives the potential conflict of interest resulting from any such Lender, Lead Arranger or an Affiliate thereof holding disproportionate interests in the extensions of credit under the Facilities or otherwise acting as arranger or agent thereunder and such Lender, Lead Arranger or any Affiliate thereof directly or indirectly holding equity interests in or subordinated debt issued by a Loan Party, an Investor or an Affiliate thereof.

Section 10.20 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.21 Effect of Certain Inaccuracies. In the event that any financial statement or Compliance Certificate previously delivered pursuant to Section 6.02(a) was inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower Representative shall as soon as practicable deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined based on the corrected Compliance Certificate for such Applicable Period, and (iii) the Borrowers shall within fifteen (15) days after the delivery of the corrected financial statements and Compliance Certificate pay to the Administrative Agent the accrued additional interest or fees owing as a result of such increased Applicable Rate for such Applicable Period. This Section 10.21 shall not limit the rights of the Administrative Agent or the Lenders with respect to Sections 2.06(b) and 8.01.

Section 10.22 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures any Lender could purchase the specified currency with such other currency at such Lender’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrowers in respect of any sum due to any Lender hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in such other currency such Lender may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to such Lender in the specified currency, such Lender agrees to remit such excess to such Borrower.

Section 10.23 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto to any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

PRAIRIE ECI ACQUIROR LP,
as Borrower

By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Sean Klimczak
Name: Sean Klimczak
Title: Senior Managing Director

PRAIRIE VCOC ACQUIROR LP,
as Borrower

By BIP Holdings Manager L.L.C., its general partner

By:	/s/ Sean Klimczak
Name: Sean Klimczak
Title: Senior Managing Director

PRAIRIE NON-ECI ACQUIROR LP,
as Borrower

By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Sean Klimczak
Name: Sean Klimczak
Title: Senior Managing Director

[Credit Agreement Signature Page]

GUARANTORS:

PRAIRIE GP ACQUIROR LLC,
as Subsidiary Guarantor

By: Prairie Non-ECI Acquiror LP, its sole member

By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Sean Klimczak
Name: Sean Klimczak
Title: Senior Managing Director

PRAIRIE ECI ACQUIROR HOLDCO LP,
as Parent Guarantor

By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Sean Klimczak
Name: Sean Klimczak
Title: Senior Managing Director

PRAIRIE VCOC ACQUIROR HOLDCO LP,
as Parent Guarantor

By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Sean Klimczak
Name: Sean Klimczak
Title: Senior Managing Director

PRAIRIE NON-ECI ACQUIROR HOLDCO LP,
as Parent Guarantor

By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Sean Klimczak
Name: Sean Klimczak
Title: Senior Managing Director

[Credit Agreement Signature Page]

PARENT PLEDGOR:

BIP HOLDINGS MANAGER L.L.C.,
as Parent Pledgor

By:	/s/ Sean Klimczak
Name: Sean Klimczak
Title: Senior Managing Director

[Credit Agreement Signature Page]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent, Collateral Agent and a Lender

By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Authorized Signatory

By:	/s/ Brady Bingham
Name: Brady Bingham
Title: Authorized Signatory

[Credit Agreement Signature Page]

MIRAE ASSET DAEWOO CO., LTD.,
as a Lender

By:	/s/ Ungkee Cho
Name: Ungkee Cho
Title: Chief Executive Officer/Vice Chairman

[Credit Agreement Signature Page]